As filed with the Securities and Exchange Commission on February 12, 2015

Registration No. 333- 200569

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)

Wyoming

(State or other jurisdiction of incorporation or organization)

6162

(Primary Standard Industrial Classification Code Number)

83-0219465

(I.R.S. Employer Identification Number)

1000 5th Street, Suite 200,

Miami Beach, Florida 33139

(305) 704-3294

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Jon S. Cummings, IV, Chief Executive Officer

1000 5th Street, Suite 200,

 Miami Beach, Florida 33139

(305) 704-3294

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Dale S. Bergman, Esq.

Gutierrez Bergman Boulris, PLLC

100 Almeria Avenue Suite 340

Coral Gables, FL 33134

Phone: 305-358-5100

Fax: 888-281-1829

As soon as practicable after this Registration Statement becomes effective

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount of shares to be Registered		Proposed Maximum Offering Price Per Share(1)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	250,000,000	(1)(2)	$0.10	(3)	$25,000,000	$2,905 (3)

(1)

Represents directly offered shares at a fixed offering price of $0.10 per share.

(2)

The number of common stock registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act.

(3)

All of which has heretofore been paid.

_________________________________________

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED - February 12, 2015

OMEGA COMMERCIAL FINANCE CORP.

250,000,000 Shares of Common Stock

Omega Commercial Finance Corp. (“Omega,” “our,” “our Company,” “us,” “we,” or the “Company”),  is offering directly up to  250,000,000 shares of our common stock (“common stock” or “Shares”) at a fixed price of $0.10 per Share (the “Offering”).  The Offering is being conducted on a “self-underwritten” basis, which means our executive officers and directors will attempt to sell the Shares.  There is no minimum number of Shares required to be purchased. We have made no arrangements to place subscription funds in an escrow, trust or similar account which means that funds from the sale of the Shares will be immediately available to us for use in our operations. Subscriptions, once received and accepted, are irrevocable. The Shares will be offered at a price of $0.10 per Share for a period of six (6) months from the date of this prospectus unless extended by our Board of Directors for a period, or periods, of up to an additional six (6) months (the “Offering Period”). The Offering Period will end on ___________ __, 2015, unless the Offering is fully subscribed before such date or we decide extend or terminate the Offering Period prior to such date. In either event, the Offering may be closed without further notice to you.

Our Shares are quoted on the OTCPINK Tier operated by OTC Markets Group, Inc. (the “OTCPINK”) under the symbol “OCFN”. There have been minimal recent public quotations of our Shares and there has never been an active public market for our Shares.  On February 9, 2015, the closing sale price for our common stock was $.0.0004 on the OTCPINK.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and will accordingly be subject to reduced public company reporting requirements.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE 6 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information from that contained herein.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, Shares in any circumstances under which the offer or solicitation is unlawful

________________________________

The date of this prospectus is ________, 2015

Prospectus Summary

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and our financial statements and related notes, before you decide whether to invest in our common stock. If you invest in our common stock, you are assuming a high degree of risk. See the section entitled “Risk Factors.”  References to “Omega,” “our,” “our company,” “us,” “we,” or “the Company” refer to Omega Commercial Finance Corp. and its subsidiaries, unless the context indicates otherwise.  All share and per-share information relating to our common stock in this prospectus has been adjusted to give effect to a 20,000-for-one reverse stock split implemented in July 2014.

About Us

We were incorporated in the state of Wyoming on November 6, 1973 under the name DOL Resources, Inc.  From inception until October 2002, our primary business activity was the acquisition, disposition, commercialization and/or exploration of interests in oil, gas and/or coal properties.  In October 2002, we sold all of our oil and gas properties to Glauber Management Company whereupon we ceased any business operations and became a non-operating shell company with no revenue and minimal assets, whose activities were limited to that of seeking to merge with or acquire an operating business.

On August 1, 2007 we changed our name to Omega Commercial Finance Corp.

On September 14, 2007, we entered into a Stock Purchase Agreement and Share Exchange with Omega Capital Funding LLC, a Florida limited liability company (“Omega Capital”) pursuant to which we acquired 100% ownership of Omega Capital (the “Reorganization”).  After the Reorganization, our business operations consisted of those of Omega Capital.  From October 2002 until the Reorganization we were a non-operating shell company with no revenue and minimal assets, whose activities were limited to seeking to merge with or acquire an operating business.  As a result of the Reorganization, we were no longer considered a shell company.

Since the Reorganization in September 2007, our business operations, through various subsidiaries, have been directed primarily at an offering financing to the real estate markets in the United States.  We provide short and medium term loans to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords, and owners of core and non-core assets.  We focus on various alternative commercial real estate financings with an emphasis on loans secured by commercial real estate and also on financing non-core assets, including ground-up developments, as well as core assets, including office buildings, multi-family residences, shopping centers, and luxury residential estates.  The loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity, and other equity participation financing structures.  Our operations are based primarily in Miami Beach, Florida.

We have yet to generate significant revenues or achieve profitable operations since the Reorganization. We currently owe over $2.3 million in legal judgments against the Company.   We have accumulated losses, a working capital deficiency and we expect to incur further losses in the development of our business, all of which, according to our accountants, casts substantial doubt about our ability to continue as a going concern,.

Our common stock is quoted on the OTCPINK Tier operated by OTC Markets Group, Inc. (the “OTCPINK”) and trades under the symbol “OCFN”.  There have been minimal recent public quotations of our Shares and there has never been an active public market for our Shares.  On February 9, 2015, the closing sale price for our common stock was $0.0004 on the OTCPINK.  Our common stock is classified as a “penny stock” under applicable rules of the Securities and Exchange Commission (the “SEC”), which could make it more difficult for investors to sell their Shares.

Business Developments

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On February 20, 2012, CCRE Capital, LLC (“CCRE”), our wholly owned subsidiary entered into the Strategic Alliance Agreement (the “Gardens Strategic Alliance”) with Gardens VE Limited, a British Company (“Gardens”).  Gardens’ manager, Flavio Zuanier, is a seasoned and proven developer that brought along his vast background, knowledge, and professionalism in construction engineering and project development.  The short-term goal of the Gardens Strategic Alliance is the acquisition of the La Posta Golf Club & Luxury Hotel (“La Posta”), while its long-term goal is the refurbishment of the acquired property to both enhance it and make it operational.  Our responsibility within the Gardens Strategic Alliance is the arrangement and contribution of up to $58,000,000 based on the projected cost for the Gardens Strategic Alliance stemming over the course of the operation as needed, but not to exceed ten (10) years.  Mr. Zuanier is responsible for the day-to-day operation for the entire duration of the project as it pertains to the future refurbishment phase and Gardens has currently placed the property under contract with a hard deposit, to which we are not a party.  In addition, Mr. Zuanier is responsible for transferring free and clear with an unencumbered title of fixed assets in order to support future financing for all phases covering the acquisition on through the refurbishment of the property.  The termination of the Gardens Strategic Alliance is at the discretion of both parties or upon the completion of the refurbishment and or disposition of the stabilized income-producing asset to date.  Gardens has not completed the acquisition of the La Posta and we continue to work with Mr. Zuanier to continue our efforts under the Gardens Strategic Alliance to raise additional capital to meet our funding obligations to complete this transaction.  In March 2013, CCRE and Mr. Zuanier entered into an amendment to the Gardens Strategic Alliance whereby Mr. Zuanier agreed to transfer an additional forty-six percent (46%) interest in Gardens to CCRE giving CCRE a 95% ownership interest in the capital of Gardens in exchange for 1,000,000 unregistered Shares. Mr. Zuanier retains a 75% profit participating interest pro rata for all mortgages, liens, operating expenses and or encumbrances on Garden’s development/projects. As of the date of this prospectus, the details of the agreement implementing the amendment to the Gardens Strategic Alliance have not been finalized.

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On June 27, 2012, CCRE entered into a Strategic Alliance Agreement (the “Strategic Alliance II”) with Towers Real Estate Limited, a British Company (“Towers”), and its management, which includes Flavio Zuanier, whereby the parties agreed to form a strategic alliance for the acquisition and construction of the Le Principesse real estate located in Mestre-Venice, Italy.  Under the Strategic Alliance II, Towers agreed to transfer, free, clear, and unencumbered title to the fixed assets and issues equal to forty-nine (49%) percent of their ownership interests in Towers to CCRE in exchange for future fundraising for operating capital and related expenses. Omega is responsible for the arrangement and contribution of up to $375,000,000 over the course of the operation as needed per the budgeted projected cost for the Strategic Alliance II. We are seeking to raise additional capital to meet our funding obligations to complete this transaction. In March 2013, CCRE and Mr. Zuanier amended the Strategic Alliance II whereby Mr. Zuanier agreed to transfer an additional forty-six percent (46%) interest in Towers to CCRE giving CCRE a 95% ownership interest in the capital of Towers in exchange for 1,000,000 unregistered Shares.  Mr. Zuanier retains a 75% profit participating interest pro rata for all mortgages, liens, operating expenses and or encumbrances on Tower’s development/projects. As of the date of this prospectus, the details of the agreement implementing the amendment to the Strategic Alliance II have not been finalized.

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On October 16, 2012, we entered into a Definitive Agreement For The Share Exchange & Acquisition Of USA Tax & Insurance Services, Inc. (“USTIS”) and American Investment Services LLC (“AIS”) (the “USTIS Agreement”).  Pursuant to the USTIS Agreement, we agreed to purchase all of the outstanding equity and assets of both USTIS and AIS from Stephen Hand for a purchase price of $20,000,000.  In accordance with the USTIS Agreement, we were required to create and authorize Series B Preferred Stock and conduct a registered offering of these shares to raise funds to pay the purchase price under the USTIS Agreement.  The USTIS Agreement required a closing of the transaction on or before December 15, 2012.  We have entered into several amendments to the USTIS Agreement: (i) on January 10, 2013, the first amendment extended the closing date to January 30, 2013; (ii) on January 23, 2013, the second amendment extended the closing date to April 30, 2013; and (iii) on February 8, 2013, the third amendment modified the Agreement by reducing the purchase price from $20,000,000 to $10,400,000 plus payment of certain stock-based compensation as part of a roll-up acquisition strategy.  In addition, the Third Amendment eliminated the obligation for us to issue Series B Preferred Stock and conduct a registered offering of these shares.  Further, we agreed to revise the scope of matters Mr. Hand may work on following completion of the acquisition, and Mr. Hand agreed to enter into a five year non-compete agreement with us following closing. The closing did not occur by April 30, 2013 and the USTIS Agreement was terminated in accordance with its terms.

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On January 3, 2014, we entered into an agreement to acquire certain assets of NuQuest Capital Matchpoint I, LLC, a Georgia limited liability company (“Matchpoint”), engaged in the development of a “crowd funding” web portal, “Capital Match Point.” Such assets included Matchpoint’s fully operation web portal and its operating business services. In consideration therefor, on February 7, 2014, we issued to Matchpoint 1,000,000 shares of our Series G Convertible Preferred Stock, which is convertible into 25 Shares, subject to adjustment in certain circumstances.  The transaction was valued at the price of the common stock shares at the close of trading on such date or $412,500. The asset was subsequently adjusted for fair value and written off as of June 30, 2014. During June, 2014, the current contractors operating the website resigned and we are currently in the process of restaffing and implementing a new business plan.

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On June 3, 2014, we entered into an agreement with AmericaVest CRE Mortgage Funding Trust, Inc., a Maryland corporation (“AmericaVest”), pursuant to which we acquired from AmericaVest a 51% equity interest therein, or 1,564,079 shares of AmericaVest’s common stock for a purchase price of $2,000,000 (the “AmericaVest Purchase Agreement”).  The purchase price was initially payable by the issuance of a forty-five (45) day promissory note.  We subsequently amended the AmericaVest Agreement to consummate the transaction in July 2014 by issuing 285,714 Shares to AmericaVest, which Shares are covered by the Registration Statement of which this prospectus makes a part.  On November 11, 2014, the Company and AmericaVest mutually agreed to transfer back to AmericaVest, a total of 41% or 641,272 shares, thereby reducing our equity ownership in AmericaVest to less than 10%, pending completion of required audited financials by AmericaVest, at which time we will have an irrevocable option, exercisable at our sole discretion, to reacquire such AmericaVest shares for no additional consideration.

AmericaVest is a recently formed corporation which intends to qualify as a real estate investment trust (a “REIT”) for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”).  AmericaVest’s intends to originate, through an affiliate, senior whole mortgage loans secured by commercial and multifamily real estate properties in the United States.  AmericaVest will hold such mortgages for investment purposes and its investment strategy will be to generate current income and capital appreciation primarily through the origination of secured first position bridge loans collateralized by commercial real estate.

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On October  17, 2014, Omega entered in a definitive agreement (the “VeriTrek Agreement”) withVeriTrek Inc., a Delaware corporation (“VeriTrek”) and Ronnie Hale and John Manno, VeriTrek’s majority shareholders  (the  “VeriTrek Shareholders”),  pursuant to which we acquired  a majority ownership stake of seventy-five percent (75%) of  VeriTrek’s  common stock at a purchase price of $15-million ($15,000,000), payable by the Company issuing 15,000,000 shares of its restricted common stock to the VeriTrek Shareholders with the shares valued at $1.00.  In addition, these shares were subject to a one year lock up.  On October 30, 2014 the parties amended the VeriTrek Agreement, pursuant to which we transferred back 600,000 shares of VeriTek’s common stock to the VeriTrek Shareholders and the VeriTrek Shareholders transferred back to us 6,750,000 of the shares of our common stock which we issued to them.  As a result, our equity interest in VeriTrek was reduced to fifteen percent (15%).

VeriTrek currently maintains seven operating companies branded as Summit Real Estate Group (“SRG”), which are licensed as full service 100% commission brokerage firms specializing in providing residential and commercial real estate services through the United States.  The SRG companies are inspired by technological advancements and innovative marketing strategies.  SRG was founded on the principal of developing an ecofriendly, cost efficient and cloud-based platform for conducting real estate brokerage services.  SRG has evolved into an extremely efficient national real estate brand of 800 agents promoting a positive and professional culture.

Overview of Corporate Structure:

The following chart set forth, in schematic form, the Company’s current corporate structure:

Corporate Information

We are a Wyoming corporation originally incorporated in 1973.  Our executive offices are located at 1000 5th Street, Suite 200, Miami Beach, FL 33139 and our telephone number is (305) 704-3294.  Our website is www.omegapublic.com.  Information contained in our website shall not be deemed incorporated into this prospectus.

Summary of the Offering

Issuer:	Omega Commercial Finance Corp., a Wyoming corporation
Common stock offered by us:

We are offering (the “Offering”) on a direct primary basis up to  250,000,000 shares of our common stock (the “Shares”) at a fixed price per share of $0.10 per Share for a total Offering of up to $25.0  million. There is no minimum number of Shares required to be purchased, and subscriptions, once received and accepted, are irrevocable.

Common stock outstanding before the offering:	120,119,393
Common stock outstanding after the offering:	370,119,393 shares of common stock (assuming all 250,000,000 Shares are sold in this Offering).
Offering Period:

The Shares will be offered for a period of six (6) months from the date of this prospectus unless extended by the Board of Directors for a period or periods of up to an additional six (6) months (the “Offering Period”)  The Offering Period will terminate on _______ __. 2015. unless the Offerings is fully subscribed before such date or we decide to extend or terminate the Offering prior to such date. In any event, the Offering may be closed without further notice to you.

Use of Proceeds:

We intend to use the net proceeds raised from the sale of the Shares to support our lending operations, future acquisition of core assets and/or non-core assets, and for working capital and other general corporate purposes.

Risk Factors:

You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page 5_ and all other information set forth in this prospectus before investing in our Shares.

OTCPINK Symbol:	OCFN

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus.  The risks and uncertainties described below are not the only ones facing us.  Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history upon which an evaluation of our prospects can be made.

We were incorporated in November 1973, but only since September 2007, when we acquired Omega Capital Funding, LLC, a Florida limited liability company (“Omega Capital”),  have we been conducting business operations aimed primarily at offering financing to the real estate markets in the United States.  From 2002, when we sold our prior oil and gas properties to a third party, and until our 2007 Reorganization with Omega, we were a non-operating shell company with no revenue and minimal assets and no operations, whose activities were limited to that of seeking to merge with or acquire an operating business.  Our current and future operations are contingent upon increasing revenues and raising capital for operations.  Because we have a limited operating history, you will have difficulty evaluating our business and future prospects.  This limited operating history, and the unpredictability of the real estate market, makes it difficult for investors to evaluate our business and future operating results.  An investor in our securities must consider the risks, uncertainties and difficulties frequently encountered by companies in the real estate market.  The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

We have a history of losses, our accountants expressed doubts about our ability to continue as a going concern and we need additional capital to execute our business plan.

As of September 30, 2014, we had not yet achieved profitable operations.  We have accumulated losses, a working capital deficiency and we expect to incur further losses in the development of our business, all of which, according to our accountants, casts substantial doubt about our ability to continue as a going concern.  We will require additional funds through the receipt of conventional sources of capital or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations.  We expect our current cash on hand to be sufficient for 12 months from the date of this prospectus.  There is no assurance we will be successful in raising additional capital or achieving profitable operations.  Wherever possible, our board of directors (the “Board”) will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock and preferred stock.  These actions will result in dilution of the ownership interests of existing stockholders and may further dilute our book value, and that dilution may be material.

We may use the proceeds of this Offering to pay for our expenses even if our business is terminated and this means you may lose your entire investment.

Any funds raised in this Offering from the sale of the Direct Offering Shares may be used immediately for our incurred expenses, even if we are later unable to fully implement our business plan. If this occurs, you may not receive your entire investment back because either we have used it to pay for offering costs or we have decided to liquidate and we are required to pay for other debts and liabilities. You may lose your entire investment.

As an “emerging growth company,” we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

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have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

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comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

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disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of our Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have incurred a substantial amount of judgment debt, the affect of which impairs our financial performance and ability to prosper.

We have incurred over $2.3 million of judgment debt due to negative outcomes of the litigation described in the section “Legal Proceedings” and our financial statements for the year ended December 31, 2013 and the nine months ended September 30, 2014. This debt negatively affects our financial performance and ability to borrow additional funds. Consequently, our ability to prosper and implement our business plan is severely hampered.

We depend highly on our current chief executive officer whose unexpected loss may adversely impact our business and with whom we do not have a formal employment agreement.

We rely heavily on the expertise, experience and continued services of Jon S. Cummings, IV, our Chief Executive Officer.  We presently do not have an employment agreement with Mr. Cummings and there can be no assurance that we will be able to retain him or, should he choose to leave us for any reason, to attract and retain a replacement or additional key executives.  The unexpected loss of our CEO may have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations.

Any loans we retain will be highly illiquid therefore we may not be able to liquidate such investments in a timely manner.

Although our primary business strategy is to originate or resell real estate backed loans, any loans that we retain will likely be highly illiquid with no established market, and there can be no assurance that we will be able to liquidate such investments in a timely manner.  Although loans and other investments we seek to make may generate current income, the return of capital and the realization of gains, if any, from such investments generally will occur only upon the partial or complete realization or disposition of such loan or investment.

Loans made by us may become uncollectible and large amounts of uncollectible debt may materially affect our performance.

The loans made by us are relatively illiquid and substantial risks are involved in making loans. Most, and possibly all, of the loans will not be personally guaranteed.  We will attempt to use information to help eliminate uncollectible debt resulting from bankruptcy, but no assurance can be made that we will be able to do so.  If our debt portfolio contains a large portion of uncollectible debt, our performance may be negatively affected.  In addition, if any borrower defaults on a loan, we may be required to expend monies in connection with foreclosure proceedings and other remedial actions which could adversely affect our performance.  Certain loans may be affected negatively by economic, political, interest rate and other risks, any of which could result in an adverse change in the value of the asset that is used as collateral for the loan.

We intend to obtain credit lines as part of our investment strategy which may substantially increase our risk of loss.

We have anticipated that certain loans will be originated or purchased using leverage available to us, thus increasing both net returns as well as risk.  We are depending on procuring credit facilities to originate loans as part of our investment strategy.  There is no guarantee that we will be able to procure credit facilities on favorable terms or at expected rates.  Although the use of leverage may enhance returns and increase the number of investments that can be made, it may also substantially increase our risk of loss.

We intent to use significant leverage and accordingly we will be subject to the risks arising therefrom.

The Company anticipates that it will use significant leverage (up to 6x) in originating or purchasing certain loans, thus increasing both net returns as well as risk.  Although the use of leverage may enhance returns and increase the number of investments that can be made, it may also substantially increase the risk of loss as the company may not be able to pay interest obligations due to high leverage.

Our investment strategy is dependent upon Servicers to originate and administer loans; failure of our Servicers to originate loans in sufficient quantity and quality may cause us to fail to effectively implement our investment strategy.

We will be largely dependent upon Servicers (i.e., third-party firms that specialize in loan origination and servicing) to originate and administer loans in our portfolio.  Should our Servicers fail to originate the loans in sufficient quantity and quality, we will be unable to effectively implement our investment strategy.  Should Servicers fail to properly administer and service loans, including monitoring borrower’s compliance with the terms of the relevant loan documents, collecting and forwarding loan payments to us, and adequately pursuing and protecting our rights under the loan documents, any such failure could have a material adverse effect on us and our investment operations.  In addition, should any Servicer default on its guaranty, if any, of a borrower’s obligation to repay a loan, such default could have a material adverse effect on us and our investment operations.

In addition to Servicers, we may retain mortgage brokers to introduce loans to us that satisfy our investment criteria, and pay commissions to such mortgage brokers based on the value of such loans.  Some of these mortgage brokers may be deemed to be affiliates of management. We believe that all commissions payable to such persons or other affiliates of management will be reasonable and consistent with industry standards.

We may appraise loans at a value that is materially different from the value ultimately realized.

We make and value loans, in part, on the basis of information and data gathered from independent appraisal professionals.  Although we evaluate all such information and data and may seek independent corroboration when appropriate and reasonably available, we are not in a position to confirm the completeness, genuineness or accuracy of such information and data, and in some cases, complete and accurate information may not be available. It is possible that the appraised value of a loan may differ materially from the actual value ultimately realized by us with respect to such loan.

Our loan strategy will likely be concentrated which could lead to increased risk.

Due to the nature of our collateralized loan strategy, any portfolio we acquire will likely be concentrated in a limited number of loan investments.  Thus, our stockholders will have limited diversification.  In addition, if we make an investment in a single transaction with the intent of refinancing or selling a portion of the investment, there is a risk that we will be unable to successfully complete such a financing or sale. This could lead to increased risk as a result of having an unintended long term investment and reduced diversification.

We may make investments in foreign countries which may lead to additional risks not inherent to domestic lending.

We may make loan investments in foreign countries, some of which may prove to be unstable.  As with any investment in a foreign country, there exists the risk of adverse political developments, including nationalization, acts of war or terrorism, and confiscation without fair compensation. Furthermore, any fluctuation in currency exchange rates will affect the value of investments in foreign securities or other assets and any restrictions imposed to prevent capital flight may make it difficult or impossible to exchange or repatriate foreign currency.  In addition, laws and regulations of foreign countries may impose restrictions or approvals that would not exist in the United States and may require financing and structuring alternatives that differ significantly from those customarily used in the United States.  Foreign countries also may impose taxes on us. We will analyze risks in the applicable foreign countries before making such investments, but no assurance can be given that a political or economic climate, or particular legal or regulatory risks, might not adversely affect our investments.

We may make collateralized real estate loans which may subject us to certain risks associated with the real estate industry.

We may make loans collateralized by real estate. Therefore, an investment in us may be subject to certain risks associated with the real estate industry in general.  These risks include, without limitation: possible declines in the value of real estate; risks related to general and local economic conditions; possible lack of availability of mortgage funds; overbuilding; extended vacancies of properties; increases in competition, property taxes and operating expenses; changes in zoning laws; costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems; casualty or condemnation losses; uninsured damages from floods, earthquakes or other natural disasters; limitations on and variations in rents; and changes in interest rates.  To the extent that our investments, or the assets of underlying or collateralizing our investments, are concentrated geographically, by property type or in certain other respects, we may be subject to the foregoing risks to a greater extent.

If third parties default or enter bankruptcy, we could suffer losses.

We may engage in transactions in securities and financial instruments that involve counterparties.  Under certain conditions, we could suffer losses if counterparty to a transaction were to default or if the market for certain securities and/or financial instruments were to become illiquid.  In addition, we could suffer losses if there were a default or bankruptcy by certain other third parties, including brokerage firms and banks with which we do business, or to which securities have been entrusted for custodial purposes.

We will face significant competition from many well established companies in implementing our various business segments.

In all of our planned business segments, we will likely face competition from existing entrants in the market, virtually all of whom have longer operating histories and greater financial resources than we do.  In addition, there may be barriers to entry in certain market segments which may be difficult for us to overcome, given our limited assets, staffing and expertise.  There can be no assurance given that even if we are able to increase our financial and operational resources, we will be able to successfully enter the various market segments we intend to or that if we do, that we can successfully compete.  Failure to do so would substantially harm our business prospects and operations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting which, in turn, could harm our business and the trading price of our common stock.

We are subject to reporting obligations under the U.S. securities laws. The SEC as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on its internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting.  In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if they are not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.  Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.  If we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting at a reasonable assurance level.  Moreover, effective internal controls over financial reporting are necessary for us to produce reliable financial reports and are important to help prevent fraud.  As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock.  Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act. As of the date of this prospectus we do not have an estimate of our costs to comply with our obligations under the Sarbanes-Oxley Act.

We have not yet begun preparing for compliance with Section 404 of the Sarbanes-Oxley Act, but we are aware we must do so by strengthening, assessing and testing our system of internal controls to provide the basis for our report.  The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention.  We cannot be certain that these measures will ensure that we will maintain adequate controls over our financial processes and reporting in the future.  Furthermore, as we grow our business, our internal controls will become more complex and will require significantly more resources to ensure our internal controls overall remain effective.  Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.  If we or our independent registered public accounting firm discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price.

We do not pay dividends on our common stock.

We have not paid any dividends on our common stock since our inception and do not anticipate paying dividends in the foreseeable future. We plan to retain earnings, if any, to finance the development and expansion of our business.

We need additional capital in the future which will dilute the ownership of current stockholders or make our cash flow vulnerable to debt repayment requirements.

Historically, we have raised equity and debt capital to support our operations. To the extent that we raise additional equity capital, existing stockholders will experience a dilution in the voting power and ownership of their common stock, and earnings per share, if any, would be negatively impacted.  Our inability to use our equity securities to finance our operations could materially limit our growth.  Any borrowings made to finance operations could make us more vulnerable to a downturn in our operating results, a downturn in economic conditions, or increases in interest rates on borrowings that are subject to interest rate fluctuations.  If our cash flow from operations is insufficient to meet our working capital needs, we could be required to sell additional equity securities in order to meet these needs or satisfy judgments payables. There can be no assurance that any financing will be available to us when needed or will be available on terms acceptable to us. Our failure to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on our growth prospects and our business, financial condition and results of operations.

We have outstanding preferred stock and we may issue additional shares of preferred stock, which could prevent a change in our control.

Our Articles of Incorporation authorize the issuance of preferred stock with such rights and preferences as may be determined from time to time by our Board.  Accordingly, under the Articles of Incorporation (the “Articles”), the Board, without stockholder approval, may issue preferred stock with dividend, liquidation, conversion, voting, redemption or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Our Board of Directors has authorized the creation of a number of classes of preferred stock, of which 2,048,362 shares are presently outstanding, 2,048,362 of which have (superior ) voting, dividend and liquidation rights.  The outstanding shares of preferred stock and  the future  issuance of any shares of our preferred stock having rights superior to our common stock, may result in a decrease in the value or market price of our common stock and could prevent a change in control of our company.  We have no other anti-takeover provisions in our Articles or Bylaws.  Prospective holders of our preferred stock may also have the right to receive dividends, certain preferences in liquidation and conversion rights.

Arbitrary Offering price may mean loss of value of Shares

The offering price of our common stock bears no relation to book value, assets, earnings, or any other objective criteria of value. It has been arbitrarily determined by the Company. There can be no assurance that our common stock will attain market values commensurate with the offering price.

We are conducting a direct primary offering with no minimum amount required to be raised and as a result we can accept investment funds at anytime without any other investment funds being raised and may not raise sufficient funds to pay for the offering.

We are currently seeking to raise up to $25.0 million in connection with the Offering, on a direct primary basis, of 250,000,000 Shares at a fixed price per share of $0.10.  Our direct primary offering of Shares is being conducted on a “self-underwritten,” basis, which means our executive officers and directors will attempt to sell the Shares.  There is no minimum number of Shares required to be purchased. We have made no arrangements to place subscription funds in an escrow, trust or similar account which means that funds from the sale of the Shares will be immediately available to us for use in our operations. Subscriptions, once received and accepted, are irrevocable. Once we accept investment funds in this Offering, there will be no obligation to return investment funds to investors even though no other investment funds are raised and there may be insufficient funds raised through this Offering to cover the expenses associated with it. Thus, you may be one of only a few investors in this Offering in which you acquire stock in a company that continues to be under-capitalized. The lack of sufficient funds to pay expenses and for working capital will negatively impact our ability to implement and complete our plan of operation.

Because we will have broad discretion over the use of the net proceeds from this Offering, you may not agree with how we use them and the proceeds may not be invested successfully.

We will have broad discretion on the use of the Offering proceeds.  While we currently anticipate that we will use the net proceeds of this Offering for working capital and other general corporate purposes, our management may allocate the net proceeds among these purposes as it deems necessary.  In addition, market or other factors may require our management to allocate portions of the net proceeds for other purposes.  Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds from this Offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.  It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us.

Risk Factors Related to Our Common Stock

Our common stock is quoted on the OTCPINK, which may limit its liquidity and price more than if our common stock were quoted or listed on the OTC Bulletin Board, the Nasdaq Stock Market or other national exchange.

Our securities are currently quoted on the OTCPINK, an inter-dealer automated quotation system for equity securities.  Quotation of our securities on the OTCPINK  may limit the liquidity and price of our securities more than if our securities were quoted or listed on the OTC Bulletin Board, the Nasdaq Stock Market or other national exchange.  As an OTCPINK listed company, we do not attract the extensive analyst coverage that accompanies companies listed on other exchanges.  Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded on the OTCPINK.  These factors may have an adverse impact on the trading and price of our common stock.

The trading price of our common stock may decrease due to factors beyond our control.

The stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies.  These broad market fluctuations may adversely affect the market price of our common stock.  If our stockholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall.  These sales also might make it more difficult for us to sell equity, or equity-related securities, in the future at a price we deem appropriate.

The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

•

variations in our quarterly operating results,

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changes in general economic conditions and in the real estate industry,

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changes in market valuations of similar companies,

•

announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments,

•

loss of a major customer, partner or joint venture participant; and

•

the addition or loss of key managerial and collaborative personnel.

Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.  As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

The SEC has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

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that a broker or dealer approve a person’s account for transactions in penny stocks, and

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the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•

obtain financial information and investment experience objectives of the person, and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•

sets forth the basis on which the broker or dealer made the suitability determination and

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that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  The volatility in our share price is attributable to a number of factors.  First, as noted above, our common stock is sporadically and thinly traded.  As a consequence of this lack of liquidity, the trading of relatively small quantities of Shares by our stockholders may disproportionately influence the price of those Shares in either direction.  The price for our Shares could, for example, decline precipitously in the event that a large number of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.  Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products and services.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their Shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain their current market prices, or as to what effect that the sale of Shares or the availability of common stock for sale at any time will have on the prevailing market price.

The registration and potential sale, pursuant to this and previous prospectus, of a significant number of Shares could depress the price of our common stock.

Because there is an extremely limited public market for our common stock, there may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of Shares pursuant to this prospectus, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock.  The presence of short sellers in our common stock may further depress the price of our common stock.

If we sell a significant number of Shares of our common stock, the market price of our common stock may decline.  Furthermore, the sale or potential sale of the offered Shares pursuant to the prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

Rule 144 Related Risk.

A person who has beneficially owned restricted shares for at least six months would be entitled to sell their securities provided that: (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale; (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale; and (iii) since we were a shell company from 2002 to 2007, we are current in our Exchange Act filings.

Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

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1% of the total number of securities of the same class then outstanding; or

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the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.  Any sale of restricted shares under Rule 144 may adversely affect the market price of our common stock.

Use of Proceeds

We intend to use the net proceeds raised in this Offering of approximately $25.0 million (assuming all of the Shares are sold) to support our lending operations, future acquisition of core assets and/or non-core assets, and for working capital and general corporate purposes.  In particular, we anticipate allocating $21.25 million (85%) percent of the proceeds to support our subsidiary lending operations, $2.5 million (10%) percent for acquisitions and mergers of controlling interests in existing businesses, and the balance for working capital and other general corporate purposes.

As a holding company from a macro financial level, the Company’s intentions under the various agreements and strategic alliances that is or becomes a party to are predicated, structured, and based upon utilizing the funding yielded from the Offering to strengthen its financial condition which is vital for attracting third party lending institutions to finance a particular commercial real estate loan or financing obligation. The Company believes, through these fundamentals, it will be capable of arranging loans sufficient enough to meet the obligations under the agreements for the development of the related projects. Additionally the properties held in its strategic alliances are free and clear land that is available for financing. Operationally, upon the capital raising efforts being completed, the Company could sufficiently support any excess monthly interest payments due during construction once the interest reserve is depleted. The repayment of a construction loan is predicated on standard refinancing principals upon stabilization of the project through permanent financing from typical core property lenders or even perhaps via a structured lending product that can be created internally to enable investors to participate in the stabilized project’s cash flow.

Plan of Distribution

The Shares will be offered by us on a direct primary, a self-underwritten basis (that is, without the use of a broker-dealer) during the Offering Period by our executive officers and directors. During the Offering Period, Shares will be sold at fixed offering price of $0.10 per Direct Offering Share.

The executive officers and directors will not register as broker-dealers pursuant to Section 15 of the Exchange Act, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer:

a.

None of our executive officers or our directors are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his or her participation; and

b.

None of our executive officers or directors will be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c.

None of our executive officers or directors are, nor will be at the time of their participation in the offering, an associated person of a broker-dealer; and

d.

All our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that each (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; (ii) are not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (iii) have not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).  Except for securities issued pursuant to Rule 415 under the Securities Act, the twelve months shall begin with the last sale of any security within one Rule 415 registration.

Our executive officers, directors, control persons and affiliates of same do not intend to purchase any shares in this Offering.

The Shares will be offered at a price of $0.10 per Share for a period of six (6) months from the date of this prospectus unless extended by our Board of Directors for a period, or periods, of up to an additional six (6) months (the “Offering Period”). The Offering Period will end on _____________ __.  2015, unless the Offering is fully subscribed before such date or we decide to extend or terminate the Offering prior to such date. In either event, the Offering may be closed without further notice to you. The sale of Shares by selling stockholders may continue after our Direct Offering has concluded.  In any event, the Offering may be closed without further notice to you.   Shares having as an aggregate selling price of $25.0 million ($25,000,000) are being offered pursuant to this Registration Statement. If any change to the fixed price of $0.150 per Share were to occur, any new offering (including a reconfirmation offering) may only be made by means of a post-effective amendment to the prospectus and associated Registration Statement filed with the SEC.

The Offering is expected to continue during the Offering Period at our fixed offering price of $0.10 per Share. In no case will this Offering extend for more than one (1) year from the date of this prospectus nor will more than $25 million be raised by us under this prospectus. There is no minimum number of Shares that we must sell in order to accept funds and consummate investor purchases. There is no minimum number of Shares required to be purchased, and subscriptions, once received and accepted, are irrevocable.  All monies remitted by subscribers will not be escrowed, but will be available for immediate use by us.

Description of Securities

As of the date of this prospectus, our authorized capital stock consists of an unlimited  number of Shares, $0.01 par value per share, 120,119,393 of which were issued and outstanding, and 3,725,000 shares of preferred stock, 2,048,362 of which are issued and outstanding and designated as set forth below.

Common Stock

Our Board has the authority to issue from time to time without prior approval by the stockholders Shares for such consideration as may be fixed from time to time by the Board. The Board may issue such Shares in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions there as shall be stated in the resolution or resolutions.  Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized.

Our common stock is not subject to conversion or redemption and holders of common stock are not entitled to preemptive rights.  Upon the liquidation, dissolution or winding up of the Company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable.

Preferred Stock

Our Board has the authority to issue from time to time without prior approval by the stockholders shares of preferred stock for such consideration as may be fixed from time to time by the Board. The Board may issue such shares of preferred stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions there as shall be stated in the resolution or resolutions.  It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the Board determines the specific rights of the holders of the preferred stock. However, these effects might include: (a) restricting dividends paid to the holders of shares of the common stock; (b) diluting the voting power of the holders of shares of the common stock; (c) impairing the liquidation rights of holders of shares of the common stock and (d) delaying or preventing a change in control of the Company without further action by stockholders.

As of the date of this prospectus, we have the following series of preferred stock authorized by our Board of Directors:

Series A Preferred Stock – $5 par value, 4.5% annual dividend accrual, redeemable after the 1st anniversary of the date of issuance for par value plus all accrued dividends, mandatory redemption on the 3rd anniversary of the date of issuance, convertible at one thousand (1,000) shares of Series A Preferred stock for five (5) shares of common stock, or 200 shares of Series A Preferred Stock for 1 share of common stock of the Company. Each share is entitled to the number of votes equal to the number of shares of common stock into which such shares of Preferred stock is then convertible. Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of these Preferred stock series shall be entitled to be paid ratably in cash or marketable securities, after payment of any amount due in respect of any senior securities and before any amount shall be paid or distributed to the junior securities shareholders, an amount per share equal to the original issues price, as adjusted for non-capital events, plus all accrued but unpaid dividends, whether or not declared, subject to automatic conversion into common stock if common stock were to receive greater distribution.1 million (1,000,000) shares authorized, 369,000 shares issued and outstanding.

Series B Redeemable Cumulative Preferred Stock – $1,000 par value, 4.75% annual dividends, redeemable after the 1st anniversary of the issuance date for par value plus any accrued and unpaid dividends, mandatory redemption on the third anniversary after issuance. Each Series B Redeemable Cumulative Preferred share shall have one (1) vote and the right to vote on all matters submitted to the common shareholders for a vote at any time at special or annual meetings of the company. The Preferred shares shall have the same rights and privileges as the common stock of the Company for liquidation. 500,000 shares authorized. no shares issued or outstanding.

Series C Preferred Stock –, $5 par value, callable from and after sixty (60) months from date of issuance at $1.00 per share, no conversion. The Series C Preferred stockholders are not entitled to participate in dividends and distributions declared by the Company to its outstanding common stock shareholders. Each holder of Series C Preferred Stock shall have votes equal to sixty two (62) times the number of votes per Series C Preferred share (rounded to the nearest whole share) held on the record date for the determination of the holders of the shares entitled to vote or at the date such vote is taken or any written consent of shareholders is first solicited. The Series C Preferred stockholders shall vote together with the holders of the outstanding capital stock and not as a separate class, series or voting group. The holders of the shares of Series C Preferred stock shall rank senior and prior to the common stock of the Company. 500,000 authorized, issued and outstanding.

Series D. Convertible Preferred Stock –$5 par value, convertible at the higher of $1.50 or the average of the closing sales prices of the Company’s common stock on the five Trading days prior to the date of the conversion request. No conversion shall result in the Conversion of more than the number of shares of Series D Preferred stock, such that, upon conversion, the aggregate beneficial ownership of the Company’s common stock (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of such Holder and all persons affiliated with such Holder is more than 9.99% of the Company’s common stock then outstanding. No redemption.  In the event of any liquidation, dissolution or winding up of the Company, Series D Preferred stockholders shall be entitled to receive prior and in preference to any distribution of any of the assets of the company to junior stockholders but not prior to any holders of the Series A Preferred, Series B Preferred, Series C Preferred stock and any senior debt instruments created by the Company, which holders shall have priority to the distribution of any assets of the Company, an amount per share for each share of Preferred stock held equal to the original issue price per share for each share of Series D Preferred stock (as appropriately adjusted for any recapitalization). Each share of Series D Preferred stock shall carry one (1) vote and voted equally with the shares of common stock as a single class, with respect to all matters submitted to the holders of common stock, the number of votes determined by the shares of Series D Convertible Preferred stock held immediately after the close of business on the record date fixed for any annual or special meeting of the stockholders of the Company or on the effective date of such written consent. No fractional votes will be permitted. Fractional votes will be rounded to the nearest whole number (with one half rounded upward to one (1) vote). 100,000 shares authorized, 97,500 shares issued and outstanding.

Series E Preferred Stock $200 par value, 12.5% dividends, convertible at 10 shares of common stock for 100 shares of Series E Preferred stock. The Preferred shares have no votes for any election or other vote placed before the shareholders of the Company. Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series E Preferred shareholders shall not be entitled to be paid out of the assets of the Corporation an amount equal to $200 per share. 25,000 shares authorized, 0 shares outstanding.

Series F Redeemable Cumulative Preferred Stock –  $100 par value, 9.5% annual dividends, redeemable after the 1st anniversary of the date of issuance for par value plus any accrued and unpaid dividends, mandatory redemption on the 3rd anniversary of the date of issuance for par value plus accrued and unpaid dividends. The Preferred shares have the same rights and privileges and the common stock of the Company. Each preferred share shall have one (1) vote and the right to vote on all matters submitted to the common stockholders for a vote at any time at special or annual meetings of the Company, 500,000 shares authorized, 80,000 shares issued and outstanding.

Series G Preferred Stock – $1 par value, convertible at 1 share of common stock for 800 shares of Series G Preferred Stock. The holders of the Series G Preferred stock shall have the same rights and privileges and the holders of the common stock. The holders of Series G Preferred stock shall have no voting rights with respect to the other outstanding shares of capital stock of the Company, but shall have the right to vote as a separate class with respect to the Series G Preferred only. (1,000,000 shares authorized, issued and outstanding.

Series 2020 Convertible Redeemable Preferred stock –$200 par value, 18.25% annual dividend accrued, convertible at one (1) share of Series 2020 Preferred stock for one hundred (100) shares of common stock, redeemable after the 1st anniversary of the date of issuance for par value plus accrued dividends, mandatory redemption on the 6th anniversary of the date of issuance. No votes for any election or other vote placed before the shareholders of the Company. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series 2020 Convertible Redeemable Preferred stock are not entitled to be paid out of the assets off the Corporation. 100,000 shares authorized, 1,862 shares issued and outstanding.

Description of Business

Background and History

We were incorporated in the state of Wyoming on November 6, 1973 under the name DOL Resources, Inc.  From inception until October 2002, our primary business activity was the acquisition, disposition, commercialization and/or exploration of interests in oil, gas and/or coal properties. In October 1, 2002, we sold all of our oil and gas properties to Glauber Management Company whereupon we ceased any business operations and became a development stage company, whose activities were limited to that of a shell company seeking to merge with or acquire an operating business.

On August 1, 2007, we changed our name to Omega Commercial Finance Corp.

On September 14, 2007, we entered into a Stock Purchase Agreement and Share Exchange with Omega Capital Funding LLC, a Florida limited liability company (“Omega Capital”) pursuant to which we acquired 100% ownership of Omega Capital (the “Reorganization”).  After the Reorganization, our business operations consisted of those of Omega Capital.  From 2002 until the Reorganization, we were a non-operating shell company with no revenue and minimal assets, whose activities were limited to that of seeking to merge with or acquire an operating business.  As a result of the Reorganization, we were no longer considered a shell company.

We have yet to generate significant revenues or achieve profitable operations since the Reorganization. We currently owe over $2.3 million in legal judgments against the Company. We have accumulated losses, a working capital deficiency and we expect to incur further losses in the development of our business, all of which, according to our accountants, casts substantial doubt about our ability to continue as a going concern.

Our common stock is quoted on the OTCPINK and trades under the symbol “OCFN”. There have been minimal recent public quotations of our Shares and there has never been an active public market for our Shares. On February 9, 2015, the closing sale price for our common stock was $0.0004 on the OTCPINK. Our common stock is classified as a “penny stock” under applicable rules of the SEC which could make it more difficult for investors to sell their Shares.

Business Developments

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On February 20, 2012, CCRE Capital, LLC (“CCRE”), our wholly owned subsidiary entered into the Strategic Alliance Agreement (the “Gardens Strategic Alliance”) with Gardens VE Limited, a British Company (“Gardens”).  Gardens’ manager, Flavio Zuanier, is a seasoned and proven developer that brought along his vast background, knowledge, and professionalism in construction engineering and project development.  The short-term goal of the Gardens Strategic Alliance is the acquisition of the La Posta Golf Club & Luxury Hotel (“La Posta”), while its long-term goal is the refurbishment of the acquired property to both enhance it and make it operational.  Our responsibility within the Gardens Strategic Alliance is the arrangement and contribution of up to $58,000,000 based on the projected cost for the Gardens Strategic Alliance stemming over the course of the operation as needed, but not to exceed ten (10) years.  Mr. Zuanier is responsible for the day-to-day operation for the entire duration of the project as it pertains to the future refurbishment phase and Gardens has currently placed the property under contract with a hard deposit, to which we are not a party.  In addition, Mr. Zuanier is responsible for transferring free and clear with an unencumbered title of fixed assets in order to support future financing for all phases covering the acquisition on through the refurbishment of the property.  The termination of the Gardens Strategic Alliance is at the discretion of both parties or upon the completion of the refurbishment and or disposition of the stabilized income-producing asset to date.  Gardens has not completed the acquisition of the La Posta and we continue to work with Mr. Zuanier to continue our efforts under the Gardens Strategic Alliance to raise additional capital to meet our funding obligations to complete this transaction.  In March 2013, CCRE and Mr. Zuanier entered into an amendment to the Gardens Strategic Alliance whereby Mr. Zuanier agreed to transfer an additional forty-six percent (46%) interest in Gardens to CCRE giving CCRE a 95% ownership interest in the capital of Gardens in exchange for 50 unregistered shares. Mr. Zuanier retains a 75% profit participating interest pro rata for all mortgages, liens, operating expenses and or encumbrances on Garden’s development/projects. As of the date of this prospectus, the details of the agreement implementing the amendment to the Gardens Strategic Alliance have not been finalized.

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On June 27, 2012, CCRE entered into a Strategic Alliance Agreement (the “Strategic Alliance II”) with Towers Real Estate Limited, a British Company (“Towers”), and its management, which includes Flavio Zuanier, whereby the parties agreed to form a strategic alliance for the acquisition and construction of the Le Principesse real estate located in Mestre-Venice, Italy.  Under the Strategic Alliance II, Towers agreed to transfer, free, clear, and unencumbered title to the fixed assets and issues equal to forty-nine (49%) percent of their ownership interests in Towers to CCRE in exchange for future fundraising for operating capital and related expenses. Omega is responsible for the arrangement and contribution of up to $375,000,000 over the course of the operation as needed per the budgeted projected cost for the Strategic Alliance II. We are seeking to raise additional capital to meet our funding obligations to complete this transaction. In March 2013, CCRE and Mr. Zuanier amended the Strategic Alliance II whereby Mr. Zuanier agreed to transfer an additional forty-six percent (46%) interest in Towers to CCRE giving CCRE a 95% ownership interest in the capital of Towers in exchange for 50 unregistered shares.  Mr. Zuanier retains a 75% profit participating interest pro rata for all mortgages, liens, operating expenses and or encumbrances on Tower’s development/projects. As of the date of this prospectus, the details of the agreement implementing the amendment to the Strategic Alliance II have not been finalized.

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On October 16, 2012, we entered into a Definitive Agreement For The Share Exchange & Acquisition Of USA Tax & Insurance Services, Inc. (“USTIS”) and American Investment Services LLC (“AIS”) (the “USTIS Agreement”).  Pursuant to the USTIS Agreement, we agreed to purchase all of the outstanding equity and assets of both USTIS and AIS from Stephen Hand for a purchase price of $20,000,000.  In accordance with the USTIS Agreement, we were required to create and authorize Series B Preferred Stock and conduct a registered offering of these shares to raise funds to pay the purchase price under the USTIS Agreement.  The USTIS Agreement required a closing of the transaction on or before December 15, 2012.  We have entered into several amendments to the USTIS Agreement: (i) on January 10, 2013, the “first amendment “extended the closing date to January 30, 2013; (ii) on January 23, 2013, the “second amendment” extended the closing date to April 30, 2013; and (iii) on February 8, 2013, the “third amendment” modified the Agreement by reducing the purchase price from $20,000,000 to $10,400,000 plus payment of certain stock-based compensation as part of a roll-up acquisition strategy.  In addition, the Third Amendment eliminated the obligation for us to issue Series B Preferred Stock and conduct a registered offering of these shares.  Further, we agreed to revise the scope of matters Mr. Hand may work on following completion of the acquisition, and Mr. Hand agreed to enter into a five year non-compete agreement with us following closing. The closing did not occur by April 30, 2013 and the USTIS Agreement was terminated in accordance with its terms.

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On January 3, 2014, we entered into an agreement to acquire certain assets of NuQuest Capital Matchpoint I, LLC, a Georgia limited liability company (“Matchpoint”), engaged in the development of a “crowd funding” web portal, “Capital Match Point.” Such assets included Matchpoint’s fully operation web portal and its then current operating business services within the crowdfunding industry. In consideration therefor, on February 7, 2014, we issued to Matchpoint 1,000,000 shares, of our Series G Convertible Preferred Stock, 800 shares of which is convertible into 1 share of common stock, subject to adjustment in certain circumstances.  The transaction was valued at the price of the common stock shares at the close of trading on such date or $412,500. The asset was subsequently adjusted for fair value and written off as of June 30, 2014. During June, 2014, the current contractors operating the website resigned and we are in the process of restaffing and implementing a new business plan.

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On June 3, 2014, we entered into an agreement with AmericaVest CRE Mortgage Funding Trust, Inc., a Maryland corporation (“AmericaVest”), pursuant to which we acquired from AmericaVest a 51% equity interest therein, or 1,564,079 shares of AmericaVest’s common stock for a purchase price of $2,000,000 (the “AmericaVest Purchase Agreement”).  The purchase price was initially payable by the issuance of a forty-five (45) day promissory note.  We subsequently amended the AmericaVest Agreement to consummate the transaction in July 2014 by issuing 285,714 Shares to AmericaVest, which Shares are covered by the Registration Statement of which this prospectus makes a part. On November 11, 2014, Omega and AmericaVest mutually agreed to a transfer by us back to AmericaVest of a total of 641,272 AmericaVest shares (the “Contributed shares”), thereby reducing our equity ownership in AmericaVest to less than 10% pending completion of required audited financials by AmericaVest at which time we will have an irrevocable option exercisable at our sole discretion to reacquire the Contributed shares from AmericaVest for no additional consideration.

AmericaVest is a recently formed corporation which intends to qualify as a real estate investment trust (a “REIT”) for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”).  AmericaVest’s intends to originate, through an affiliate, senior whole mortgage loans secured by commercial and multifamily real estate properties in the United States.  AmericaVest will hold such mortgages for investment purposes and its investment strategy will be to generate current income and capital appreciation primarily through the origination of secured first position bridge loans collateralized by commercial real estate.

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On October  17, 2014, Omega entered in a definitive agreement (the “VeriTrek Agreement”) withVeriTrek Inc., a Delaware corporation (“VeriTrek”) and Ronnie Hale and John Manno, VeriTrek’s majority shareholders  (the  “VeriTrek Shareholders”),  pursuant to which we acquired  a majority ownership stake of seventy-five percent (75%) of  VeriTrek’s  common stock at a purchase price of $15-million ($15,000,000), payable by the Company issuing 15,000,000 shares of its restricted common stock to the VeriTrek Shareholders with the shares valued at $1.00.  In addition, these shares were subject to a one year lock up.  On October 30, 2014 the parties amended the VeriTrek Agreement, pursuant to which we transferred back 600,000 shares of VeriTek’s common stock to the VeriTrek Shareholders and the VeriTrek Shareholders transferred back to us 6,750,000 of the shares of our common stock which we issued to them.  As a result, our equity interest in VeriTrek was reduced to fifteen percent (15%).

VeriTrek is a holding company which operates seven (7) operating companies branded as Summit Real Estate Group (“SRG”). These operating companies are licensed as full-service 100% commission brokerage firms specializing in residential and commercial real estate services throughout the U.S. and are inspired by technological advancements and innovative marketing strategies. SRG was founded on the principals of developing an eco-friendly, cost efficient, and cloud-based platform for conducting real estate business. SRG has evolved into an extremely efficient national real estate brand of 800 agents promoting a positive and professional culture.

Overview of Corporate Structure

The following chart sets forth, in schematic form, the Company’s current corporate structure:

Overview

Since the Reorganization in September 2007, our business operations, through various subsidiaries, have been directed primarily on offering financing to the real estate markets in the United States.  We provide commercial real estate financing and loan brokering services for short and medium term loans to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords, and owners of core and non-core assets.  We focus on various alternative commercial real estate financings with an emphasis on loans secured by commercial real estate and also on financing non-core assets, including ground up developments, as well as core assets, including office buildings, multi-family residences, shopping centers, and luxury residential estates.  The loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity, and other equity participation financing structures.  Our operations are based primarily in Miami Beach, Florida.

Our core objective through our vertically integrated lending subsidiaries is to create productive synergies and business opportunities by offering loans that can garner consistent interest income and fee revenue from either brokering or originating short and medium term loans (the “Loans”). Primarily these transactional services will be solicited to borrowers consisting of commercial property owners, developers, landlords, and non-real estate owners of businesses (collectively, “Borrowers”).

We seek to consult and/or arrange loans through various financing programs with an emphasis on Loans secured by commercial real estate such as core assets that include office buildings, multi-family residences, shopping centers, industrial, and hotels, as well as asset backed loans secured by account receivables from established companies.  The Loans may consist of senior debt loans, mezzanine or subordinated loans, preferred equity, and other equity participation financing structures. We seek loan opportunities with low loan to value ratios (“LTV”) for first lien senior debt mortgages and for cash flowing loans that may consist of both low LTV’s and high debt service coverage ratios.

The break-down for the allocation of the capital/investment towards various Loan types will encompass between 60% and 80% of senior debt coupled with asset-backed first position senior debt, and the remaining allocation of capital can be utilized for subordinate and mezzanine debt with limited equity financing, yet all secured by the underlying assets. The geographical areas will consist of 90% originating within the United States and no more than 10% from other common law countries. Operationally, we have yet to determine our allocation/breakdown between originating loans and purchasing them from other lending organizations.

A source for generating revenue for our subsidiaries can come from fees, which are paid upfront upon engaging the prospective borrower for providing lending services that include completing our preliminary due diligence. This non-refundable fee can range from $10,000 up to $75,000 or larger depending on the amount of information that’s required and/or the level of difficulty the prospective borrower’s request may be. Furthermore, standard loan origination fees will also be charged and can range from 2% up to 8% and in some cases as high as 10% of the gross loan amount financed. In the event the Loans are originated directly by our lending subsidiary’s finance advisors we shall split the aforementioned fee equally with the finance advisors. In the case of brokering the loan out to a third-party lender, we will split the fee equally with the third-party broker and the remaining balance 50/50 with our finance advisor.

Regardless of the type of Loan, our lending subsidiaries objective is to recognize and scrutinize various levels of risk associated with each Loan or specialty-financing program.  We will utilize third party relationships with seasoned providers to independently assess the value, volatility, and adequacy of the pledged collateral for each Loan to ensure that all lending transactions made are appropriately collateralized.  As part of the procedures, our third party independent asset loan manager will assess the ease and cost effectiveness of repossessing and disposing of collateral for each Loan. We ensure that underlying loans will have adequate insurance as well. Standard underwriting protocols and criteria are used by our third-party firms and are part of the credit assessment conducted prior to the final approval for any investment or Loan financing.

Business Objectives and Strategy

Our lending subsidiary’s core business objective is to achieve advantageous and consistent yields on charged interest rates from short and medium term Loans to Borrowers when often times traditional financing is unavailable to such Borrowers for either acquisitions, refinancing of commercial property loans, and asset backed loans.  We evaluate various alternative commercial real estate financing with an emphasis on Loans secured by commercial real estate and also seek to invest in the financing of core assets that include office buildings, multi-family residences, shopping centers, hospitality, plus ground up entitled land developments. We generally follow a conservative loan profile for our pipeline of deals, which means creating portfolios consisting of loans with low loan to value and high debt service cover ratios.  We evaluate Loans that are first lien, senior debt mortgage loans, and specialty financing programs and riskier less secure, yet much more profitable mezzanine or equity positions in order to conclude which opportunities serve as prudent investments.

With respect to asset backed loans, we plan to prudently originate receivable based lines of credit better known as factoring. Factoring assists small to medium sized business owners with resolving their short-term working capital needs. A back office underwriting, due diligence, sales, marketing, servicing, training, and collections third-party provider will support this service. In order to effectively manage and provide quality control, we will utilize state of the art software that allows us to facilitate and organize a seamless stream of completed transactions. Furthermore, we plan to leverage our assets at a customary multiple of up to 6(x) times, which will maximize our future capital.

The products and services we provide entail two dimensions of credit risk, customer and client. The largest risk is customer credit risk in factoring transactions. Customer risk relates to the financial inability of a customer to pay on undisputed trade accounts receivables due from such customer to the factor. While smaller than customer credit exposure, there is also client credit risk in providing cash advances to factoring clients. Client risk relates to a decline in the credit worthiness of a borrowing client, their consequent inability to repay their loan and the possible insufficiency of the underlying collateral (including the aforementioned customer accounts receivable) to cover any loan repayment shortfall.

Furthermore, we plan to leverage these receivable assets at a customary multiple between 3(x) and 6(x) times. Therefore, our factoring financing is subject to a variety of business risks including operational, regulatory, financial, as well as business risks related to competitive pressures from banks, boutique factors, and credit insurers. These pressures create risk of reduced pricing and volume for our lending subsidiary operations. In addition, client de-factoring can occur if retail credit conditions are benign for a long period and clients no longer demand factoring services for credit protection.

Use of Loan Servicers

In carrying out our business strategy, we may seek out and utilize third-party firms that specialize in loan origination and servicing (“Servicers”).  Our objective is to perform due diligence on each Servicer in order to evaluate the firm’s experience and expertise in servicing loans that satisfy our investment criteria. Upon completion and review of the due diligence process, those firms that best meet the criteria will be eligible to enter into Loan origination and servicing agreements with us.

Use of Other Third Party Feasibility and Evaluation Providers

We intend to utilize various third-party organizations that specialize in providing services associated and in connection with our products and services such as providing evaluation and feasibility services, closings and escrow services, and fund administration services.

Sale of Participations

In the discretion of management, we may sell participation rights in various loans we originate to other entities.

Lending

Through our vertically integrated lending subsidiaries, our core competencies are within the commercial real estate mortgage sector and will focus on advisory, originating, and funding commercial mortgage loans including loans that are asset backed with collateral such as inventory, equipment, purchase orders, and some intellectual property rights.

Our Core Lending Product - Commercial Real Estate Lending

Through our subsidiaries our objective is to focus on taking advantage of the vast domestic commercial real estate lending market.  In order to create a sound, proven back-office, we have access to commercial real estate (“CRE”) and financial-market loan processors as well as underwriters, credit analysts, and servicing professionals that are now available as a result of the earlier credit crisis.

Our lending business model is similar to those of traditional banks or financing companies within the lending industry.  However to compete within this industry, our lending subsidiaries can create an advantage through our vertically integrate corporate structure which provides seamless deal flow in addition to reducing overhead cost associated to facilitating our loan origination model as a direct balance sheet lender.

The Loans are expected to fall principally in the following categories:

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Acquisition -- Loans made to acquire or refinance commercial and multi-family real estate properties, such as:

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Office

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Hotels / Flagged or Boutique

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Multifamily

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Urban Apartment Complexes

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Retail (Anchored or Non Anchored)

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Condominiums (and Conversions)

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Master Planned Multifamily Resort Development

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Other Commercial Real Estate -- Loans secured by real estate and made for the purpose of providing working capital or allowing owners to take equity capital out of a business, and warehouse lines of credit facilities to provide “Hard Money” to small commercial real estate lenders

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Asset Backed Loans : Loans secured by account receivables, inventory, purchase orders, or equipment

    The following table shows the anticipated loan program mix by type of Loans:

Acquisition Financing/Refinancing of Commercial Real Estate Properties	85%
Other Non-Core Commercial Real Estate and Land Loans	15%

The above table is only an illustration of the proposed loan mix.  The Company shall determine, in its discretion, what portion of the Company’s investments shall be allocated to each type of Loan transaction and therefore the Company may alter the foregoing mix as it deems necessary or advantageous.   Regardless of the type of Loan, the Company’s focus s expected to include the following goals, considerations and credit procedures:

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Earn rates of return that exceed the commensurate level of risk associated with each Loan and structured financing program;

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Independently assess the value, volatility and adequacy of the collateral for each Loan;

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Make Loans that are appropriately collateralized;

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Assess the ease with which the Company can repossess and dispose of the collateral for each Loan;

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Ensure that each Loan or other investment has the proper legal documentation;

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Ensure that the underlying projects and properties have adequate insurance, including but not limited to flood insurance , fire insurance,  key-man insurance, and surety bonds;

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Require evaluation, appraisals and feasibility reports by third party firms as part of the credit assessment prior to the final approval of any investment;

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Require title commitment policies in the name of the Company prior to a Loan approval;

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Require investments to have a minimum debt coverage ratio.

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Obtain a fair market value of the asset(s) as determined by a certified MAI appraisal and evaluation firm selected by the Company.

Key Operational Highlights

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The overall CRE core property lending market is vast and global offering us significant growth opportunities.

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This lending model will allow for smaller increments of loan transactions designed for quicker closings to permit investors to monitor the development of our ongoing balance sheet and enable us to achieve our benchmarks and milestones.

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Trepp.com a top CMBS research firm believes this commercial property loan market is currently estimated to be valued at $650-billion with $80-billion of underlying mortgages maturing between now and 2017.

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Seasoned commercial real estate securitization specialists have been hired to coordinate our loan underwriting model centered on mitigating loan-loss risks and to perform all other related and required third-party due diligence.

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Since the securitization industry has standardized the underwriting criteria, it will enable each hired third-party organization and back-office operation to integrate and exchange information effectively and efficiently.

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Low cost and prudent leverage is available to us for these types of loan originations.

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We feel our overall business structure coupled with a CRE investment banker’s expertise, our public platform, and prudent determination to become a leading small cap growth company in this lending market could add significant value for us and for our current market price moving forward.

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We will receive and be presented commercial real estate loan originations generated from a proven and well-experienced loan processing sales force as well as from top-rated REITS.

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We shall utilize our own internal industry knowledge as well extensive loan origination, structuring, and closing experience of our strategic partners to serve our specific needs vital for growing our top-line.

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These experienced industry veterans have all contributed to the creation of this loan strategy, which has yielded us immediate loan production opportunities consisting of quality loans.

Sale of Participations

In the discretion of management, we may sell participation rights in the loans we originate to other entities.

Deal Generation

General

Deal generation and origination is maximized through long-standing and extensive relationships with industry contacts, brokers, commercial and investment bankers, entrepreneurs, service providers such as lawyers, financial advisors, accountants and current and former portfolio companies and investors. Through our subsidiaries management teams focuses their deal generation and through advisory services or direct loan origination efforts to develop a reputation as a knowledgeable, reliable and active source of capital and assistance in the commercial real estate and asset backed lending markets.

Screening

During the screening process, if a transaction initially meets our investment criteria, we will perform preliminary due diligence, taking into consideration some or all of the following information:

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a comprehensive review of financials statements and or model based on quantitative analysis of historical financial performance, projections and pro forma adjustments to determine the estimated internal rate of return;

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a brief industry and market analysis;

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preliminary qualitative analysis of the management team's track record  and backgrounds;

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potential lending structures and pricing terms; and

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regulatory compliance.

Upon successful screening of a proposed loan transactions, the subsidiary management teams makes a recommendation to typically issue a non-binding term sheet to the prospective borrower.

Term Sheet

For proposed transactions, the non-binding term sheet will include the key economic terms based upon our analysis performed during the screening process as well as a proposed timeline and our qualitative expectation for the transaction. While the term sheet for the loan programs is non-binding, we typically receive an non refutable due diligence fee in order to move the transaction to the due diligence phase. Upon execution of a term sheet, we begin our formal due diligence process.

Due Diligence

Due diligence on a proposed loan programs is performed by a minimum 3rd parties commercial real estate, asset backed professionals, whom we refer to collectively as the Due Diligence Process, in addition certain external resources, who together conduct due diligence to understand the borrowers  business plan, operations and financial performance. The Company’s due diligence review includes some or all of the following:

• site visits with management and key personnel;

• detailed review of historical and projected financial statements;

• operational reviews and analysis;

• interviews with customers and suppliers;

• detailed evaluation of company management, including background checks;

• review of material contracts;

• in-depth industry, market, and strategy analysis;

• regulatory compliance analysis; and

• review by legal, environmental or other consultants, if applicable.

• company history and overview;

• transaction overview, history and rationale, including an analysis of transaction strengths and risks;

• analysis of key customers and suppliers and key contracts;

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a working capital analysis;

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an analysis of the company's business strategy;

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a management and key equity investor background check and assessment;

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third-party accounting, legal, environmental or other due diligence findings;

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investment structure and expected returns;

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anticipated sources of repayment and potential exit strategies;

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pro forma capitalization and ownership;

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an analysis of historical financial results and key financial ratios;

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sensitivities to management's financial projections;

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regulatory compliance analysis findings; and

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detailed reconciliations of historical to pro forma results.

Competition

In all of our planned business segments, we will likely face competition from existing entrants in the market, virtually all of whom have longer operating histories and greater financial resources than we do. In addition, there may be barriers to entry in certain market segments which may be difficult for us to overcome, given our limited assets, staffing and expertise. There can be no assurance given that even if we are able to increase our financial and operational resources, we will be able to successfully enter the various market segments we intend to or that if we do, that we can successfully compete. Failure to do so would substantially harm our business prospects and operations.

Government Regulation

Protection of Customer and Client Information

Certain aspects of the Company’s business are subject to legal requirements concerning the use and protection of customer information, including those adopted pursuant to the Gramm- Leach-Bliley Act and the Fair and Accurate Credit Transactions

Act of 2003 in the U.S., the E.U. Data Protection Directive, and various laws in Asia and Latin America. In the U.S., the Company is required periodically to notify its customers and clients of its policy on sharing nonpublic customer or client information with its affiliates or with third party non-affiliates, and, in some circumstances, allow its customers and clients to prevent disclosure of certain personal information to affiliates and third party non-affiliates. In many foreign jurisdictions, the Company is also restricted from sharing customer or client information with third party non-affiliates.

Other Regulations

In addition to U.S. banking regulation, our operations are subject to supervision and regulation by other federal, state, and various foreign governmental authorities. Additionally, our operations may be subject to various laws and judicial and administrative decisions. This oversight may serve to:

regulate credit granting activities, including establishing licensing requirements, if any, in various jurisdictions;

establish maximum interest rates, finance charges and other charges; regulate customers’ insurance coverages;

require disclosures to customers;

govern secured transactions;

set collection, foreclosure, repossession and claims handling procedures and other trade practices;

prohibit discrimination in the extension of credit and administration of loans; and

regulate the use and reporting of information related to a borrower’s credit experience and other data collection.

Changes to laws of states and countries in which we do business could affect the operating environment in substantial and unpredictable ways. We cannot accurately predict whether such changes will occur or, if they occur, the ultimate effect they would have upon our financial condition or results of operations.

Employees

We have no employees.  We rely on contract support staff and our sales people are commissioned and participate in revenue sharing on a per deal basis. We plan to rely on third party commercial real estate professionals in areas such as credit, underwriting, due diligence, and loan servicing, plus a team of seasoned commercial real estate attorneys to secure our assets on an as needed basis.  We will rely on proven mortgage bankers to generate production for stabilized commercial property loans. The underwriting and due diligence will be handled internally.  We are currently not a party to any collective bargaining agreements.

Properties

Our principal executive offices were located at 1000 5th Street, Suite 200, Miami Beach, FL 33139.  The term of the lease is month to month and our monthly rent is $95.

In November 2014, our wholly owned subsidiary Omega Capital Street LLC entered into a lease agreement for space at Courvoisier Center I, 501 Brickell Key Drive, Suite 104, Miami Beach, FL. The term of the lease is 65 months and monthly rent is $14,651 for the first year with annual percentage increases over the next 4 years.

Legal Proceedings

Other than as set forth below, there are no material pending legal proceedings to which we are a party or to which any of our property is subject and to the best of our knowledge, no such actions against us are contemplated or threatened.

Jorge Ramos v. Omega Capital Funding, LLC, et. al.  In the 11th Judicial Circuit in and for Miami-Dade County, Florida.  Case No.: 07-38288 CA 09.  This matter resulted in a summary judgment against the Defendants on September 25, 2009 for $85,000.  The judgment accrues interest at 8% annually and has yet to be satisfied.

Sebaco Siete, S.A. v. Omega Realty Partners, L.L.C., et. al.  In the 11th Judicial Circuit in and for Miami-Dade County, Florida.  Case No.: 06-11204 CA 13.  This matter resulted in a default final judgment against the Defendants in March 2008 for $1,564,832 plus fees and costs.  The judgment accrues interest at 11% annually and has yet to be satisfied.

Luxury Home, LLC v. Omega Commercial Finance Corp., et. al.  In the Superior Court of Arizona, Maricopa County, Arizona. Case No.: CV2011-004554.  This breach of contract matter resulted in a default judgment against the Defendants in 2012 for $651,113 plus fees and costs.  The judgment accrues interest at 4.25% annually and has yet to be satisfied.

On April 26, 2013 Madison Boardwalk, LLC (“Madison Boardwalk”) filed a complaint in the U.S. District Court for the Western District of Wisconsin (Case No. 13-cv-288) against Omega Commercial Finance Corp. (the “Company”), Jon S. Cummings, IV and Von C. Cummings. The complaint alleged that the Company breached its agreements with Madison Boardwalk to provide it with funding for a hotel it was seeking to finance and develop (the “Project”).

The complaint also alleged that the defendants engaged in deceptive practices in violation of Wisconsin Statutes Section 100.18(1) and that Jon S. Cummings IV and made intentional misrepresentations related to the Company’s ability to arrange financing for the Project.  The plaintiff sought damages against the Company in the amount of $9,240,874, which the plaintiff claims is the difference between the financing cost proposed by the Company and what the plaintiff alleged they could receive from an alleged alternative funding source; plus, Jon S. Cummings IV and Von C. Cummings jointly and severally in the amount of $1,071,000, and certain other amounts as determined at trial. The plaintiff did provide to the Company a payment of a non-refundable due diligence and processing fee in the amount of $20,000, which is not in dispute.

In response to this complaint, the Company and Jon S. Cummings IV filed a motion to dismiss the complaint due to Jurisdiction and Venue.  On November 7, 2013, the Court issued an order denying the motion to dismiss, granting Madison Boardwalk’s motion for leave to file a reply and allowing Madison Boardwalk leave until November 21, 2013 to show that the individual defendants in this case are citizens of Florida.

The case subsequently went to mediation and was dismissed during mediation in September 2014.

On October 17, 2014 the Circuit Court in the Twelfth Judicial Circuit in and for Sarasota County, Florida (the “Court”), entered an Order Granting Approval of Settlement Agreement (the “Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with a Settlement Agreement (the “Settlement Agreement”) between the Company and IBC Funds, LLC, a Nevada limited liability company (“IBC”), in the matter entitled IBC Funds, LLC, vs Omega Commercial Finance Corporation., Case No. 2014 CA 6009 (the “Action”). IBC commenced the Action against us to recover an aggregate of $65,085 of past-due accounts payable, which IBC had purchased from certain of our vendors pursuant to the terms of separate claim purchase agreements between IBC and each of the respective vendors (the “Assigned Accounts), plus fees and costs (the “Claim”). The Assigned Accounts relate to certain legal, accounting, underwriting, and Edgar filing services cost. The Order provides for the full and final settlement of the Claim and the Action, and on October 23, 2014, we issued an initial 270,000 shares of common stock to IBC. The Settlement Agreement became effective and binding on October 31, 2014.

We currently have payment obligations of total $2,300,948 on the judgments against us, which is included in our financial statements for the year ended December 31, 2013 and the nine months ended September 30, 2014.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

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have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•

submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•

disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Going Concern

As of September 30, 2014, we have not yet achieved profitable operations.  We have accumulated losses since inception, a working capital deficiency and we expect to incur further losses in the development of our business, all of which, according to our accountants, casts substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due.  We intend to seek additional funds by equity financing through an offering of our securities and/or related party advances, however there is no assurance of additional funding being available.

Results of operations for the Nine months ended September 30, 2014 compared to the nine months ended September 30, 2013

Revenues

For the nine months ended September 30, 2014 our sales decreased $192,812 compared to the same period in 2013 primarily as a result of delayed contract signing and new business startups.

Cost of Sales

Cost of sales for the nine months ended September 30, 2014 increased by $46,899 compared to the same period in 2013 even though our sales decreased, primarily because of ongoing business not yet closed. Cost of sales as a percentage of revenues for the nine months ended September 30, 2014 was 94.13% compared to 33.27% for the nine months ended September 30, 2013. These increases were primarily as a result of the decrease in sales discussed above and partially increased by consulting services related to ongoing projects.

Operating Expenses

Total expenses for the nine months ended September 30, 2014 increased by $2,421,126,873 compared to the same period in 2013. The increase was primarily due to stock and warrants issued to our president and outside consultants for services, convertible debentures including warrant expenses and derivative expenses, calculated using the Black-Scholes model as well as increased contractor costs, rent and professional fees for operational subsidiaries.

Other Income (Expense)

Total other income (expense) for the nine months ended September 30, 2014 was ($3,268,705), due to fair valuation of assets and fair value adjustment of derivative liabilities, loss on valuation of assets and interest expense, compared to ($187,109) for the nine months ended September 30, 2013, which was due to loss on sales of trading securities, fair valuation of assets and fair value adjustment of derivative liabilities, and interest charges incurred through our margin account, partially offset by $3,765 in interest received on money market funds.

Loss From Operations

Our net loss for the nine months ended September 30, 2014 increased by $2,424,448,180 compared to the same period in 2013 due to the circumstances set forth above.

Capital Resources and Liquidity

Liquidity is a measure of a company’s ability to meet potential cash requirements. On September 30, 2014, we had total assets of $50,473 compared to $138,823 on December 31, 2013, a decrease of $88,350 (63.64%).  We had total stockholders’ deficit of $3,679,128 on September 30, 2014 compared to the deficit of stockholders’ equity of $2,740,659 on December 31, 2013, an increase in the deficit of $938,469 (34.2%).

All assets are booked at historical cost.  Management reviews on an annual basis the book value, along with the prospective dismantlement, restoration, and abandonment costs and estimate residual value for the assets, in comparison to the carrying values on the financial statements.

Results of operations for the twelve months ended December 31, 2013 compared to twelve months ended December 31, 2012

Revenues

For the twelve months ended December 31, 2013, we generated $405,265 in revenues compared to $258,803 in revenues for the twelve months ended December 31, 2012 for an increase of $146,462. The increase in revenue is a result of the competitive commercial real estate financing sector and our limited working capital and sales force to market our lending programs.

Cost of Sales

Cost of sales for the twelve months ended December 31, 2013 was $168,692 compared to $1,053,528 for the twelve months ended December 31, 2012. Although revenue increased by approximately 61%, costs of sales decreased as a result of more efficient closings and less involvement from consultants.  Cost of sales for the twelve months ended December 31, 2013 was 41% compared to 407% for the twelve months ended December 31, 2012, which included $715,000 payment in stock issuances for services.

Operating Expenses

Total expenses increased to $2,312,438 for the twelve months ended December 31, 2013 from $820,320 for the twelve months ended December 31, 2012, an increase of $1,492,118. The increase was primarily due to $500,000 commissions paid in preferred stock on preferred stock issuance financing, $1,406,600 of common stock shares issued for services provided by PR/IR firms, an increase of $28,721 in other selling, general and administrative expenses related to our stepped up business efforts and $14,303 increase in professional fees associated with our SEC registrations and filings, and partially offset by a $4,103 reduction in dues and rent, $510,000 reduction in stock compensation to an officer and a slight increase of $24,006 in compensation to an officer.

Loss From Operations

We generated a net loss of $2,471,384 for the twelve months ended December 31, 2013 compared to a net loss of $1,656,911 for the same period in 2012 due to the circumstances set forth above.

Capital Resources and Liquidity

Liquidity is a measure of a company’s ability to meet potential cash requirements. On December 31, 2013 we had total assets of $138,823 compared to $253,031on December 31, 2012, a decrease of $114,208.  We had a deficit in total stockholders’ equity of $2,740,658 on December 31, 2013 compared to the deficit of stockholders’ equity of $2,255,663 on December 31, 2012, an increase in the deficit of $484,995.

All assets are booked at historical cost. Management reviews on an annual basis the book value, along with the prospective dismantlement, restoration, and abandonment costs and estimate residual value for the assets, in comparison to the carrying values on the financial statements.

Critical Accounting Policies and Estimates

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

Critical Accounting Policies

Our financial statements are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue, and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 1 of our financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause an effect on our results of operations, financial position or liquidity for the periods presented in this report.

Revenue Recognition

We will be primarily engaged in the sourcing of and providing advice in connection with second- and third-tier financing for commercial development and construction.  Revenues are generated from fixed non-refundable processing fees associated with the contractual agreement.  Revenues are recorded at the time each contract is signed and fees remitted.

The fees are non-refundable and fixed, which is unconditionally earned and is not contingent on success factors.  We recognize revenues as amounts become billable in accordance with contract terms.  These revenues based on contractual agreement with us are recognized as the contracts are signed and the fees are received, and amounts are earned in accordance with the Securities and Exchange Commission (the “SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), as amended by SAB No. 104, “Revenue Recognition” (“SAB 104”). We consider amounts to be earned once evidence of an arrangement has been obtained, the contract signed, and the processing fees remitted.

In the past our fees have not been refundable, which resulted in unclear contracts and several lawsuits.  Our contracts have been rewritten to clearly state the processing fees as non-refundable, and customers are clearly informed of the fees and policies.  If we elect to refund any processing fees, determined on a case by case basis, a loss provision will be recorded in the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined by the contractual agreement and the amount of processing fees associated with the customer. There were $6,540 and $-0- in refunds or anticipated contract refunds as of December 31, 2013 and 2012, and June 30, 2014 and 2013, respectively.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities.

Investments in and Advances to Unconsolidated Entities

The trends, uncertainties, or other factors that may negatively affected our business and the finance, construction and new development industries in general may also affect the unconsolidated entities in which we may have investments. We will review each of its investments in unconsolidated entities on a quarterly basis to determine the recoverability of its investment. We evaluate the recoverability of its investment in unconsolidated entities, which entails a detailed cash flow analysis using many estimates including but not limited to expected sales pace, expected sales prices, expected incentives, costs incurred and anticipated, sufficiency of financing and capital, competition, and market conditions. When markets deteriorate and it is no longer probable that we can recover its investment in a joint venture, we impair its investment. If a joint venture has its own loans or is principally a joint venture to hold an option, such impairment may result in the majority or all of our investment being impaired.

Income Taxes — Valuation Allowance

Significant judgment is required in estimating valuation allowances for deferred tax assets. In accordance with Section 740 of the FASB Accounting Standards Codification (“ASC 740”), a valuation allowance is established against a deferred tax asset if, based on the available evidence, it is more likely than not that such asset will not be realized. The realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income in either the carryback or carry forward periods under tax law. We periodically assesses the need for valuation allowances for deferred tax assets based on ASC 740’s “more-likely-than-not” realization threshold criterion. In our assessment, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative income and losses, forecasts of future profitability, the duration of statutory carryback or carry forward periods, its experience with operating loss and tax credit carry forwards being used before expiration, and tax planning alternatives.

In accordance with ASC 740, we assesses whether a valuation allowance should be established based on its determination of whether it is more likely than not that some or all of the deferred tax assets will not be realized. Our assessment of the need for a valuation allowance on its deferred tax assets includes assessing the likely future tax consequences of events that have been recognized in its consolidated financial statements or tax returns. We base our estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, on business plans and other expectations about future outcomes. Changes in existing tax laws or rates could affect actual tax results and future business results may affect the amount of deferred tax liabilities or the valuation of deferred tax assets over time. Our accounting for deferred tax assets represents its best estimate of future events using the guidance provided by ASC 740.

Due to uncertainties in the estimation process, particularly with respect to changes in facts and circumstances in future reporting periods (carry forward period assumptions), it is reasonably possible that actual results could differ from the estimates used in our historical analyses. Our assumptions require significant judgment because the residential homebuilding industry is cyclical and is highly sensitive to changes in economic conditions. If our results of operations are less than projected and there is insufficient objectively verifiable evidence to support the likely realization of its deferred tax assets, a valuation allowance would be required to reduce or eliminate its deferred tax assets.

Stock Based Compensation

From time to time, we have compensated our officers and vendors with the issuance of stock.  The value of the transaction is determined by the trading price on the day of the transactions.  We anticipate that we will continue to compensate our officers with stock and traditional payments in the future.  Since the stock price is variable and there is no assurance the stock price will remain at any level, the amount of stock issued for services in kind or bonus awards will vary, and dilution may occur. We do not issue options or warrants.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our common stock is quoted on the OTCPINK and trades under the symbol “OCFN”.  On February 9, 2015, the closing sale price for our common stock was $0.0004 on the OTCPINK. As of December 31, 2014, there were approximately 2,541 record holders and 120,119,393 Shares issued and outstanding.

The following table reflects the range of high and low bid information for our common stock for the period indicated. The bid information was obtained from the OTC Markets Group, Inc. and reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions The market for our Shares is limited and sporadic. . On July 1, 2014, FINRA approved a one-for-twenty thousand (1:20,000) stock split, effective July 2, 2014. The prices have been retroactively adjusted to reflect this stock split.

Quarter Ended	Bid High	Bid Low
2014
December 31, 2014	.0043	.0014
September 30, 2014	$1.10	$1.10
June 30, 2014	$76.00	$76.00
March 31, 2014	$180.00	$166.00
2013
December 31, 2013	$320.00	$172.00
September 30, 2013	$150.00	$150.00
June 30, 2013	$740.00	$740.00
March 31, 2013	$2300.00	$2300.00
2012
December 31, 2012	$3600.00	$800.00
September 30, 2012	$6800.00	$200.00
June 30, 2012	$800.00	$112.00
March 31, 2012	$1060.00	$180.00

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Directors, Executive Officers, Promoters and Control Persons

Directors and Executive Officers

The following table sets forth the name, age and position of each person who is a director or executive officer as of the date of this prospectus.

Name	Age	Positions and Offices to be Held

Jon S. Cummings, IV	44	Chief Executive Officer, Chief Financial Officer, and Director
Clarence Williams	67	Director
Eran Danino	36	Chief Executive Officer, Omega Capital Street LLC

Our directors (each, a “Director,” collectively, “Directors”) are appointed for a one-year term to hold office until their successor is duly elected and qualified. Our officers are appointed by our board of directors (the “Board”) and hold office until removed by the Board.  There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of and/or any committee of our Board. We do not have any standing committees. Our Board may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

All of our Directors bring to our Board executive leadership experience derived from their prior business experience. Each of our Board members has demonstrated strong business acumen and an ability to exercise sound judgment and has a reputation for integrity, honesty and adherence to ethical standards.

Jon S. Cummings, IV has been our Chief Executive Officer, President, Chief Financial Officer and member of the Board since 2007.  Since 2005, he has been the President of our subsidiary, Omega Commercial Finance LLC which is engaged in and domestic real estate development projects valued at over $100 million.  Mr. Cummings is responsible for our day to day operations including communications to employ additional personnel in the future which are expected to include real estate analysts, surveyors, licensed appraisers, and real estate brokers. Additionally, he is responsible for overseeing the internal underwriting department to achieve the maximum value in our origination and lending activities. From 1996 to 1999, Mr. Cummings was employed as Vice President by J.S. Cummings & Associates, a company engaged in commercial and residential real estate development.  From 1999 to 2005 Mr. Cummings was responsible for construction management and budgeting at African International. Mr. Cummings graduated from Ohio University in 1994 with BS dual major in Pre-Law & History.

Clarence Williams has been a member of our Board since 2008.  Mr. Williams has 45 years of demonstrated experience in business administration and management. He retired from the City of Dayton as Chief Executive to the Dayton City Council from 1973 to 2005. During that tenure of 32 years, his responsibilities included the review and the assessment of the city’s $800 million general and enterprise fund budgets.  Mr. Williams has facilitated workshops and training seminars across the country and in Russia, Israel, Zimbabwe, Zambia, Liberia, and South Africa. He has served on numerous boards for government entities and non-profit organizations. Mr. Williams has a Bachelor of Science degree in Business Management and a MBA graduate degree. He was selected as a George Washington University Fellow; Elliott School of International Affairs and focused on international global economic development opportunities. He was certified at the Senior Executive Institute, University of Virginia.

Eran Danino , 36, joined Omega Capital Street LLC as the Vice President of Sales and Marketing in February 2014 and assumed the President and CEO role March 4, 2014. Mr. Danino is responsible for managing the day-to-day lending operations and brings more than 14 years of experience in the sales, marketing, management, and business development of real estate, investments, and the capital markets space. After completing his service in the Israeli Defense Force in 2000, Mr. Danino emigrated to the U.S. where he began a career in retail sales where he quickly rose to store manager. In 2004 he was recruited by Inditex/Zara as a regional manager servicing the eastern US where he was responsible for all facets of retail outlet management and training new management for Florida, California, Massachusetts and New York. In 2006, Mr. Danino worked with Omega Capital Funding where he helped the company generate over $1 million in fees per year arranging financing for commercial real estate transactions. He served as the Northeast/Southeast regional manager for 2020 Communications from 2007-2009, where he developed strong connections in the telecommunications industry. In 2011, he and partners launched Global Impact Inc., a holding company which provides link and management services to small companies in the U.S., Canada, and Central and South America from 2011-2014, where he was responsible for domestic and international business development. Collectively, Mr. Danino has been involved in negotiating, closed and managed transactions valued over $1 billion dollars since 2000. He is also the co-founder of Omega Venture Capital LLC, which specializes in commercial real estate strategic alliances. He resides in Miami with his wife and 2 young children.

Board of Directors

Our Board currently consists of two members. Our Bylaws provide that our board shall consist of not less than one with a maximum as determined by the board or the stockholders. The terms of directors expire at the next annual stockholders’ meeting unless their terms are staggered as permitted in our bylaws. Each stockholder is entitled to vote the number of shares owned by him for as many persons as there are directors to be elected. Stockholders do not have a right to cumulate their votes for Directors.

Director Compensation

Currently, we do not pay our Directors any cash compensation other than the compensation paid to our CEO who is also a Director, which is reflected in the Summary Compensation Table below. In the future, we may consider appropriate forms of compensation, including the issuance of common stock and stock options as compensation.

Committees

To date, we have not established a compensation committee, nominating committee or an audit committee.  The functions of those committees are being undertaken by Board as a whole. Because none of our Directors are independent, we believe that the establishment of these committees would be more form over substance.

We do not have a policy regarding the consideration of any Director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our Board established a process for identifying and evaluating director nominees, nor do we have a policy regarding director diversity. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed.  Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board.  Given our relative size and lack of directors and officers insurance coverage, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.  In considering a director nominee, it is likely that our Board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our Board.

None of our directors is an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or Board who:

•

understands generally accepted accounting principles and financial statements,

•

is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,

•

has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,

•

understands internal controls over financial reporting, and

•

understands audit committee functions.

Our common stock is not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board include “independent” directors, nor are we required to establish or maintain an audit committee or other committee of our Board.

Board oversight in risk management

Mr. Cummings serves as both our Chief Executive Officer and as one of the two members of our Board. The other Director, Mr. Williams is not considered independent. The business and operations of our company are managed by our Board as a whole, including oversight of various risks, such as operational and liquidity risks that our company faces.  Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole, has responsibility for the oversight of risk management. Our Directors meet regularly to discuss strategy and risks we face and to address any questions or concerns they may have on risk management and any other matters.

Executive Compensation

The following table summarizes all compensation recorded by us in the fiscal years ending December 31, 2014, 2013 and 2012, for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our Company at December 31, 2014. The value attributable to any option awards is computed in accordance with FASB ASC Topic 718.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Jon S. Cummings, IV, CEO(1)	2014(3)			2,400,250,000				$86,607	2,400,336,607
	2013		0	0	0	0	0	$101,320	$101,320
	2012		0	$ 510,000	0	0	0	$77,314	$587,314

Eran Danino, CEO(2) Omega Capital Street	2014(3)			$1,718,000				$131,421	1,849,421

(1)

Mr. Cummings has served as our CEO since 2007. On June 5, 2014, we issued 2.500 shares to Mr. Cummings, valued at $250,000 or $100 per share and on July 9, 2014 we issued 40 million (40,000,000) shares to Mr. Cummings, valued at $2,400,000,000 or $60 per share at the dates of issuance. We issued no stock to Mr. Cummings in 2013.In 2012 we issued to Mr. Cummings, 150 shares, valued at $60,000 and 250 shares, valued at $450,000, valued at the closing stock price at the date of issuance, In October 2011 we issued 750 shares to Mr. Cummings, valued at $750,000 or $1,000 per share at the date of issuance, of which 650 shares were returned to the company and retired in 2012.

(2)

Mr. Danino has served as the VP of our wholly owned subsidiary Omega Capital Street since February 2014. On February 28, 2014, we issued 375 shares to Mr. Danino, valued at $111,750 or $298 per share at the date of issuance. On April 22, 2012 we issued 175 shares to Mr. Danino, valued at $22,750 or $130 per share at the date of issuance. On May 14, 2014, we issued 750 shares to Mr. Danino, valued at $73,500 or $98 per share at the date of issuance. On July 30, 2014, we issued 200,000 shares to Mr. Danino, valued at $1.51 million ($1,510,000) or $7.550 per share at the date of issuance. Mr. Danino also received $131,421 in cash disbursements during the year ended December 31, 2014.

(3)

Numbers included for the year ended 2014 are unaudited.

As our CEO, Mr. Cummings received compensation for his services since he began serving as our CEO in 2007. In 2013, Mr. Cummings received no stock compensation for services. Mr. Cummings received cash payment as compensation for his services from time to time on an irregular basis throughout the year totaling $101,320. None of the payments exceeded $5,000 per distribution. During 2012, Mr. Cummings received total stock compensation for services of 400 shares, awarded in 2 instances: 150 shares, valued at $60,000 or $400 per share, the closing stock price on the date of issuance, and 250 shares, valued at $450,000 or $1,800 per share, the closing stock price on the date of issuance. Mr. Cummings also received cash payments as compensation for his services from time to time on an irregular basis throughout the year totaling $74,314. None of the payments exceeded $5,000 per distribution. During 2011, Mr. Cummings received stock compensation for services of 750 shares, valued at the closing price of $1,000 per share at the date of issuance or $750,000. Of these shares, 650 were returned to the Company and retired at the beginning of 2012. Mr. Cummings also received cash payments as compensation for his services from time to time on an irregular basis throughout the year totaling $49,383. None of the payments exceeded $5,000 per distribution.

Mr. Danino has served as Vice President of Sales and Marketing of our wholly owned subsidiary Omega Capital Street LLC since February 22, 2014, and President and CEO of Omega Capital Street since March 2014. On February 28, 2014, we issued 375 shares to Mr. Danino, valued at $111,750 or $298 per share at the date of issuance. On April 22, 2012 we issued 175 shares to Mr. Danino, valued at $22,750 or $130 per share at the date of issuance. On May 14, 2014, we issued 750 shares to Mr. Danino, valued at $73,500 or $98 per share at the date of issuance. On July 30, 2014, we issued 200,000 shares to Mr. Danino, valued at $1.51 million ($1,510,000) or $7.55 per share at the date of issuance. Mr. Danino also received cash payments of $131,421 during the year ended December 31, 2014.

How our Chief Executive Officer’s compensation is determined

Mr. Cummings is not a party to an employment agreement with us. His compensation is determined by our Board, of which he is a member, and is based upon a number of factors including the scope of his duties and responsibilities and the time devoted to our business. Such deliberations are not arms-length. We did not consult with any experts or other third parties in fixing the amount of Mr. Cummings compensation. The amount of compensation payable to Mr. Cummings can be changed at any time upon the determination of our Board. Mr. Cummings is compensated from time to time from the available resources of the company, specifically with regard to his fiduciary responsibilities to the Company. Mr. Cummings accomodates the cash flow of the business in receiving compensation. In moving forward, we are putting in place a Compensation agreement for Mr. Cummings encompassing all instruments of payment including a bonus structure, to better facilitate budgeting and overall corporate performance.

Employment Agreements

There are no other employment agreements between the Company and its other executive officers and directors. Mr. Danino has a one year employment agreement with us. His compensation is determined by production and paid through the Company’s Employee and Consultant Incentive Equity Plan. As the VP of Sales and Marketing, Mr. Danino received a signing bonus of 7,500,000 shares of S-8 Company stock. He receives 20% of revenues generated through non-refundable fees charged to prospective borrowers, paid to him for the business he generates, split between himself and the sales teams for business generated by the team. He also participates in bonuses for capital raising, equity participation compensation and production stock compensation for gross monthly revenue generation. As additional compensation for the President and CEO role, Mr. Danino receives a stock incentive bonus and cash compensation determined monthly pursuant to final approval by Mr. Jon Cummings IV, Chairman of the Board.  A copy of his employment agreement and amendment are attached to this filing as Exhibits 10.12 and 10.13.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2013:

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Jon S. Cummings, IV, CEO	0	0	0	0	0	0	0	0	0
Eran Daninom, CEO Omega Capital Street LLC	0	0	0	0	0	0	0	0	0

Security Ownership of Certain Beneficial Owners and Management

As of the date of this prospectus, we had 120,119,393 shares of common stock issued and outstanding which is our only class of voting securities outstanding. The following table sets forth certain information, as of the date of this prospectus with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five percent, (ii) each of our executive officers and directors, and (iii) our directors and executive officers as a group.

Unless otherwise indicated, the business address of each person listed is in care of c/o Omega Commercial Finance Corp., 1000 5th Street, Suite 200, Miami Beach, Florida 33139.  The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all Shares outstanding on that date and all Shares issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all Shares owned by them, except to the extent that power may be shared with a spouse.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Jon S. Cummings, IV(1)	50,299,630	41.87%
Clarence Williams	2	0%
Eran Danino	201,300	0%
All officers and directors as a group (3 persons)	50,500,932	45.04%
Omega Capital Fujding LLC(2)	0	0%
Omega Capital Street LLC(3	10,010,250	8.33%

(1) Mr. Cummings is our CEO.  Includes 40,002,814 shares owned directly, 602 shares owned by Omega Capital Funding, LLC, 10,010,250 shares owned by Omega Capital Street, LLC and 250shares owned by Omega CRE Group, LLC, our wholly owned subsidiaries.  Also includes 285,714 Shares owned by AmericaVest, our majority owned subsidiary.

(2) Mr. Cummings has voting and dispositive control over securities held by Omega Capital Funding LLC.

(2) Mr. Cummings has voting and dispositive control over securities held by Omega Capital Street LLC.

(3) Mr. Cummings has voting and dispositive control over securities held by Omega CRE Group LLC.

Certain Relationships and Related Transactions, and Corporate Governance

In October 2011, we issued 750 shares (post 1:20,000 reverse stock split) to our CEO in exchange for $750,000 in services rendered, valued at the closing stock price at the date of issuance.  In February 2012 the CEO returned to us for retirement 650 shares of said shares.

As previously disclosed herein, on September 14, 2007, we entered into a Stock Purchase Agreement and Share Exchange with Omega Capital Funding LLC, a Florida limited liability company pursuant to which we acquired 100% ownership of Omega Capital Funding as previously disclosed in our Form 8-K filed on September 20, 2007 as subsequently amended by our Form 8-K/A filed on October 29, 2007.  Omega Capital Funding is controlled by our CEO.

As of July 18th 2012, we issued to Jon S. Cummings IV, 150 shares of our restricted common stock in exchange for management services valued at $60,000 ($400), valued at the closing stock price on the date of issuance.

As of October 22, 2012, we issued to Jon S. Cummings IV, 250 shares of our restricted common stock in exchange for management services valued at $450,000 ($1,800 per share), valued at the closing stock price on the date of issuance.

As of October 22, 2012, we issued to Omega Capital Street, LLC (“Street”), our wholly owned subsidiary, 250 shares of our restricted common stock in anticipation of acquisitions. No expense has been recorded. All transaction value have been eliminated in consolidation.

As of October 22, 2012, we issued to Omega CRE Group, LLC, our wholly owned subsidiary, 250 shares of our restricted common stock in anticipation of acquisitions. No expense has been recorded. All transaction value have been eliminated in consolidation.

As of May 31, 2013, we issued to Omega Capital Street LLC 7,500 shares of our restricted common stock in anticipation of acquisitions. No expense has been recorded. All transaction values have been eliminated in consolidation.

During the periods ended December 31, 2014 and 2013, the Company compensated its officer $86,607 and $101,320 in cash and equivalents, respectively. Also during the period ended December 31, 2014, the Company issued its officer 40,002,500 shares of restricted common stock for management services, the value of the stock approximating the value of services.

On July 2, 2014, the Company executed a 1:20,000 reverse stock split. All common stock and per share data for the period presented in this register statement have been restated to give effect to the reverse split in accordance with SAB Topic 4C.

On July 9, 2014, the Company issued its officer 40,000,000 shares of restricted common stock, valued at $2.4 million ($2,400,000) or $60 per share, for management services, the current close price on the date of issuance, the expense approximating the fair value of the services.

On July 9, 2014, the Company issued to Street 10,000,000 shares of our restricted common stock in anticipation of acquisitions. No expense has been recorded. All transaction value have been eliminated in consolidation.

Review, approval or ratification of transactions with related persons

Our management believes that the terms of the above transactions are as favorable to our company as could have been obtained from nonaffiliated persons at the time and under the circumstances as when the transactions were entered into.

Where You Can Find Additional Information

We have filed a registration statement on Form S-1 under the Securities Act, relating to the Shares being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Omega Commercial Finance Corp. filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

In addition, we file annual, quarterly, and current reports, or other information with the SEC as under the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC’s public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Wyoming Business Corporation Act (“WBCA”).  The WBCA, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The WBCA provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Legal Matters

The validity of the common stock offered hereby will be passed upon by Gutierrez Bergman Boulris, P.L.L.C., Coral Gables, Florida.

Experts

The financial statements appearing in this prospectus and registration statement on Form S-1 have been audited by Bongiovanni & Associates, CPA’s, independent certified public accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement on Form S-1, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its subsidiaries.

Transfer Agent

Our transfer agent is Pacific Stock Transfer.  Its address is 4045 S. Spencer Street, Suite 403, Las Vegas, NV 89119 and its telephone number is (702) 361-3033.

Financial Statements

Financial Statements

OMEGA COMMERCIAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2014 AND DECEMBER 31, 2013

	September 30,	December 31,
ASSETS	2014	2013
	(unaudited)	(audited)
CURRENT ASSETS:
Cash	$303	$28,401
Other receivables		110,000
Deposits	919
TOTAL CURRENT ASSETS	1,222	138,401

LONG TERM ASSETS
Furniture, fixtures & equipment (net of depreciation of $6,665 at September 30, 2014 and $594 at December 31, 2013, respectively)	41,751	422
TOTAL LONG TERM ASSETS	41,751	422

OTHER ASSETS
Web portal (net of valuation)	-
Investment in REIT (net of valuation)	-
Trade securities	7,500	-
TOTAL OTHER ASSETS	7,500	-
TOTAL ASSETS	$50,473	$138,823

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$124,657	$39,293
Customer deposits	1,540	9,540
Judgments payable	2,300,948	2,300,948
Derivative liability	1,234,131	464,993
Debt issuance costs	(183,014)	(9,031)
Convertible debentures payable, net	251,339	73,738
TOTAL CURRENT LIABILITIES	$3,729,601	$2,879,482

STOCKHOLDERS' (DEFICIT)
Common stock ($.01 par value, unlimited shares authorized; 54,222,919 and 14,252 common shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively).	542,229	143
Preferred stock, Series A Redeemable Cumulative ($5.00 par value, 10,000,000 shares authorized; 369,000 and 271,998 issued and outstanding at September 30, 2014 and December 31, 2013, respectively)	1,845,000	1,359,990
Preferred stock, Series A Redeemable - to be issued	3,510	3,510
Preferred stock, Series C Redeemable, Cumulative ($5.00 par value, 500,000 shares authorized, 500,000 shares issued and outstanding at September 30, 2014 and December 31, 2013)	2,500,000	2,500,000
Preferred stock, Series C Redeemable, reserves	(2,500,000)	(2,500,000)
Preferred stock, Series D Convertible ($5.00 par value, 100,000 shares authorized, 97,500 and 100,000 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively)	487,500	500,000
Preferred stock, Series E Redeemable Cumulative ($200.00 par value, 25,000 shares authorized, -0- shares issued and outstanding)
Preferred stock, Series F Cumulative Redeemable ($100.00 par value, 500,000 shares authorized, 80,000 and -0- shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively)	8,000,000
Preferred stock, Series G Convertible ($1.00 par value, 1,000,000 shares authorized, 1,000,000 and -0- shares issued and outstanding as of September 30, 2014 and December 31, 2013. respectively)	1,000,000
Subscriptions receivable	(43,642,694)	(43,642,694)
Options (1,283 issued and outstanding at September 30, 2014 and December 31, 2013)	4,500,950	4,500,950
Warrants (issued with preferred stock and debt)	1,567,255	1,546,372
Deferred equity offering costs	(10,332,267)	(7,508,010)
Additional paid in capital	2,468,123,619	49,879,489
Retained (deficit)	(2,435,774,230)	(9,380,409)
TOTAL STOCKHOLDERS' (DEFICIT)	$(3,679,128)	$(2,740,659)
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$50,473	$138,823

The accompanying notes are an integral part of these unaudited consolidated financial statements

OMEGA COMMERCIAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 (UNAUDITED)

	For the 3 months		For the 9 months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
REVENUES:
Sales	$122,500	$49,950	$182,478	$375,290
Cost of sales	(36,050)	(44,400)	(171,759)	(124,860)
Gross profit	86,450	5,550	10,719	250,430

EXPENSES:
Depreciation	2,941	85	6,071	254
Auto	1,818	2,279	6,827	5,621
Compensation	10,013	22,990	53,416	76,297
Commissions	27,775	532,412	41,525	532,412
Contractor fees	-	-	86,390	-
Professional fees	80,488	39,916	136,530	109,239
Dues and subscriptions	1,252	1,665	5,101	6,972
Stock issued for services provided	13,212,500	449,500	22,280,205	1,224,500
Stock issued to officers	2,400,000,000	-	2,400,250,000	-
Marketing	263	358	8,370	5,939
PR/IR Expense	-	-	3,390	10,200
Rent	26,326	2,039	73,100	6,124
Other selling, general and administrative expenses	26,318	10,977	184,910	31,404
Total expenses	2,413,389,694	1,062,221	2,423,135,835	2,008,962

Income (loss) from operations	$(2,413,303,244)	$(1,056,671)	$(2,423,125,116)	$(1,758,532)

Other income (expense)
Interest income	-		-	3,765
Loss on sale of trading securities	-		-	(24,352)
Unrealized gain/(loss) on trading securities	-		6,000
Gain (loss) on valuation of asset	-		(2,412,500)
Beneficial conversion feature	75,732	(297,812)	(831,021)	(297,812)
Fair value adjustment of derivative liabilities	601,936	153,992	160,214	153,992
Interest expense	(14,319)		(185,239)	(2,256)
Interest expense (other)	-	(20,446)	(6,159)	(20,446)
Total other income (expense)	$663,349	$(164,266)	$(3,268,705)	$(187,109)

NET (LOSS)	$(2,412,639,895)	$(1,220,937)	$(2,426,393,821)	$(1,945,641)

Basic and fully diluted net (loss) per common share	$(63.84)	$(93.54)	$(191.75)	$(454.06)

Weighted average common shares outstanding adjusted for stock split	37,792,765	13,053	12,654,182	4,285

The accompanying notes are an integral part of these unaudited consolidated financial statements

OMAGE COMMERICAL FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 (UNAUDITED)

	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(2,426,393,821)	$(1,945,641)
Adjustments to reconcile net (loss) to net cash provided by operations:
Change in derivative liabilities	(160,214)	(153,992)
Stock issued for services and to officers	2,422,530,205	1,224,500
Preferred stock issued for services and commissions		500,000
Unrealized gain on stock purchase	(6,000)
Amortization of debt discount
Loss on valuation of assets	2,412,500
Warrant expense	20,883
Decrease in other receivables	110,000
Amortization of discount on debentures payable	160,388	17,837
Beneficial conversion feature	831,021	297,812
Depreciation	6,071	254
Change in operating assets and liabilities
Increase in prepaid expenses	(919)	-
Increase in accounts payable and accrued expenses	85,364	21,862
Increase (decrease) in customer deposits	(8,000)	(172,460)
Increase (decrease) in debt issuance costs	65,674	2,072
Net cash used in operating activities	(346,848)	(207,756)

Cash flows from investing activities
Purchase of trading securities	(1,500)
Furniture, Fixtures & Computers	(47,399)
VFG funds on deposit 2013 - refund 2014		(130,000)
Net cash used in investing activities	(48,899)	(130,000)

Cash flows from financing activities
Proceeds from sale of common stock	55,000
Proceeds from issuance of debentures payable	302,674	109,500
Proceeds from sale of trading securities		140,213
Cash contribution	9,975
Net cash provided by financing activities	367,649	249,713

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(28,098)	(88,043)
Cash and cash equivalents, beginning of period	28,401	111,834
Cash and cash equivalents, end of period	$303	$23,791

Supplemental disclosures of cash flow information:
Interest paid	$-	$2,256
Taxes paid	$-	$-

Non-cash investing and financing activities
Fair value of options and common stock issued for services	2,422,530,205	$5,728,450
Fair value of shares of common stock issued for accounts payable		$6,800

Other non-cash financing activities
Proceeds from issuance of common stock (DPO)		$3,000,000
Stock issued for asset purchase	2,412,500	(30,000)
Total financing activities		$2,970,000

The accompanying notes are an integral part of these unaudited consolidated financial statements

OMEGA COMMERCIAL FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2014

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements are unaudited, but in the opinion of management of Omega Commercial Finance Corp. (the Company), contain all adjustments, which include normal recurring adjustments, necessary to present fairly the financial position at September 30, 2014, the results of operations and cash flows for the nine months ended September 30, 2014 and 2013.  The balance sheet as of December 31, 2013 is derived from the Company’s audited financial statements.

Certain information and footnote disclosures normally included in financial statements that have been prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although management of the Company believes that the disclosures contained in these financial statements are adequate to make the information presented therein not misleading. For further information, refer to the financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expense during the reporting period. All intercompany transactions are eliminated in the consolidation process. Actual results could differ from those estimates.

The results of operations for the nine months ended September 30, 2014 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2014.

Business organization

Omega Commercial Finance Corporation (formerly known as DOL Resources, Inc.) (the “Company”) is a commercial real estate financing company that also provides asset backed lending services located in the Miami, Florida area. The Company was incorporated in the State of Wyoming on November 6, 1973. Since the Reorganization in September 2007, the Company’s business operations, through various subsidiaries, have been directed primarily on offering financing to the real estate markets in the United States.  The Company provides financial consulting services for short and medium term loans to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords, and owners of core and non-core assets.  The Company focus on various alternative commercial real estate financings with an emphasis on loans secured by commercial real estate and also on financing non-core assets, including ground up developments, as well as core assets, including office buildings, multi-family residences, shopping centers, and luxury residential estates.  The loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity, and other equity participation financing structures.  The Company’s operations are based primarily in Miami Beach, Florida.

The Company’s wholly owned subsidiaries include the following:

CCRE LLC (CCRE) - a Florida limited liability company providing second- and third-tier real estate funding as well as partnering in development ventures.

Ωmega Capital Street LLC- a Nevada limited liability company which focuses on commercial mortgage-backed securities and by originating CMBS-style loans with proven and standard securitization underwriting criteria.

Ωmega CRE Group LLC – a Nevada limited liability company which focuses primarily on originating, investing in, acquiring and managing senior or mezzanine performing commercial real estate mortgage loans.

Ωmega Factoring LLC- an Ohio limited liability company focused on products to assist small to medium sized business owners with resolving their short-term working capital needs.

Ωmega Venture Capital. LLC- a Wyoming limited liability company focused on sourcing exciting projects to fund and providing angel funding for their working capital needs.

Capital MatchPoint LLC- a Wyoming limited liability company focused on developing a crowdfunding platform, to provide a showcase for businesses seeking investments from accredited and smaller independent investors

The Company also owns 10% of AmericaVest, a real estate investment trust.

On October  17, 2014, the Company and VeriTrek Inc., a Delaware Corporation and Ronnie Hale and John Manno the MAJORITY SHAREHOLDERS (the “Shareholders”), entered into a Definitive Merger & Acquisition Agreement (the “Agreement”) pursuant to which the Company acquired from Shareholders a majority ownership stake of seventy-five percent (75%) of the Company’s common stock at a purchase price of $15-million ($15,000,000), payable by the Company’s issuing restricted common stock totaling 15,000,000 shares in the favor of the Shareholder with the shares priced at $1.00 (the “Closing Date”). In addition, these shares shall be locked-up for a period of 1-year (the Lock-Up Period”).

VeriTrek Inc., which currently maintains seven (7) operating companies under Summit Holdings Group branded as Summit Real Estate Group LLC (SRG) shall be consolidated under the Company. These operating companies are licensed as Full-Service 100% Commission Brokerage firms specializing in residential and commercial real estate services throughout the U.S. and are inspired by technological advancements and innovative marketing strategies. SRG was founded on the principals of developing an eco-friendly, cost efficient, and cloud-based platform for conducting real estate business. SRG has evolved into an extremely efficient national real estate brand of 800 agents promoting a positive and professional culture. The unaudited financials and bank statements of SRG have been reviewed by the Registrant and based upon that information demonstrate business over a 3-year period including year-to-date combined real estate gross sales of $1.3 Billion, which generated over $20-million in gross sales commission.

On October 30, 2014 the Company, VeriTrek Inc. and majority shareholders executed the First Amendment (the “Amendment”) to have the Company transfer back sixty percent (60%) of the ownership stake to the Shareholders in consideration of Six Million Seven Hundred Fifty Thousand (6,750,000) shares returned of the initial Fifteen Million (15,000,000) shares as referenced in the original Agreement executed on October 17, 2014. Per the fully executed Amendment SRG shall initiate a share exchange transaction pursuant to which the Company will exchange Six Million Seven Hundred Fifty Thousand (6,750,000) Shares of Omega Commercial Finance Corporation’s restricted common stock of which will enable the Company to acquire 15% of the ownership of the Company.

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“USGAAP”). The consolidated financial statements of the Company include the Company and its subsidiaries. Certain reclassifications to amounts reported in the December 31, 2013 consolidated financial statements have been made to conform to the September 30, 2014 presentation. All material inter-company balances and transactions have been eliminated.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Furniture, Fixtures and Equipment

Property and equipment is stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets.

Furniture and Fixtures

7 years

Equipment

3 years

Expenditures for major renewals and betterments that extend the useful lives of the assets are capitalized and amortized over 3-5 years.  Expenditures for maintenance and repairs of the assets are charged to expense as incurred.

Stock-Based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. During the quarters ended September 30, 2014 and 2013, the Company recorded $2,400,250,000 compensation expense based on the fair value of services rendered in exchange for common shares issued to the Company’s officer.

The Company accounts for stock awards issued to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. The measurement date is the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete. Stock awards granted to non-employees are valued at their respective measurement dates based on the trading price of the Company’s common stock and recognized as expense during the period in which services are provided.

As of September 30, 2014 and 2013, the Company recorded $22,280,205 and $1,224,500 for outside services based on the fair value of services rendered in exchange for common shares, respectively. These approximated the fair value of the shares at the dates of issuances in the opinion of management.

As of September 30, 2014 and 2013, the Company issued to A.S. Austin Company, under their consulting agreements, warrants to purchase 83,333 and -0- shares of common stock at $.40 per share, respectively. As of September 30, 2014, the agreement was cancelled.

As of September 30, 2014, the company issued warrants in conjunction with receipt of a convertible debenture. As of September 30, 2014, these warrants would convert to 5,265 shares of the Company’s common stock.

As of September 30, 2014, 2014, there are options to purchase 1,283 shares and warrants to purchase 11,398 shares outstanding.

Deferred Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)

  persuasive evidence of an arrangement exists,

(ii)

  the services have been rendered and all required milestones achieved,

(iii)

  the sales price is fixed or determinable, and

(iv)

  collectability is reasonably assured.

Comprehensive Income (Loss)

The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Comprehensive income (loss) items relate directly to investment securities (see Note 10).

Income (Loss) Per Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.  Convertible debentures and preferred stock conversions are not considered in the calculations, as the impact of the potential common shares would be to decrease the loss per share. In addition, stock options 1,283 shares and warrants associated with performance contracts totaling 11,398 shares are excluded as well, as the impact of the potential common shares would be to decrease loss per share. Therefore no diluted loss per share figures are presented.

Trading Securities

Trading securities was comprised of publicly traded stock shares which were purchased. The carrying value of the investment is the market price of the shares at September 30, 2014. The Company held no trading securities at December 31, 2013. Any unrealized gain or loss are recorded under other income/(expense) in the accompanying consolidated statements of operations.

Risk and Uncertainties

The Company is subject to risks common to companies in the service industry, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Related Party Transactions

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the Related parties include:

a. affiliates of the Company;

b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10-15, to be accounted for by the equity method by the investing entity;

c. trusts for the benefit of employees, such as pension and profit sharing trusts that are managed by or under the trusteeship of management;

d. principal owners of the Company;

e. management of the Company;

f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and

g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements. The disclosures shall include:

a. the nature of the relationship(s) involved;

b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements;

c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and

d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Fair Value for Financial Assets and Financial Liabilities

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1

Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2

Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3

Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and accounts payable approximate their fair values because of the short maturity of these instruments.

The Company had fair value adjustments for assets measured at fair value at September 30, 2014. The subsidiary companies acquired during the first three quarters of 2014 were adjusted for their fair value. The Company had fair value adjustments for liabilities measured at fair value at September 30, 2014. The Company also had gains reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date as of September 30, 2014 (see Note 11).

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no adjustments to unrecognized income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the quarters ended September 30, 2014 and 2013 or for the year ended December 31, 2013.

Restatement and reclassification

The Company has retroactively restated and/or reclassified items

Subsequent Events

The Company evaluated for subsequent events through the issuance date of the Company’s consolidated financial statements.

Recently issued accounting pronouncements:

In February 2013 the FASB issued ASC Update No. 2013-02 “Comprehensive Income Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (Topic 220)”, which amends ASC Topic 220. The amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income (“AOCI”) by component. In addition an entity is required to present either on the face of the Statement of Income on in the Notes to the Consolidated Financial Statements significant amounts reclassified out of AOCI and should be provided by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified in its entirety to net income in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross reference to other disclosures required under GAAP that provide additional detail about these amounts. The changes to the ASC as a result of this updated guidance are effective for annual and interim reporting periods beginning after December 15, 2012. The adoption of ASU No. 2013-02 will not have a material effect on the Company’s Consolidated Financial Statements.

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

NOTE 2:  PREPAID ASSETS

During the nine months ended September 30, 2014, Omega Capital Street, a wholly owned subsidiary of the Company, signed an operating lease for a photocopy machine. The three year lease required a deposit of $919 and includes an option for a $500 buyout.

NOTE 3.  CONVERTIBLE DEBENTURES

Current Year Convertible Notes

During the nine months ended September 30, 2014, the Company entered into note agreements with unaffiliated investors for the issuance of convertible promissory notes of $454,309, in the aggregate as follows:

ICONIC	January 2014	$33,000
Tonaquint	March 2014	64,960
JMJ	June 2014	62,222
Auctus	April 2014	35,000
Adar Bays	May 2014	30,000
Macallan	April-June	88,000

We received net proceeds from these convertible Notes of $255,055 after debt issuance costs of $47,619 paid for lender legal and other fees.  In addition, we issued stock valued at $151,394 in consideration of the note issuances. These debt issuance costs will be amortized over the term of the convertible Note or such shorter period as the convertible Notes may be outstanding.  Accordingly, as the convertible Notes are converted to common stock prior to their expiration date, that amount of debt issuance costs attributable to the amounts converted will be accelerated and expensed as of the applicable conversion dates.

We have determined that the conversion feature of the convertible Notes represents an embedded derivative since the convertible Note is convertible into a variable number of shares upon conversion. Accordingly, the convertible Notes are not considered to be conventional debt under EITF 00-19 and the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability. The Company believes that the aforementioned embedded derivatives meet the criteria of ASC 815 (formerly SFAS 133 and EITF 00-19), and should be accounted separately as derivatives with a corresponding value recorded as a liability. Accordingly, the fair value of these derivative instruments have been recorded as a liability on the consolidated balance sheet with the corresponding amount recorded as a discount to the convertible Notes. Such discount will be accreted from the date of issuance to the maturity dates of the convertible Notes. The change in the fair value of the liability for derivative contracts will be credited to other income (expense) in the consolidated statements of operations at the end of each quarter. The face amount of the convertible Notes were stripped of its conversion feature due to the accounting for the conversion feature as a derivative, which was recorded using the residual proceeds to the conversion option attributed to the debt. The beneficial conversion feature (an embedded derivative) included in the convertible Notes resulted in an initial debt discount of $302,673 and an initial loss on the valuation of derivative liabilities of $829,706 for a derivative liability balance of $1,132,379 at issuance.

During the nine months ended September 30, 2014, the 6/28/13 and 8/14/13debentures, and $20,000 of the 8/23/13 debenture and all accrued interest totaling $93,448 were converted at the option of the note holder into 1,046 shares of common stock (20,928,222 pre-reverse split) at the due date resulting in $118,701 equity contra account derivative liability adjustment for conversion.

The fair values of all the convertible notes includes notes issued in the prior year and were calculated at issue date utilizing the following assumptions:

Issuance Date	Fair Value	Term	Assumed Conversion Price	Market Price on Issue Date	Volatility Percentage	Interest Rate
9/25/13	111,000	9 months	.0014	0.0075	589%	.45%
10/23/13	269,571	9 months	.0014	.0052	589%	.45%
12/11/2013	166,284	24 months	.007	.0214	576%	.45%
1/6/14	106,667	12 months	.005625	.0199	703%	.45%
3/11/14	550,062	12 months	61.60	172	827.32	.13%
4/4/14	72,580	12 months	64.80	160	663%	.43%
4/22/14	56,606	12 months	54	130	654%	.45%
4/29/14	63,636	9 months	64.90	118	1,281%	.45%
5/5/14	43,230	12 months	83.20	120	653%	.43%
5/21/14	47,896	12 months	40.50	110	648%	.37%
6/20/14	91.396	12 months	18	70	608%	.49%
6/23/14	100,308	24 months	28.8	52	609%	.48%

At September 30, 2014, the Company revalued the derivative liability balance of the convertible Notes; the change in the derivative liability decreased by $160,214.

The fair value of the convertible Notes was calculated at September 30, 2014 utilizing the following assumptions:

Fair Value	Term	Assumed Conversion Price	Volatility Percentage	Interest Rate
$1,234,131	9 months to 2 years	various	579.23%-1122.17%	.01% - 1.62%

NOTE 4.  ACCOUNTS PAYABLE and ACCRUED LIABILITIES

As of September 30, 2014 and December 31, 2013, the Company has outstanding $124,657 and $39,293 in Accounts payable and accrued liabilities relating to operational expenses and legal fees, respectively.

NOTE 5.  CUSTOMER DEPOSITS

As of September 30, 2014 and December 31, 2013, the Company had outstanding Customer deposit balances of $1,540 and $9,540, respectively. This remaining balance of $1,540 as of September 30, 2014 is being refunded to the customer at $1,000 per month, as agreed between the parties.

NOTE 6   STOCKHOLDERS’ EQUITY (DEFICIT)

Capital Stock

The Company is currently authorized to issue unlimited common shares at $.01 par value per share and the following preferred shares:

On July 2, 2014, the Company effected a 1:20,000 split of its Common stock. All common stock and per share data for all periods presented in these financial statements have been restated to give effect to the reverse split. The December 31, 2013 financial statement have been retroactively restated herein in accordance with SAB Topic 4C. As of September 30, 2014 and December 31, 2013, the Company had 54,222,919 and 14,293 shares of common stock issued and outstanding, respectively.

During the six months ended June 30, 2014, the Company issued 1,046 shares of common stock for conversion of debt including interest, 25,150 shares of common stock for consulting and contracting services, 200 shares to JMJ to convert $7,000 of its convertible debenture, 250 shares to investors under Share Purchase Agreements, 684 shares of common stock for costs associated with securing convertible debenture financing, 2,500 shares of common stock to its wholly owned subsidiary for mergers and acquisitions and 13 shares of restricted common stock to its officer for services.

In July, 2014 the company issued 51,750,000 shares of common stock including 40,000,000 shares to its officer and 10,000,000 shares to a subsidiary, Omega Capital Street, in anticipation of share exchange business combinations and mergers, 200,000 shares as compensation to a contractor at its primary operating subsidiary, 1,550,000 shares of common stock for consulting services related, 1,100,000 of those shares to vendors associated with the business’ primary function, and 97,002 shares of Series A Preferred Convertible stock to 9 investors in consideration of term modifications in the initial Unit Subscription Agreement (see PREFERRED STOCK below). These preferred shares will be recorded as Deferred equity costs and expensed as the Agreement takes effect.

On August 15, 2014, 2,500 shares of Series D Preferred stock was converted to 7,450 shares of common stock, and the intrinsic gain was recorded to additional paid in capital.

On September 11, 2013, the Company issued 285,714 shares of common stock to AmericaVest to retire $2,000,000 promissory note assumed in the purchase agreement to acquire AmericaVest.

On September 19, 2014, the Company issued 424 shares of stock, and on September 30, 2014, the Company retired 523 shares, to complete the 1:20,000 stock split effected July 2, 2014.

On September 29, 2014, the Company issued 2,126,588 shares of common stock to Lambert, the expense recorded as Deferred equity costs.

On September 29, 2014, the Company issued 13,423 shares of common stock to Tonaquint, Inc., to convert $10,000 of its convertible debenture.

On September 29, 2014, the Company issued 10,000 shares of common stock to Iconic Holdings, LLC to convert $7,095 of its convertible debenture.

PREFERRED STOCK

On September 4, 2013, the Company entered a Unit Subscription Agreement and an Account Management Agreement with nine oversea investors. Under the Account Management Agreement, investors under the Unit Subscription Agreement and Company appointed an intermediary to monitor and enforce the Use of Proceeds to ensure that it meets the projected Use of Proceeds as detailed in our December 31, 2013 10-K filing with the SEC. In accordance with the terms of the agreement, we have reserved the appropriate number of shares of common stock for the preferred stock conversion.

In April 2014 the Company issued 80,000 shares of Series F Preferred Stock, $100 par value, to a consultant in exchange for his services and recorded $8,000,000 expense to Preferred stock for services.

In July 2014, in consideration for term modifications made to the above mentioned agreements, the Company issued to the same 9 shareholders 97,002 shares of Series A Preferred stock with the same rights and restrictions.

On August 15, 2014, 2,500 shares of Series D Cumulative Preferred stock, par value $5, was converted to 7,450 shares of common stock, par value $.01, the additional $12,426 recorded as Additional paid in capital.

As of September 30, 2014, the Company currently has the following preferred stock classes and issuances:

Series A Preferred stock:  1,000,000 shares authorized, 369,000 issued and outstanding

Series B preferred stock:  1,000,000 shares authorized, -0- shares issued and outstanding

Series C preferred stock:  500,000 shares authorized, 500,000 issued and outstanding

Series D preferred stock:  100,000 shares authorized, 97,500 issued and outstanding

Series E Redeemable Cumulative Preferred Stock:  25,000 shares authorized, -0- shares issued and outstanding.

Series F Cumulative Redeemable preferred stock – 500,000 shares authorized, 80,000 shares issued and outstanding

Series G Convertible Preferred Stock:  1,000,000 shares authorized, 1,000,000 issued and outstanding

OPTIONS

As part of the Standby Purchase Agreement with Lambert (See Note 14), the Company granted to Lambert a 5-year Option to Purchase Shares for 25,641,000 shares (pre-stock split) of our common stock at an exercise price of the lesser of (i) $0.40 per share or (ii) 110% of the lowest daily VWAP for our common stock as reported by Bloomberg during the thirty trading days prior to the date the option is exercised. The options expire March 7, 2018. The Company did not grant any registration rights with respect to any share of common stock issuable upon exercise of the options. The fair values of the options expense was calculated using the Black-Scholes options pricing model at issue date using the following assumptions:

Issuance Date	Dividend Yield	Fair Value	Term	Assumed Conversion Price	Market Price on Issue Date	Volatility Percentage	Federal 5 year Risk-free Interest Rate
3/8/2013	0%	4,500,950	5 years	$0.1210	$0.1759	729%	.75%

No additional stock options were issued during the nine month ended September 30, 2014.

WARRANTS

As part of the consulting agreement with A.S. Austin Company, Inc., the Company granted warrants to purchase up to 50 shares  (1,000,000 shares pre-split) of common stock, to be granted ratably over the term of the agreement on the first day of each calendar month. The Warrants are exercisable at any time or from time to time commencing on the grant date at an exercise price of $.40 per share. The Warrants will expire two years from the date of issuance and will be subject to customary stock splits and payable in legal tender. During the nine months ended September 30, 2014, the Company issued to A.S. Austin Company 83,333warrants (pre-split) to purchase 5 shares (post split) of common stock at $.40 per share.  Subsequently, the contract was cancelled.  As of June 30, 2014, the Company issued to A.S. Austin Company 17 warrants (333,328 pre-split).

On September 4, 2013, as part of the Unit exchange agreement of convertible preferred stock, 5,063 warrants (101,258,100 warrants before 1:20,000 split) were issued to 9 investors.  These warrants expire in 3 years (36 months) and are exercisable at variable amounts, as per the agreements and accompanying warrant certificates.

Stock Warrants and Options

Stock warrants/options outstanding and exercisable on September 30, 2014 are as follows:

Exercise Price per Share	Shares Under Option/warrant	Remaining Life in Years

Outstanding
$0.40 or 110% lowest daily VWAP 30 (Bloomberg) 30 trading days preceding the sale	1,283	5.00
$0.40	17	2.00
$0.5000 - $7,3927	5,063
Exercisable
$0.40 or 110% lowest daily VWAP 30 (Bloomberg) 30 trading days preceding the sale	0	5.00
$.40	17	2.00

As of July 2014, these options have been adjusted for the 1:20,000 stock split and are presented here. As of September 30, 2014, the Company has outstanding 1,283 options and 5,080 warrants to purchase our common stock. No warrants have been exercised.

DEFERRED EQUITY OFFERING COSTS

In connection with the Standby Purchase Agreement with Lambert in 2013, the Company issued 23,400,000 shares to Lambert in 2013. In the event it is determined no additional shares will be sold under the Standby Purchase Agreement, any deferred equity offering costs will be expensed at such time.  In September, 2014, the Company issued 2,126,588 additional shares of common stock to Lambert.

In July, 2014, In connection with adjustments to the Preferred Stock agreement, the Company issued 97,002 shares of Series A Preferred stock and recorded the cost to Deferred equity offering costs. At such time as the tranches of funding begin, deferred equity offering costs will be expensed.

ADJUSTMENTS TO DERIVATIVE LIABILITY FOR CONVERSION

On January 6, 2014, the Company issued 214 shares of common stock (4,271,166 shares split 1:20,000) to retire a debenture, including interest. On April 25, 2014, the Company issued 244 shares of common stock (4,879,279 shares split 1:20,000) to retire a debenture, including interest. On May 28, 2014, the Company issued 589 shares of common stock (11,777,777 shares split 1:20,000) to retire a portion of another debenture, including interest. On September 29, 2014, the Company issued 23,423 shares (post split) to retire a portion of two debentures. These resulted in an equity adjustment of $118,701 to retire their debentures.

As of the date of this filing, no other debentures have been called or converted.

NOTE 7:  INCOME (LOSS) PER SHARE

Income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. Basic and diluted income (loss) per share was the same for the periods ended September 30, 2014 and 2013. Stock options and warrants associated with performance contracts totaling 6,363 shares are not considered in the calculation as the impact of the potential common shares would be to decrease loss per share. Therefore no diluted loss per share figures are presented. The Company posted losses of ($192) and ($454) per basic and diluted share for the periods ended September 30, 2014 and 2013, respectively.

NOTE 8.  SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the periods ending September 30, 2014 and 2013 are summarized as follows:

Cash paid during the periods ending September 30, 2014 and 2013 for interest and income taxes:

	2014	2013
Income Taxes	$--	$--
Interest Paid	$--	$2,256
Interest Paid by stock conversion	$2,134	--

NOTE 9. SEGMENT REPORTING

The Company follows paragraph 280 of the FASB Accounting Standards Codification for disclosures about segment reporting. This Statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas, and major customers.

2014	Commercial	Commercial	Web Portal	Total
	Financing (CRE)	M & A (STREET)	(CMP)
Revenue	39,978	142,500	0	182,478
Cost of Sales	(165,896)	(5,863)	0	(171,759)
Gross Profit	$(125,918)	$136,637	$0	$10,719
Expenses	(2,424,502,773)	(1,846,767)	(55,000)	(2,426,404,540)
Net (loss)	$(2,424,628,691)	$(1,710,130)	$(55,000)	$(2,426,393,821)

2013	Commercial	Commercial	Web Portal	Total
	Financing (CRE)	M & A (STREET)	(CMP)
Revenue	375,290	0	0	375,290
Cost of Sales	(124,860)	0	0	(124,860)
Gross Profit	$250,430	$0	$0	$250,430
Expenses	(2,196,071)	0	0	(2,196,071)
Net Loss	$(1,945,641)	$0	$0	$(1,945,641)

NOTE 10.  GOING CONCERN

The accompanying consolidated financial statements for the periods ended September 30, 2014 and 2013 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As of September 30, 2014, the Company has negative working capital of ($3,728,379) and a retained deficit of ($2,435,774,230). There can be no assurance that the Company will be able to obtain the substantial additional capital resources necessary to implement its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company is pursuing sources of additional financing and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to cease operations.

These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 11.  TRADING SECURITIES

As of September 30, 2014, the Company held $7,500 in securities in its margin account and $649 in its money market account, which is included in the consolidated cash balance.

The Company held no investments or securities and $818 in its money market account as of September 30, 2013.

NOTE 12.  JUDGMENTS PAYABLE

The Company currently has three judgments against it. Included in the accompanying balance sheets at September 30, 2014 and December 31, 2012 is $2,300,948 stemming from the following lawsuits.

Sebaco Siete, S.A. v. Omega Realty Partners, LLC, et. al.  11th Judicial Circuit in and for Miami-Dade County, Florida. Case No.: 06-11204 CA 13 FJ. A default judgment against impleader defendants in the amount of $1,564,832 was filed in 2009.

Jorge Ramos v. Omega Capital Funding, LLC, et. al. in the circuit court of the 11th Judicial Circuit in and for Miami-Dade County, Florida. Case No.: 07-38288 CA 09. A final summary judgment was filed in 2009 in the amount of $85,000.

Luxury Home LLC v. Omega et. al. Case No.: CV2011-004554. A default judgment in the amount of $651,116 was filed in 2012 for a previous year’s claim.

Madison Boardwalk LLC.  On April 26, 2013, Madison Boardwalk, LLC (“Madison Boardwalk”) filed a complaint in the U.S. District Court for the Western District of Wisconsin (Case No. l 13-cv-288) against Omega Commercial finance Corp. (“the company”), Jon S. Cummings IV and Von C. Cummings. The complaint alleges that the company breached its agreements with Madison Boardwalk to provide it with funding for a hotel it was seeking to finance and develop (the “Project”).

The complaint also alleges that the defendants engaged in deceptive practices in violation of Wisconsin Statues Section 100.18(1) and that Jon S. Cummings IV and made intentional misrepresentations related to the Company’s ability to arrange financing for the Project. The plaintiff is seeking damages against the Company in the amount of $9,240,874, which the plaintiff claims is the difference between the financing cost proposed by the Company and what the plaintiff alleged they could receive from an alleged alternative funding source; plus, Jon S. Cummings IV and Von C. Cummings jointly and severally in the amount of $1,071,000, and certain other amounts as determined at trial. The plaintiff did provide to the Company a payment of a non-refundable due diligence and processing fee in the amount of $20,000, which is not in dispute.

In response to this complaint, the Company and Jon S. Cummings IV filed a motion to dismiss the complaint due to Jurisdiction and Venue. On November 7, 2013, the Court issued an order denying the motion to dismiss, granting Madison Boardwalk’s motion for leave to file a surreply and allowing Madison Boardwalk leave until November 21, 2013 to show that the individual defendants in this case are citizens of Florida.

The Company believes that this claim is totally without merit, and the Company intends to file its Answer and Affirmative Defenses followed by a Motion for Summary Judgment and to vigorously defend the company, The Company cannot predict th3e ultimate outcome of the complaint. And, in the event, that the court ultimately awards Madison Boardwalk the full claimed amount, it may have an adverse effect on our financial and liquidity positions in future periods. However, the company holds the right to file a Rule 11 Motion for sanctions any time prior to trial for any damages this may cause to the company and its shareholders of record. Furthermore, the Company assumes Von C. Cummings will retain his own counsel at his cost because he is employed as the CEO of Bentley Addison Capital finance and not the Company.As of September 30, 2014, through mediation, the complaint was dismissed with prejudice.

IBC Funds LLC.  On October 17, 2014 the Circuit Court in the Twelfth Judicial Circuit in and for Sarasota County, Florida (the “Court”), entered an Order Granting Approval of Settlement Agreement (the “Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with a Settlement Agreement (the “Settlement Agreement”) between the Company and IBC Funds, LLC, a Nevada limited liability company (“IBC”), in the matter entitled IBC Funds, LLC, vs Omega Commercial Finance Corporation., Case No. 2014 CA 6009 (the “Action”). IBC commenced the Action against us to recover an aggregate of $65,085 of past-due accounts payable, which IBC had purchased from certain of our vendors pursuant to the terms of separate claim purchase agreements between IBC and each of the respective vendors (the “Assigned Accounts), plus fees and costs (the “Claim”). The Assigned Accounts relate to certain legal, accounting, underwriting, and Edgar filing services cost. The Order provides for the full and final settlement of the Claim and the Action. The Settlement Agreement became effective and binding on October 31, 2014.

As of September 30, 2014 and December 31, 2013, the Company has payment obligations of $2,300,948 on the judgments against it.

NOTE 13.  RELATED PARTY TRANSACTIONS

During the periods ended September 30, 2014 and 2013, the Company compensated its officer $53,416 and $76,247 in cash and equivalents, respectively.

On July 9, 2014, the Company issued its officer 40,000,013 shares of restricted common stock, valued at the current close price on the date of issuance, the expense approximating the fair value of the services.

NOTE 14.  MATERIAL TRANSACTIONS

JOINT VENTURE – GARDENS VE

On February 20, 2012, CCRE, a wholly owned subsidiary of Omega Commercial Finance Corp., entered into the Strategic Alliance Agreement (the “Strategic Alliance”) with Gardens VE Limited (Company No. 07071936), a British Company (“Gardens”), and its management, whereby the parties agreed to form a strategic alliance for the acquisition and refurbishment of the La Posta Golf Club & Luxury Hotel.  Under the Agreement, Gardens has free and clear, unencumbered title to the fixed assets and issues equal to forty-nine (49%) percent of their ownership interests in Gardens to CCRE in exchange for future fundraising for operating capital and related expenses. CCRE is responsible for the arrangement and contribution of up to but no more than fifty-eight million dollars ($58,000,000 US) over the course of the operation as needed per the budgeted projected cost for the Strategic Alliance but not to exceed 10 years. The principal is responsible for the day-to-day operation for the entire duration of the project as it pertains to the future refurbishment phase and he has currently placed the property under contract with a hard deposit.  In addition he is responsible for transferring free and clear with an unencumbered title of fixed assets in order to support future financing for all phases covering the acquisition on through the refurbishment of the property. The termination of the strategic alliance is at the discretion of both parties or upon the completion of the refurbishment and or disposition of the stabilized income-producing asset. Gardens has not completed the acquisition of La Posta and we will continue to work with the principal and general manager to continue our efforts under the Strategic Alliance to raise additional capital to meet our funding obligations to complete this transaction.

As of March 27, 2013, an operating agreement addendum (the “Addendum”) was issued by the Company and Gardens whereby CCRE will now own 95% of Gardens in exchange 1,000,000 shares of our unregistered common stock. The principal will retain a 75% profit participating interest pro rata for all mortgages, liens, operating expenses and or encumbrances on Garden’s development/projects. As of the date of this filing, the agreements are being finalized.

JOINT VENTURE – TOWERS

On June 27, 2012, CCRE, a wholly owned subsidiary of Omega Commercial Finance Corp., entered into the Strategic Alliance Agreement (the “Strategic Alliance II”) with Towers Real Estate Limited, a British Company (“Towers”), and its management, whereby the parties agreed to form a strategic alliance for the acquisition and construction of the Le Principesse real estate located in Mestre-Venice, Italy.  Under the Agreement, Towers has free and clear, unencumbered title to the fixed assets and issues equal to forty-nine (49%) percent of their ownership interests in Towers to CCRE in exchange for future fundraising for operating capital and related expenses. CCRE is responsible for the arrangement and contribution of up to but no more than three hundred seventy five million dollars ($375,000,000 US) over the course of the operation as needed per the budgeted projected cost for the Strategic Alliance.

On March 27, 2013, an operating agreement addendum (the “Addendum”) was issued by the Company and Towers whereby the principal in the development agreed to transfer an additional 46% interest in Towers to CCRE, giving CCRE a 95% ownership interest in the capital of Towers in exchange for 1,000,000 shares of the Company’s unregistered common stock. The principal of Towers will retain a 75% profit participating interest pro rata for all mortgages, liens, operating expenses and or encumbrances on Tower’s development/projects.  As of the date of this filing, the agreement is being finalized.

ACQUISITION / CANCELLATION OF VFG SECURITIES INC. PURCHASE

On January 23, 2013, the Company entered into a Purchase & Option to Purchase Agreement with VFG Securities Incorporated, a California corporation (“VFG Securities”) to acquire 100% of VFG Securities for $750,000 in cash and common stock. Under the terms of this agreement, the Company agreed to pay the shareholders of VFG Securities (1) $125,000 upon the first closing to acquire 17% of the issued and outstanding common stock of VFG (the “First Closing”) and (2) $525,000 in cash (the “Deferred Cash Payment”) plus 1,000,000 shares of the Company’s common stock to acquire the remaining 83% of VFG common stock (the “Second Closing:”). The First Closing and initial $125,000 was paid upon VFG’s filing of a Form BD with the Financial Industries Regulatory Authority (“FINRA”) and at such time the Company received a 17% non-controlling minority ownership stake in VFG Securities and VFG Advisors LLC, a subsidiary of VFG Securities. The Second Closing is contingent on obtaining FINRA approval within 90 days of First Closing. In addition, the Purchase Price is subject to VFG Securities achieving gross revenue of at least $3,300,000 during the 12 month period ending on December 31, 2013 (the “Revenue Target”). In the event VFG does not meet its Revenue Target, then the Purchase Price will be reduced pro rata based on a gross revenue target on $3,500,000. In addition, the Second Closing is subject to the Company obtaining errors and omissions insurance for VFG Securities’ operations and other customary conditions of closing. As of March 31, 2014, VFG has withdrawn from the acquisition and refunded the Company $110,000 in February 2014. The balance of this contract has been terminated.

EQUITY PURCHASE AGREEMENT - LAMBERT PRIVATE EQUITY LLC

On February 8, 2013, the Company entered into a Standby Equity Purchase Agreement (the “Agreement”) with Lambert Private Equity LLC (“Lambert”). The Agreement provides us with an equity line whereby the Company can sell to Lambert, from time to time, our shares of common stock up to an aggregate value of $100 million over a thirty-six month period. On March 8, 2013, the Company issued to Lambert 670 shares (13,400,000 shares at 1:20,000 split) of restricted common stock, valued at $2,357,060 or $.1759 per share, the value of the stock which approximated the value of services. On June 3, 2013, the Company issued to Lambert 500 shares (10,000,000 shares at 1:20,000 split) of restricted stock under this agreement. The Company recorded the value of the stock at the valuation specified ing the Standby Purchase Agreement or $650,000 to APIC. As of September 30, 2014, the Company issued 2,126,588 shares (post-split) and recorded the cost to Deferred equity offering costs.

DEFINITIVE AGREEMENT FOR SHARE EXCHANGE– TRACKIMO / CANCELLATION

On March 31, 2014, the Company by and through its wholly owned subsidiary Omega Venture Capital LLC (“OVC”) entered into a Definitive Agreement for a Share Exchange (“Agreement”) pursuant to which OVC was to acquire 20% of the membership units of Trackimo LLC, a Delaware limited liability company (“TRACK”). In exchange, the Company agreed to issue fifty thousand (50,000) shares of Series B Redeemable Preferred shares, par value $100.00. The closing of the exchange was to have occurred on March 31, 2014.  The Company never issued the shares, and the deal was nullified in May 2014.

PURCHASE & OPTION TO PURCHASE - GENEVE INTERNATIONAL/ CANCELLATION

On March 24, 2014, the Company entered into a Purchase & Option to Purchase Agreement with Geneve International Corporation, a Texas corporation, to acquire ownership interest in Geneve. In accordance with the terms of the agreement, the Company paid Geneve $16,800 upon first closing to acquire 24% of the issued and outstanding common stock.  The second closing never occurred, and the Company unwound the deal, receiving their funds minus fees and expenses on June 9, 2014. As of September 30, 2014, this agreement has been dissolved.

ACQUISITION OF CAPITAL MATCHPOINT

On February 7, 2014, the Company issued 1,000,000 shares of Series G Preferred stock, $1 par value, convertible at 1 share of Series G Preferred stock for 25 shares (pre-split) of common stock in exchange for Capital Match Point, a web portal. The transaction was valued at the price of the common stock shares at the close of or trading or $412,500. The asset was subsequently adjusted for fair value and written off as of June 30, 2014. During June, 2014, the current contractors operating the website resigned. As of September 30, 2014, the Company is in the process of restaffing and implementing a new business plan.

PURCHASE OF AMERICAVEST

On June 3, 2014, the Company entered into a Definitive Share Purchase agreement (the Agreement) with AmericaVest CRE Mortgage Funding Trust Incorporated (the “Shareholder”) a Maryland corporation, pursuant to which the Registrant acquired from Shareholder fifty-one percent (51%) or 1,564,079 shares of Shareholders common stock. The Company issued a promissory note in favor of the shareholder for $2,000,000 (“Purchase Price”) The Note was of non interest and to be due and payable in forty-five (45) days after the Closing Date (the “Maturity Date”), as filed on Form 8-K.

On July 18, 2014, the Company and AmericaVest amended their agreement to accept 285,000 shares of common stock in exchange for 51% of the Company, as filed on Form 8-K/A.

On November 11, 2014, the Company and AmericaVest mutually agreed to transfer back to AmericaVest a total of 41% or 641,272 shares, and pursuant to their 10K filing, the Company shall have the irrevocable option to again exchange the aforementioned shares (41%) at its sole discretion, as filed on Form 8-K/A on November 12, 2014.

ACQUISITION OF VERITREK INC.

On October 17, 2014, the Company and VeriTrek Inc., a Delaware corporation and the majority shareholders entered into a Definitiive Merger & Acquisition Agreement (the “Agreement”) whereby the Company will acquire from shareholders a 75% ownership of VeriTrek Inc.’s stock for $15 million. The Company shall issue restricted common stock totaling 15,000,000 shares with the shares priced at $1 on the closing date. These shares shall be locked-up for a 1-year period.

Veritrek Inc., which currently maintains seven (7) operating companies under Summit Holdings Group (SRG) branded as Summit Real Estate Group LLC shall be consolidated under the umbrella of the Company. These operating companies are licensed as Full-Service 100% Commission Brokerage firms specializing in residential and commercial real estate services throughout the U.S. and are inspired by technological advancements and innovative marketing strategies. SRG was founded on the principals of developing an eco-friendly, cost efficient, and cloud-based platform for conducting real estate business. SRG has evolved into an extremely efficient national real estate brand of 800 agents promoting a positive and professional culture. The unaudited financials and bank statements of SRG have been reviewed by the Company and based upon that information demonstrate business over a 3-year period including year-to-date combined real estate gross sales of $1.3 Billion, which generated over $20-million in gross sales commission.

SALE OF ACCOUNTS PAYABLE TO IBC FUNDS LLC.

On October 17, 2014 the Circuit Court in the Twelfth Judicial Circuit in and for Sarasota County, Florida (the “Court”), entered an Order Granting Approval of Settlement Agreement (the “Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with a Settlement Agreement (the “Settlement Agreement”) between the Company and IBC Funds, LLC, a Nevada limited liability company (“IBC”), in the matter entitled IBC Funds, LLC, vs Omega Commercial Finance Corporation., Case No. 2014 CA 6009 (the “Action”). IBC commenced the Action against us to recover an aggregate of $65,085 of past-due accounts payable, which IBC had purchased from certain of our vendors pursuant to the terms of separate claim purchase agreements between IBC and each of the respective vendors (the “Assigned Accounts), plus fees and costs (the “Claim”). The Assigned Accounts relate to certain legal, accounting, underwriting, and Edgar filing services cost. The Order provides for the full and final settlement of the Claim and the Action. The Settlement Agreement became effective and binding on October 31, 2014 as filed in our 8-K filing on November 11, 2014.

STOCK ISSUANCES

COMMON STOCK

STOCK SPLIT

On July 2, 2014, the Company effected a 1:20,000 share reverse stock split, notification of which per our 8-K filing with the SEC on July 7, 2014. Our trading symbol reverted to OCFN on July 31, 2014.

After the Company received its approval for the 1:20,000 share stock split in July, the Company issued 51,750,000 shares of common stock for services received including 40,000,000 shares to its officer and 10,000,000 to its wholly owned subsidiary Omega Capital Street. The transactions were valued at the value of shares on the date of transaction, which approximated the value of services. The shares issued to the subsidiary were recorded at par value.

On August 15, 2014, 2,500 shares of Series D Preferred stock was converted to 7,450 shares of common stock, and the intrinsic gain was recorded to additional paid in capital.

On September 11, 2013, the Company issued 285,714 shares of common stock to AmericaVest to retire $2,000,000 promissory note assumed in the purchase agreement to acquire AmericaVest.

On September 19, 2014, the Company issued 424 shares of stock, and on September 30, 2014, the Company retired 523 shares, to complete the 1:20,000 stock split effected July 2, 2014.

On September 29, 2014, the Company issued 2,126,588 shares of common stock to Lambert, the expense recorded as Deferred equity costs and 23,423 shares of common stock to convert $17,095 of its convertible debentures.

SUBSEQUENT STOCK ISSUANCES

In November, 2014, the Company issued 1,351,694 shares to retire convertible debentures.

In November, 2014, the Company issued 270,000 shares to IBC per the settlement agreement (See IBC above).

PREFERRED STOCK

On September 4, 2013, the Company entered a Unit Subscription Agreement and an Account Management Agreement with nine oversea investors. Under the Account Management Agreement, investors under the Unit Subscription Agreement and Company appointed an intermediary to monitor and enforce the Use of Proceeds to ensure that it meets the projected Use of Proceeds as detailed in our December 31, 2013 10-K filing with the SEC. In accordance with the terms of the agreement, we have reserved the appropriate number of shares of common stock for the preferred stock conversion.

In July 2014, in consideration for timing changes made to the above mentioned agreements, the Company issued to the same 9 shareholders 97,002 shares of Series A Preferred stock with the same rights and restrictions.

NOTE 15.  INCOME TAXES

At September 30, 2014, the Company had federal and state net operating loss carry forwards of approximately $2,435,774,230 that expire in various years through the year 2024.

Due to cumulative operating losses, there is no provision for current federal or state income taxes for the periods ended September 30, 2014 or December 31, 2013.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s deferred tax asset at September 30, 2014 and December 31, 2013 consists of net operating loss carry forwards calculated using federal and state effective tax rates equating to approximately $828,163,240 less a valuation allowance in the amount of ($828,163,240). Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance.

The Company’s total deferred tax asset as of September 30, 2014 and December 31, 2013 is as follows:

	2014	2013
Net operating loss carry forwards	$828,163,240	$3,189,339
Valuation Allowance	(828,163,240)	(3,189,339)
Net deferred tax asset	$0	$0

The reconciliation of income taxes computed at the federal and state statutory income tax rate to total income taxes as of September 30, 2014 and December 31, 2013, is as follows:

	2014	2013
Income tax computed at the federal statutory rate	34%	34%
Valuation Allowance	(34%)	(34%)
Net deferred tax asset	0%	0%

NOTE 16.   LEASE COMMITMENTS

Omega Capital Street has an 11 month sublet of office space in downtown Miami, FL with an unrelated landlord. The sublease may be renegotiated upon expiration December 1, 2014. The Company also has a month to month lease for an executive office at $95 per month with an unrelated landlord. Therefore, no future minimum lease commitment exists beyond one year.

NOTE 17.  SUBSEQUENT EVENTS

PURCHASE OF AMERICAVEST

On June 3, 2014, the Company entered into a Definitive Share Purchase agreement (the Agreement) with AmericaVest CRE Mortgage Funding Trust Incorporated (the “Shareholder”) a Maryland corporation, pursuant to which the Registrant acquired from Shareholder fifty-one percent (51%) or 1,564,079 shares of Shareholders common stock. The Company issued a promissory note in favor of the shareholder for $2,000,000 (“Purchase Price”) The Note was of non interest and shall be due and payable in forty-five (45) days after the Closing Date (the “Maturity Date”).

On July 18, 2014, the Company and AmericaVest amended their agreement to accept 285,000 shares of common stock in exchange for 51% of the Company, as filed on Form 8-K/A.

On November 11, 2014, the Company and AmericaVest mutually agreed to transfer back to AmericaVest a total of 41% or 641,272 shares, and pursuant to their 10K filing, the Company shall have the irrevocable option to again exchange the aforementioned shares (41%) at its sole discretion, as filed on Form 8-K/A on November 12, 2014.

ACQUISITION OF VERITREK INC.

On October 17, 2014, the Company and VeriTrek Inc., a Delaware corporation and the majority shareholders entered into a Definitiive Merger & Acquisition Agreement (the “Agreement”) whereby the Company will acquire from shareholders a 75% ownership of VeriTrek Inc.’s stock for $15 million. The Company shall issue restricted common stock totaling 15,000,000 shares with the shares priced at $1 on the closing date. These shares shall be locked-up for a 1-year period.

Veritrek Inc., which currently maintains seven (7) operating companies under Summit Holdings Group (SRG) branded as Summit Real Estate Group LLC shall be consolidated under the umbrella of the Company. These operating companies are licensed as Full-Service 100% Commission Brokerage firms specializing in residential and commercial real estate services throughout the U.S. and are inspired by technological advancements and innovative marketing strategies. SRG was founded on the principals of developing an eco-friendly, cost efficient, and cloud-based platform for conducting real estate business. SRG has evolved into an extremely efficient national real estate brand of 800 agents promoting a positive and professional culture. The unaudited financials and bank statements of SRG have been reviewed by the Company and based upon that information demonstrate business over a 3-year period including year-to-date combined real estate gross sales of $1.3 Billion, which generated over $20-million in gross sales commission.

SETTLEMENT AGREEMENT WITH IBC FUNDS, LLC.

On October 17, 2014 the Circuit Court in the Twelfth Judicial Circuit in and for Sarasota County, Florida (the “Court”), entered an Order Granting Approval of Settlement Agreement (the “Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with a Settlement Agreement (the “Settlement Agreement”) between the Company and IBC Funds, LLC, a Nevada limited liability company (“IBC”), in the matter entitled IBC Funds, LLC, vs Omega Commercial Finance Corporation., Case No. 2014 CA 6009 (the “Action”). IBC commenced the Action against us to recover an aggregate of $65,085 of past-due accounts payable, which IBC had purchased from certain of our vendors pursuant to the terms of separate claim purchase agreements between IBC and each of the respective vendors (the “Assigned Accounts), plus fees and costs (the “Claim”). The Assigned Accounts relate to certain legal, accounting, underwriting, and Edgar filing services cost. The Order provides for the full and final settlement of the Claim and the Action. The Settlement Agreement became effective and binding on October 31, 2014, as filed in our 8-K on November 6, 2014.

STOCK SPLIT AND SUBSEQUENT STOCK ISSUANCES

On July 2, 2014, the Company effected a 1:20,000 split of its common stock, leaving 29,843 shares of common stock outstanding.

On July 9, 2014, the Company issued 40,000,000 shares of common stock to its officer and 10,000,000 shares to its wholly owned subsidiary for mergers and acquisitions, the value of the stock approximating the value of services. The shares issued to the subsidiary are recorded at par value.

On July 30, 2014, the Company issued 200,000 shares of common stock to a contractor at its primary subsidiary for services rendered, 1,300,000 shares of common stock to vendors for services received in producing revenue (COGS), and 250,000 shares of common stock to independent contractors for services, the value of the stock approximating the value of services. Also on July 30, 2014, the Company issued 97,002 shares of Series A Preferred Convertible stock to 9 investors in consideration for term modifications in the Unit Share Purchase Agreement (see PREFERRED STOCK, Note 6).

On September 11, 2014, the Company issued 285,714 shares of common stock to retire the $2,000,000 note associated with the purchase of AmericaVest.

On September 19, 2014, the Company issued 424 shares of common stock, and on September 30, 2014 retired 523 shares of common stock to complete the 1:20,000 stock split approved in July (see CAPITAL STOCK above).

On September 29, 2014 the Company issued 23,423 shares to convert $17,095 in convertible debentures as the request of the debenture holder.

In October 2014, the Company issued 1,351.694 shares of common stock in the conversion of convertible debentures as the request of the debenture holder.

In October 2014, the Company entered an agreement with an unaffiliated company to finance $65,085 of its payables. As part of the agreement, the Company issued 270,000 shares of restricted common stock to the financing company.

Management has determined that there are no further events subsequent to the balance sheet date that should be disclosed in these financial statements.

Bongiovanni & Associates, PA

7951 SW 6th St., Suite. 216 Plantation, FL 33324 Tel: 954-424-2345 Fax: 954-424-2230

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Omega Commercial Finance Corp. And Subsidiaries

We have audited the accompanying consolidated balance sheets of Omega Commercial Finance Corp. and Subsidiaries (the “Company”) as of December 31, 2013 and 2012 and related consolidated statements of operations, stockholders’ deficit, and cash flows for the two years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Omega Commercial Finance Corp. and Subsidiaries as of December 31, 2013 and 2012 and the consolidated results of its operations and its cash flows for two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring operating losses, has an accumulated stockholders’ deficit, has negative working capital, has a retained deficit and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 10. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bongiovanni & Associates, PA

Bongiovanni & Associates, PA

Certified Public Accountants

Plantation, Florida

The United States of America

April 15, 2014

www.ba-cpa.net

OMEGA COMMERCIAL FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2013 AND 2012

ASSETS	2013	2012

CURRENT ASSETS:
Cash	$28,401	$111,834
Other receivables	110,000
TOTAL CURRENT ASSETS	138,401	111,834

Furniture, fixtures & equipment (net of depreciation)	$422	$761
TOTAL FURNITURE, FIXTURES & EQUIPMENT	422	761

Trading securities (net of margin of $193,457)		$140,436
	-	140,436
TOTAL ASSETS	$138,823	$253,031

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$39,293	$22,746
Customer deposits	9,540	185,000
Judgments payable	2,300,948	2,300,948
Derivative liability	464,993
Debt issuance costs	(9,031)
Convertible debentures payable, net	73,738
TOTAL CURRENT LIABILITIES	$2,879,482	$2,508,694

STOCKHOLDERS' (DEFICIT)
Common stock ($.01 par value, unlimited shares authorized; 14,252 and 2,925 common shares issued and outstanding at December 31, 2013 and 2012, respectively).	143	29
Preferred stock, Series A Redeemable Cumulative ($5.00 par value, 5,000,000 shares authorized; 271,998 and -0- issued and outstanding at December 31, 2013 and 2012, respectively)	1,359,990
Preferred stock, Series A Redeemable - to be issued	3,510
Preferred stock, Series C Redeemable, Cumulative ($5.00 par value, 500,000 shares authorized, 500,000 and -0- shares issued and outstanding at December 31, 2013 and 2012, respectively)	2,500,000
Preferred stock, Series C Redeemable, reserves	(2,500,000)
Preferred stock, Series D Convertible ($5.00 par value,500,000 shares authorized, 100,000 and -0- shares issued and outstanding at December 31, 2013 and 2012, respectively)	500,000
Subscription receivable	(43,642,694)
Options (25,641,000 and -0- issued and outstanding at December 31, 2013 and 2012, respectively)	4,500,950
Warrants (issued with preferred stock)	1,546,372
Deferred equity offering costs	(7,508,010)
Additional paid in capital	49,879,489	4,653,333
Retained (deficit)	(9,380,409)	(6,909,025)
TOTAL STOCKHOLDERS' (DEFICIT)	(2,740,658)	(2,255,663)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$138,823	$253,031

The report of Independent Registered Public Accounting firm and accompanying notes are an integral part of these consolidated financial statements.

OMEGA COMMERCIAL FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
REVENUES:
Sales	$405,265	$258,803
Cost of sales (includes $715,000 in stock for services in 2012)	(168,692)	(1,053,528)
Gross profit (loss)	236,573	(794,725)

EXPENSES:
Depreciation	339	255
Auto	9,328	6,487
Commissions	532,412
Compensation	101,320	77,314
Shares received in exchange for services from officer	-	510,000
Shares issued for services provided	1,406,600
Professional fees	126,235	111,932
Directors' fees	-	3,000
Dues and subscriptions	8,532	12,218
Rent	8,394	8,811
Other selling, general and administrative expenses	119,279	90,558
Total expenses	2,312,438	820,320

Income (loss) from operations	$(2,075,866)	$(1,615,045)

Other income/expense
Interest income	3,765	2
Gain (loss) on sale of securities	(24,352)	5
Unrealized loss on securities	-	(8,427)
Interest expense	(75,994)	(946)
Loss of deposit	(50,000)	(32,500)
Beneficial conversion feature	(627,112)	-
Fair value adjustment of derivative liabilities	378,175	-
Total other income/expense	$(395,518)	$(41,866)

NET (LOSS)	$(2,471,384)	$(1,656,911)

Basic and fully diluted net (loss) per common share	$(839.45)	$(647.41)

Weighted average common shares outstanding	2,944	2,599

The report of Independent Registered Public Accounting firm and accompanying notes are an integral part of these consolidated financial statements.

OMEGA COMMERCIAL FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

			Common Stock				Preferred Stock
	Common Stock		to be issued		Preferred Stock		to be issued		Subscription
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Reserves	Receivable

Balances, December 31, 2011	2,194	$22			$-	$-	-	$-	$-	$-

Retirement of stock by officer and returned to treasury	(650)	$(7)
Issuance of common shares for services	100	$1
Issuance of common shares to officer	150	$2
Issuance of common shares for services	175	$2
Issuance of common shares to officer	250	$3
Issuance of common shares to subsidiaries	500	$5
Issuance of common shares for services	205	$2
Cash contribution
Net (loss) for the year ended December 31, 2012

Balances, December 31, 2012	2,924	$29	-	$-	-	$-	-	$-	$-	$-

Shares issued for deposit ($2,000/share)	15	$0
Shares issued for services at $2,200/share	50	$1
Shares issued for services at $1,600/share	670	$7
Shares issued for services at $1,600/share	50	$1
Shares issued for services at $2,000/share	293	$3
Shares issued to subsidiary at par	7,500	$75
Shares issued for financing at $1,300/share	500	$5
Shares issued for services at $680/share	175	$2
Shares issued for $740/share	500	$5	188	$2
Warrants issued for financing agreement
Options issued for financing agreement
Issuance of common shares for DPO (see Note 6)	1,500	$15
Warrants issued, contractual services, ongoing agreement
Shares issued for services at $592/share	75	$1
Series A Preferred convertible stock issued for financing agreement,					271,998	$1,359,990	702	$3,510
Series C Preferred convertible stock issued for financing agreement					500,000	$2,500,000			(2,500,000)
Series D Cumulative stock for commissions					100,000	$500,000
Cash contribution
Reclassify preferred stock cash in trust to subscription receivable										$(43,642,694)
Net (loss) for the year ended December 31, 2013

Balances, December 31, 2013	14,252	$143	188	$2	871,988	$4,359,990	702	$3,510	$(2,500,000)	$(43,642,694)

The report of Independent Registered Public Accounting firm and accompanying notes are an integral part of these consolidated financial statements.

OMEGA COMMERCIAL FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(Continued)

	Deferred					Additional
	Equity					Paid-in	Retained
	Offering Cost		Warrants		Options	Capital	(Deficit)	Total

Balances, December 31, 2011	$-	$		$		$2,946,310	$(5,252,114)	$(2,305,782)

Retirement of stock by officer and returned to treasury						7		-
Issuance of common shares for services						39,999		40,000
Issuance of common shares to officer						59,999		60,000
Issuance of common shares for services						314,998		315,000
Issuance of common shares to officer						449,998		450,000
Issuance of common shares to subsidiaries						(5)		-
Issuance of common shares for services						492,027		492,030
Cash contribution						350,000		350,000
Net (loss) for the year ended December 31, 2012							(1,656,911)	(1,656,911)

Balances, December 31, 2012	$-		$-		$-	$4,653,332	$(6,909,025)	$(2,255,664)

Shares issued for deposit ($2,000/share)						30,000		30,000
Shares issued for services at $2,200/share						110,000		110,000
Shares issued for services at $1,600/share	$(2,357,060)					2,357,053		-
Shares issued for services at $1,600/share						80,000		80,000
Shares issued for services at $2,000/share						584,997		585,000
Shares issued to subsidiary at par						(75)		-
Shares issued for financing at $1,300/share	$(650,000)					649,995		-
Shares issued for services at $680/share						118,998		119,000
Shares issued for $740/share						474,993		475,000
Warrants issued for financing agreement			1,518,872			(1,518,872)		-
Options issued for financing agreement	$(4,500,950)				4,500,950			-
Issuance of common shares for DPO (see Note 6)						2,999,985		3,000,000
Warrants issued, contractual services, ongoing agreement			27,500					27,500
Shares issued for services at $592/share						44,399		44,400
Series A Preferred convertible stock issued for financing agreement,						39,279,709		40,643,209
Series C Preferred convertible stock issued for financing agreement								-
Series D Cumulative stock for commissions								500,000
Cash contribution						$14,975		14,975
Reclassify preferred stock cash in trust to subscription receivable								(43,642,694)
Net (loss) for the year ended December 31, 2013							(2,471,384)	(2,471,384)

Balances, December 31, 2013	$(7,508,010)		$1,546,372		$4,500,950	$49,879,489	$(9,380,409)	$(2,740,658)

The report of Independent Registered Public Accounting firm and accompanying notes are an integral part of these consolidated financial statements.

OMEGA COMMERCIAL FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
Cash flows from operating activities
Net income (loss)	$(2,471,384)	$(1,656,911)
Adjustments to reconcile net (loss) to net cash used in operations:
Loss on non-cash deposit	30,000
Amortization of Warrants Expense	27,500
Preferred Stock Series D Commission	500,000
Issuance of common shares to officers for services	-	510,000
Stock issued for services	1,406,600	847,030
Beneficial conversion feature	627,112
Increase (decrease) in derivative liability	(378,175)
Amortization of Debt Discount	73,739
Loss (Gain) on disposal of Trading Securities	24,352
Depreciation	339	255
Change in operating assets and liabilities
Increase in accounts payable and accrued expenses	23,347	15,249
Customer deposits	(175,460)	185,000
Increase in accounts receivable	(110,000)
Increase in Debt Issuance Cost	(9,031)
NET CASH USED IN OPERATING ACTIVITIES	(431,062)	(99,377)

Cash flows from investing activities
Computer purchase	-	(1,016)
Proceeds from sale of trading securities	116,084	(140,436)
TOTAL INVESTING ACTIVITIES	116,084	(141,452)

Cash flows from financing activities
Cash received from convertible debentures	216,056
Cash contribution	15,490	350,000
TOTAL FINANCING ACTIVITIES	231,546	350,000

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(83,433)	(109,171)

CASH AND CASH EQUIVALENTS,
BEGINNING OF THE YEAR	111,834	2,663
END OF THE YEAR	$28,401	$(111,834)

The report of Independent Registered Public Accounting firm and accompanying notes are an integral part of these consolidated financial statements.

OMEGA COMMERCIAL FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2013 AND 2012

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business organization

Omega Commercial Finance Corp. (formerly known as DOL Resources, Inc.) (the “Company”) is a commercial real estate financing company that also provides asset backed lending services located in the Miami, Florida area. The Company was incorporated in the State of Wyoming on November 6, 1973. Since the Reorganization in September 2007, the Company’s business operations, through various subsidiaries, have been directed primarily on offering financing to the real estate markets in the United States.  The Company provides financial consulting services for short and medium term loans to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords, and owners of core and non-core assets.  The Company focus on various alternative commercial real estate financings with an emphasis on loans secured by commercial real estate and also on financing non-core assets, including ground up developments, as well as core assets, including office buildings, multi-family residences, shopping centers, and luxury residential estates.  The loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity, and other equity participation financing structures.  The Company’s operations are based primarily in Miami Beach, Florida.

The Company’s wholly owned subsidiaries include the following:

CCRE (“CCRE”), a Florida limited liability company providing second- and third-tier real estate funding as well as partnering in development ventures.

Omega Capital Street LLC - a Nevada limited liability company which focuses on commercial mortgage-backed securities and by originating CMBS-style loans with proven and standard securitization underwriting criteria.

Omega CRE Group LLC - a Nevada limited liability company which focuses primarily on originating, investing in, acquiring and managing senior or mezzanine performing commercial real estate mortgage loans.

Omega Factoring LLC - an Ohio limited liability company focused on products to assist small to medium sized business owners with resolving their short-term working capital needs.

Omega Venture Capital LLC - an Ohio limited liability company focused on raising, providing and investing venture capital into cutting edge technologies and businesses.

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“USGAAP”). The consolidated financial statements of the Company include the Company and its subsidiaries. Certain reclassifications to amounts reported in the December 31, 2012 consolidated financial statements have been made to conform to the December 31, 2013 presentation. All material inter-company balances and transactions have been eliminated.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Stock-Based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. During the years ended December 31, 2013 and 2012, the Company recorded compensation expense of $0 and $510,000, respectively, based on the fair value of services rendered in exchange for common shares issued to the Company’s officer.

The Company accounts for stock awards issued to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. The measurement date is the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete. Stock awards granted to non-employees are valued at their respective measurement dates based on the trading price of the Company’s common stock and recognized as expense during the period in which services are provided.

As of December 31, 2013 and 2012, the Company recorded $1,406,600 and $847,030 for outside services based on the fair value of services rendered in exchange for common shares, respectively. These approximated the fair value of the shares at the dates of issuances in the opinion of management. The shares issued for outside services as of December 31, 2012 are included in the Cost of sales, as they were issued to vendors directly related to revenue.

As of December 31, 2013 and 2012, the Company recorded $500,000 and $0 for commissions paid in exchange for Series D convertible preferred shares, respectively. The parties agreed upon compensation with shares of preferred convertible stock in lieu of an 8% finder’s fee.

As of December 31, 2013 and 2012, the Company issued to A.S. Austin Company, under their consulting agreements, warrants to purchase 249,995 and -0- shares of common stock at $.40 per share, respectively.

As of December 31 2013 and 2012, 101,258,100 and -0- warrants to purchase shares of common stock were issued in conjunction with the sale of preferred convertible stock

As of December 31, 2013, there are 25,641,000 options and 101,508,095 warrants outstanding.

Deferred Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)

  persuasive evidence of an arrangement exists,

(ii)

  the services have been rendered and all required milestones achieved,

(iii)

  the sales price is fixed or determinable, and

(iv)

  collectability is reasonably assured.

Income (Loss) Per Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share.  Convertible debentures and preferred stock conversions are not considered in the calculations, as the impact of the potential common shares would be to decrease the loss per share. In addition, stock options totaling 25,641,000 shares and warrants associated with performance contracts totaling 101,508,095 shares are excluded as well, as the impact of the potential common shares would be to decrease loss per share. Therefore no diluted loss per share figures are presented.

Trading Securities

Trading securities was comprised of taxable corporate and government bonds which were purchased. The carrying value of the investment is the market price of the shares at December 31, 2013 and 2012. Any unrealized gain or loss are recorded under other income/(expense) in the accompanying consolidated statements of operations.

Risk and Uncertainties

The Company is subject to risks common to companies in the service industry, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of restricted cash. The Company currently maintains a balance in excess of the federally insured limit set by the FDIC for cash in its Bahamian Restricted cash account, maintained and monitored by its intermediary Elco Securities, Ltd., as part of the Unit Subscription Agreement (the “Agreement”) and Account Management Agreement (“AMA”) into which it entered on September 4, 2013. Because the cash is under control of an intermediary, the funds are recorded as subscription receivable in the Equity section of the financial statements.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Related Party Transactions

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the Related parties include:

a. affiliates of the Company;

b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10-15, to be accounted for by the equity method by the investing entity;

c. trusts for the benefit of employees, such as pension and profit sharing trusts that are managed by or under the trusteeship of management;

d. principal owners of the Company;

e. management of the Company;

f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and

g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements. The disclosures shall include:

a. the nature of the relationship(s) involved;

b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements;

c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and

d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Fair value of financial instruments

The Company measures its financial and non-financial assets and liabilities, as well as makes related disclosures, in accordance with FASB Accounting Standards Codification No. 820, Fair Value Measurement (“ASC 820”), which provides guidance with respect to valuation techniques to be utilized in the determination of fair value of assets and liabilities. Approaches include, (i) the market approach (comparable market prices), (ii) the income approach (present value of future income or cash flow), and (iii) the cost approach (cost to replace the service capacity of an asset or replacement cost). ASC 820 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one more significant inputs or significant value drivers are unobservable.

Our financial instruments include cash, other receivable, accounts payable and accrued liabilities, customer deposits, judgment payable, convertible debentures payable, debt issuance cost and derivative liabilities.

The carrying values of the Company’s cash, other receivable, accounts payable and accrued liabilities, customer deposits, judgment payable, and debt issuance cost approximate their fair value due to their short-term nature.

The Company’s convertible debentures payable are measured at amortized cost.

The derivative liabilities are stated at their fair value as a level 3 measurement. The Company used a Black-Scholes model to determine the fair values of these derivative liabilities. See Note 3 for the Company’s assumptions used in determining the fair value of these financial instruments.

Convertible debentures payable

The Company accounts for convertible debentures payable in accordance with the FASB Accounting Standards Codification No. 815, Derivatives and Hedging, since the conversion feature is not indexed to the Company’s stock and can’t be classified in equity. The Company allocates the proceeds received from convertible debentures payable between the liability component and conversion feature component. The conversion feature that is considered embedded derivative liabilities has been recorded at their fair value as its fair value can be separated from the convertible debentures and its conversion is independent of the underlying debentures value. The Company has also recorded the resulting discount on debentures related to the conversion feature and is amortizing the discount using the effective interest rate method over the life of the debt instruments.

Derivative liabilities

The Company accounts for derivative liabilities in accordance with the FASB Accounting Standards Codification No. 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires companies to recognize all derivative liabilities in the balance sheet at fair value, and marks it to market at each reporting date with the resulting gains or losses shown in the Statement of Operations.

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no adjustments to unrecognized income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the years ended December 31, 2013 and 2012.

Subsequent Events

The Company evaluated for subsequent events through the issuance date of the Company’s consolidated financial statements.

Recently issued accounting pronouncements:

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements up to ASU 2014-05, and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

NOTE 2:  OTHER RECEIVABLE

On January 23, 2013, the Company entered into a Purchase & Option to Purchase Agreement with VFG Securities Incorporated, a California corporation (“VFG Securities”) to acquire 100% of VFG Securities for $750,000 in cash and common stock. Under the terms of this agreement, the Company agreed to pay the shareholders of VFG Securities (1) $125,000 upon the first closing to acquire 17% of the issued and outstanding common stock of VFG (the “First Closing”) and (2) $525,000 in cash (the “Deferred Cash Payment”) plus 50 shares of the Company’s common stock to acquire the remaining 83% of VFG common stock (the “Second Closing:”). The First Closing and initial $130,000 was paid upon VFG’s filing of a Form BD with the Financial Industries Regulatory Authority (“FINRA”) and at such time the Company received a 17% non-controlling minority ownership stake in VFG Securities and VFG Advisors LLC, a subsidiary of VFG Securities. The Company filed an Application for Approval of Change in Ownership with FINRA pursuant to NASD Rule 1017 and a Form BD, however VFG withdrew itself from the Purchase & Option to Purchase Agreement, and has halted the application process for FINRA approval. The companies dissolved their agreement. VFG cancelled their share issuances representing a 17% non-controlling minority ownership to the Company and agreed to refund $110,000 cash to the Company. This was received in February, 2014.

NOTE 3.  CONVERTIBLE DEBENTURES

LG Current Year Convertible Notes

During the year ended December 31, 2013, the Company entered into note agreements with an unaffiliated investor (LG) for the issuance of convertible promissory notes of $160,500 in the aggregate (together referred to as the “CY Convertible Notes”) as follows:

Date of Issuance	Amount
June 28, 2013	$21,500
August 14, 2013	16,000
August 23, 2013	51,000
September 25, 2013	21,000
October 23, 2013	51,000
Total	$160,500

Among other terms, the CY Convertible Notes mature on its nine month anniversary (the “Maturity Date”), unless prepayment of any of the CY Convertible Notes is required in certain events, as called for in the agreement.  The CY Convertible Notes of June 28, 2013 and August 14, 2013 are convertible at a conversion price (the “Conversion Price”) for each share of common stock equal to 50% of the average of the lowest two trading prices per share of the Company’s common stock for the ten (10) trading days immediately preceding the date the request for conversion is faxed to the Company.  The CY Convertible Notes of August 23, 2013 and September 25, 2013 are convertible at a conversion price (the “Conversion Price”) for each share of common stock equal to 40% of the lowest trading price per share of the Company’s common stock for the ten (10) trading days immediately preceding the date the request for conversion is faxed to the Company.  In addition, the CY Convertible Notes provide for adjustments for dividends payable other than in shares of common stock, for reclassification, exchange or substitution of the common stock for another security or securities of the Company or pursuant to a reorganization, merger, consolidation, or sale of assets, where there is a change in control of the Company.

The CY Convertible Notes bears interest at eight percent (8%) per annum, payable in cash or shares of our common stock at the Conversion Price.  Upon the occurrence of an Event of Default (as defined in the CY Convertible Notes), the Company is required to pay interest to the Holder of each outstanding note at twenty-two percent (22%) per annum and the Holders may at their option declare the CY Convertible Notes, together with all accrued and unpaid interest, to be immediately due and payable. Further terms call for the Company to maintain shares reserved for issuance as stated in the CY Convertible Note.

JMJ Current Year Convertible Notes

On December 11, 2013, the Company received net proceeds of $50,000 from the JMJ Convertible Note. The note duration is 2 years and its due date is December 10, 2015. Among other terms, the note bears no interest for 90 days and a one-time charge of twelve percent (12%) upon non-payment within the first 90 days. It carries with it a 10% OID. The Company received $50,000 with OID of $5,556 for a total of $55,556.

Date of Issuance	Amount
December 11, 2013	55,556
Total	$55,556

We received net proceeds from the CY Convertible Notes of $153,000 after debt issuance costs of $7,500 paid for lender fees. We received net proceeds from the JMJ Convertible Note of $50,000 after debt issuance costs of $5,556 paid for lender fees.  These debt issuance costs will be amortized over the terms of the respective notes over or such shorter period or periods as the notes may be outstanding.  Accordingly, as notes are converted to common stock prior to their expiration date, the amount of debt issuance costs attributable to the amounts converted will be accelerated and expensed as of the applicable conversion dates. For the year ended December 31, 2013, $4,025 of these costs has been expensed as debt issuance costs.

Convertible Debentures: Date of Issuance	Gross Proceeds from Convertible Debentures	Net Proceeds from Convertible Debentures	Debt Issuance Costs from Convertible Debentures	Amortization of Debt Issuance Costs at December 31, 2013
June 28, 2013	$21,500	$18,000	$3,500	$2,412
August 14, 2013	16,000	15,000	1,000	515
August 23, 2013	51,000	50,000	1,000	482
September 25, 2013	21,000	20,000	1,000	360
October 23, 2013	51,000	50,000	1,000	256
December 11, 2013	55,556	50,000	5,556
Total	$216,056	$203,000	$13,056	$4,025

We have determined that the conversion feature of the Convertible Notes represents an embedded derivative since the CY Convertible Note is convertible into a variable number of shares upon conversion. Accordingly, the Convertible Notes are not considered to be conventional debt under EITF 00-19 and the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability. The Company believes that the aforementioned embedded derivatives meet the criteria of ASC 815 (formerly SFAS 133 and EITF 00-19), and should be accounted separately as derivatives with a corresponding value recorded as a liability. Accordingly, the fair value of these derivative instruments have been recorded as a liability on the consolidated balance sheet with the corresponding amount recorded as a discount to the Convertible Notes. Such discount will be accreted from the date of issuance to the maturity dates of the Convertible Notes. The change in the fair value of the liability for derivative contracts will be credited to other income (expense) in the consolidated statements of operations at the end of each quarter. The $216,056 face amount of the Convertible Notes were stripped of its conversion feature due to the accounting for the conversion feature as a derivative, which was recorded using the residual proceeds to the conversion option attributed to the debt. The beneficial conversion feature (an embedded derivative) included in the Convertible Notes resulted in an initial debt discount of $216,056 and an initial loss on the valuation of derivative liabilities of $627,112 for a derivative liability balance of $843,168 at issuance.

The fair values of the Convertible Notes were calculated at issue date utilizing the following assumptions:

Issuance Date	Fair Value	Term	Assumed Conversion Price	Market Price on Issue Date	Volatility Percentage	Interest Rate
6/28/13	$46,668	9 months	$0.0170	$0.0370	703%	.39%
8/14/13	59,949	9 months	0.00395	0.0149	570%	.39%
8/23/13	189,695	9 months	0.0041	0.0062	574%	.39%
9/25/13	111,000	9 months	0.0014	0.0075	589%	.39%
10/23/13	269,571	9 months	0.0074	0.0520	570%	.39%
12/11/13	166,285	2 years	0.0071	0.0214	429%	.39%

At December 31, 2013, the Company revalued the derivative liability balance of the Convertible Notes, the change in the derivative liability decreased by $378,175.

The fair value of the Convertible Note was calculated at December 31, 2013 utilizing the following assumptions:

Fair Value	Term	Assumed Conversion Price	Volatility Percentage	Interest Rate
$464,993	variable	$0.003/$.00375	590%	.39%

NOTE 4.  ACCOUNTS PAYABLE and ACCRUED LIABILITIES

As of December 31, 2013 and 2012, the Company has outstanding $39,293 and $22,746 in Accounts payable and accrued liabilities relating to operational expenses and legal fees, respectively.

NOTE 5.  CUSTOMER DEPOSITS

As of December 31, 2013 and 2012, the Company had outstanding Customer deposit balances of $9,540 and $185,000, respectively. This remaining balance of $9,540 as of December 31, 2013 will be refunded to the customer at $1,000 per month, as agreed upon between the parties.

NOTE 6  STOCKHOLDERS’ EQUITY (DEFICIT)

Capital Stock

During the year ended December 31, 2012, the Company issued 100 shares of common stock to an unrelated party for consulting services. The Company valued the transaction at $400/share, or $40,000, the then current value of the shares which approximated value of services.

During the year ended December 31, 2012, the Company issued 150 shares of common stock to an officer of the Company for services rendered.  The Company valued the transaction at $400/share, or $60,000, the then current value of the shares which approximated value of services.

On October 15, 2012, our Board of Directors authorized 5,000,000 shares of Series A Redeemable Cumulative Preferred Stock with a redemption obligation of 5 years and bearing dividend rates of 7.50%, originally reported in our Form 8-K filed on October 15, 2012.

On October 22, 2012, the Company issued 175 shares of common stock to a partner in Gardens VE for consulting services rendered.  The Company valued the transaction at $1,800/share or $315,000, the then current value of the shares which approximated value of services.

On October 22, 2012, the Company issued 250 shares of common stock to an officer of the Company in exchange for $450,000 in services rendered ($1,800/share), the then current value of the shares which approximated value of services.

On October 22, 2012, the Company issued 250 shares of restricted common stock to Omega CRE Group, LLC, its subsidiary. No expense has been recorded. All transaction values have been eliminated in consolidation.

On October 22, 2012, the Company issued 250 shares of restricted common stock to Omega Capital Street, its subsidiary. No expense has been recorded. All transaction values have been eliminated in consolidation.

On October 22, 2012, the Company issued 150 shares of restricted common stock to an unrelated party in exchange for commercial real estate advisory services valued at $360,000 ($2,400/share), the then current value of the shares which approximated value of services,

On November 1, 2012, the Company issued approximately 4 shares of restricted common stock to a member of the board of directors for services rendered, valued at $9,000 ($2,400 /share), the then current value of the shares which approximated value of services.

On November 1, 2012, the Company issued 25 shares of restricted common stock to unrelated parties in exchange for commercial real estate advisory services, valued at $60,000 ($2,400/share), the then current value of the shares which approximated value of services.

On November 1, 2012, the Company issued approximately 2 shares of restricted common stock to an unrelated party for investor relations services valued at $3,030 ($2,400/share), the then current value of the shares which approximated value of services.

On November 1, 2012, the Company issued 25 shares of restricted common stock to an unrelated party for business development and commercial real estate advisory services, valued at $60,000 ($2,400/share), the then current value of the shares which approximated value of services.

The Company is currently authorized to issue unlimited common shares at $.01 par value per share and 10,000,000 preferred shares, initially designated at $5.00 par value.

During the three months ended September 30, 2012, an officer of the Company returned for retirement 650 shares of the 750 shares of Company’s common stock previously issued to such officer.

Effective on January 8, 2013, the Company amended its Articles of Incorporation to increase to unlimited the number of authorized shares of its common stock.

On March 27, 2013, the Company’s Board of Directors amended the designations, terms, powers, preferences and rights of the Series A Redeemable Cumulative Preferred Stock as originally reported in its Form 8-K filed on October 15, 2012.  The amendment decreased the dividend rate to 4.50% and shortened the redemption obligation to 3 years.

In February, 2013, the Company issued 15 shares of its common stock as a deposit to secure the purchase of the building and property at 983 Washington, Miami, Florida. The Company recorded as other asset $30,000 of $2,000 per share, the value of the stock which approximated the value of the required deposit. This agreement has expired and the deposit forfeit. The Company has recorded an expense of $30,000 as loss on deposit during the year ended December 31, 2013.

In March 2013, the Company issued approximately 43 shares of common stock to A.S. Austin for marketing services and recorded an expense of $93,500 or $2,200 per share, the value of the stock which approximated the value of services.

In March 2013, the Company issued approximately 8 shares of restricted common stock to NewsUSA for marketing services and recorded an expense of $16,500 or $2,200 per share, the value of the stock which approximated the value of services.

In March, 2013, the Company issued 670 shares of common stock to Lambert as part of the Standby Purchase Agreement (See Note 14) and recorded the cost of $2,357,060 or $3,518 per share to deferred equity offering costs, a contra equity account.

In March, 2013, the Company issued 100 shares of common stock to Stephen Hand as collateral for the TD bank loan repurchase and recorded an expense of $351,800 or $3,518 per share, the value of the stock which approximated the value of services.  These shares were voided and cancelled on June 27, 2013.

In March, 2013, the Company issued 5,000 shares of restricted common stock as a reserve. As of the date of this filing, the shares have been cancelled and retired.

On April 5, 2013, the Company entered into a Research Services Agreement (the “Agreement”) with Grass Roots Research and Distribution, Inc. (“GRRD”) for a 30-day research project.  For these services, the Company issued 25 shares of restricted stock to GRRD with anti-dilution rights which expire at the conclusion of the contract. The Company recorded an expense of $40,000 or $1,600 per share, the value of the stock which approximated the value of services.

On April 22, 2013, the Company issued 25 shares of restricted stock to La Postal for services rendered in furtherance of the agreements in process. The Company recorded an expense of $40,000 or $1,600 per share, the value of the stock which approximated the value of services.

On May 1, 2013, the Company issued 5 shares of restricted stock to Grass Roots, as part of the contract executed in April, 2013.  The Company recorded an expense of $10,000 or $2,000 per share, the value of the stock which approximated the value of services.

On May 1, 2013, the Company issued 150 shares to A. Austin, in compliance with their consulting contract terms. The Company recorded an expense of $300,000 or $2,000 per share, the value of the stock which approximated the value of services.

On May 9, 2013, the Company issued T. Buxton 75 shares of restricted stock for services rendered.  The Company recorded an expense of $150,000 or $2,000 per share, the value of the stock which approximated the value of services.

On May 9, 2013, the Company issued Global Discovery approximately 63 shares of restricted stock for services rendered.  The Company recorded an expense of $125,000 or $2,000 per share, the value of the stock which approximated the value of services.

On May 31, 2013, the Company issued 7,500 shares to its subsidiary, Omega Capital Street, in anticipation of share exchange agreements to be executed.  The Company recorded the transaction at par value with no expense associated.

On June 3, 2013, the Company issued Lambert 500 shares under the Standby Share Agreement.  The Company recorded $650,000 as Deferred equity offering costs, a contra equity account.

On June 27, 2013, the Company issued its attorneys 25 shares of restricted stock in exchange for services.  The Company recorded the stock issuance at the value of the stock which approximated the value of services in the amount of $6,800.

On July 3, 2013, the Company issued 150 shares of common stock to two contractors in exchange for services. The Company recorded an expense of $102,000 or $680 per share, the value of the stock which approximated the value of services.

On July 10, 2013, the Company issued 350 shares of common stock to two consultants in exchange for services. The Company recorded an expense of $238,000 or $680 per share, the value of the stock which approximated the value of services.

On July 12, 2013, the Company issued 125 shares of stock to a consultant in exchange for services. The Company recorded an expense of $92,500 or $740 per share, the value of the stock which approximated the value of services.

On September 4, 2013, the Company sold 1,500 shares of common stock to three foreign investors under the DPO filing at $.10 per share or $3,000,000, as per the DPO. The Company has appointed Elco Securities, Ltd. as intermediary to monitor and distribute shares to the investors in accordance with the cash disbursements.

On October 29, 2013, the Company issued total 75 shares of stock to 2 consultants, or 8 shares approximately 38each, in exchange for services. The Company recorded an expense of $44,400 or $592 per share, the value of the stock which approximated the value of services.

In December, 2013, the Company accrued an additional approximately 188 shares of common stock to be issued for PBDC and recorded an expense of $127,500 or $680 per share, the value of the stock which approximated the value of services.

The Company had 14,252 and 2,924 shares  of common stock issued and outstanding as of December 31, 2013 and 2012, respectively, including 2,750 shares  issued to Omega Capital Street and 250 shares issued to Omega CRE Group, LLC, the subsidiaries of the Company, in anticipation of share exchange business combinations and mergers.

PREFERRED STOCK

On September 4, 2013, the Company entered a Unit Subscription Agreement and an Account Management Agreement with nine oversea investors. Under the terms of the Unit Subscription Agreement (the “Agreement”), the Company issued a total of 271,998 newly designated shares of preferred stock, which are convertible to common stock totaling 27,199,800 shares and 101,258,100 common stock warrants to nine investors for a total investment of $40,642,069 with an average Price of $1.42. The common stock warrants have an average exercisable price of $1.42 per common share. Under the Account Management Agreement, investors under the Unit Subscription Agreement and Company have appointed Elco Securities, Ltd. as intermediary to monitor and enforce the Use of Proceeds to ensure that it meets the projected Use of Proceeds as follows:

Offering Breakout Detail
Breakout #	Breakout Amount	Preferred Shares	Common Shares	Cash Holdback	Accounting Fee	Account Fee Annual	Cash to Company
1	$1,128,946	20,700	2,070,000	$128,446	$250	$250	$1,000,000
2	$1,128,946	18,900	1,890,000	$128,446	$250	$250	$1,000,000
3	$1,128,946	18,000	1,800,000	$128,446	$250	$250	$1,000,000
4	$1,128,946	16,200	1,620,000	$128,446	$250	$250	$1,000,000
5	$1,128,946	15,300	1,530,000	$128,446	$250	$250	$1,000,000
6	$1,128,946	14,400	1,440,000	$128,446	$250	$250	$1,000,000
7	$1,128,946	13,500	1,350,000	$128,446	$250	$250	$1,000,000
8	$1,128,946	11,700	1,170,000	$128,446	$250	$250	$1,000,000
9	$1,128,946	11,700	1,170,000	$128,446	$250	$250	$1,000,000
10	$1,128,946	10,800	1,080,000	$128,446	$250	$250	$1,000,000
11	$1,128,946	9,900	990,000	$128,446	$250	$250	$1,000,000
12	$1,128,946	9,000	900,000	$128,446	$250	$250	$1,000,000
13	$1,128,946	8,100	810,000	$128,446	$250	$250	$1,000,000
14	$1,128,946	8,100	810,000	$128,446	$250	$250	$1,000,000
15	$1,128,946	7,200	720,000	$128,446	$250	$250	$1,000,000
16	$1,128,946	7,200	720,000	$128,446	$250	$250	$1,000,000
17	$1,128,946	6,300	630,000	$128,446	$250	$250	$1,000,000
18	$1,128,946	6,300	630,000	$128,446	$250	$250	$1,000,000
19	$1,128,946	5,400	540,000	$128,446	$250	$250	$1,000,000
20	$1,128,946	5,400	540,000	$128,446	$250	$250	$1,000,000
21	$1,128,946	4,500	450,000	$128,446	$250	$250	$1,000,000
22	$1,128,946	4,500	450,000	$128,446	$250	$250	$1,000,000
23	$1,128,946	4,500	450,000	$128,446	$250	$250	$1,000,000
24	$1,128,946	3,600	360,000	$128,446	$250	$250	$1,000,000
25	$1,128,946	3,600	360,000	$128,446	$250	$250	$1,000,000
26	$1,128,946	3,600	360,000	$128,446	$250	$250	$1,000,000
27	$1,128,946	3,600	360,000	$128,446	$250	$250	$1,000,000
28	$1,128,946	2,700	270,000	$128,446	$250	$250	$1,000,000
29	$1,128,946	2,700	270,000	$128,446	$250	$250	$1,000,000
30	$1,128,946	2,700	270,000	$128,446	$250	$250	$1,000,000
31	$1,128,946	2,700	270,000	$128,446	$250	$250	$1,000,000
32	$1,128,946	2,700	270,000	$128,446	$250	$250	$1,000,000
33	$1,128,946	1,800	180,000	$128,446	$250	$250	$1,000,000
34	$1,128,946	1,800	180,000	$128,446	$250	$250	$1,000,000
35	$1,128,946	1,800	180,000	$128,446	$250	$250	$1,000,000
36	$1,128,946	1,800	180,000	$128,446	$250	$250	$1,000,000
Total:	$40,642,069	272,700	27,270,000	$4,624,069	$9,000	$9,000	$36,000,000

Subject to and upon the terms and conditions set forth in the Agreement, at the Closing the Company issued and sold individually and not jointly, to the Investor(s), and the Investor(s), severally and not jointly, purchased from the Company that number of Units consisting of (i) shares of Convertible Preferred Stock (the “Shares”), and, (ii) Warrants to purchase additional Common Shares (the “Warrant”) at such prices and in such amounts as are set forth opposite their respective Warrant Series name in Figure 1 hereto, and an expiration date of thirty six (36) months following registration or following final disbursement of capital or sixty (60) from this offering whichever is longer.

Offering Overview
Assumptions		Per Unit	Total Structure	Investment
Number of Investors	Preferred Price Per Share	Price P/Unit	Total Units	Total Unit Purchase
9	$ 149.04	$ 45,156.85	900	$ 40,642,069
Preferred Series	Common Price Per Share	Preferred Shares P/Unit	Total Preferred Shares	Total Warrant Exercise
A	$ 1.4904	303	272,700	$ 144,062,663
Breakouts	Avg. Warrant Price	Converted Common P/Unit	Converted Common Shares	Investors Equity %
36	$ 1.4227	30,300	27,270,000	40.12%
Conversion Rate	Common to Register[2]	Warrants P/Unit[1]	Total Warrants	Investor Equity W/Warrants %[3]
100	10,350,000	112,509	101,258,100	47.52%

Payment

The Investor(s), severally and not jointly, individually purchase that number of Units as is set forth next to their names on the Signature Page and such cost per Unit as specified in Figure 1. In consideration of the sale of these Units, and in reliance on the representations and warranties herein provided by the Company for the benefit of the Investor(s), the Investor(s) deliver their portion of the agreed to Total Unit Purchase (the “Purchase Price”) as is set forth in Figure 1 above. Payment of the Purchase Price, of both the Unit Subscription Agreement and the Warrant exercise, has been made to the Company's Restricted Cash Account with the Intermediary as specified in the AMA which will monitor the capital disbursement.

Closing; Deliveries

(a)     The closing of the sale and purchase of the Units under the Agreement (the “Closing”) took place at the offices of the Intermediary, Elco Securities, Ltd. in Abaco, Bahamas.  The date of the Closing is hereinafter referred to as the “Closing Date”. Such Closing shall be evidenced by a letter from the Intermediary attesting to the Closing and stating the available capital to the Company in their account (the “Closing Notification”).

(b)     At the Closing, the Company delivered, or cause to be delivered, to each of the Investor(s), (i.) certificates evidencing the Convertible Preferred Shares being purchased by such Investor(s) as called for in the Agreement, registered in the name of such Investor(s), against payment to the Company of the Purchase price by such Investor(s), (ii.) the Warrants being purchased by such Investor(s) against payment to the Company of the Purchase Price by such Investor(s), (iii.) a corporate resolution authorizing the offering, closing and submission to the Account Management Agreement and (iv.) an opinion letter stating that the offering is an obligation of the company and that the offering has been completed according to applicable securities regulations.

TERMS AND CONDITIONS OF THE ACCOUNT MANAGEMENT AGREEMENT

The Company entered into an agreement dated September 4, 2013 (the “Account Management Agreement”) with Copperbottom Investments, Ltd., Absentia Holdings, Ltd., Orange Investments, Ltd., Agri-Technologies International, Ltd. and Britannia Securities International, Ltd.  and 4 others as the investors (the “Investors”) and Elco Securities, Ltd. as the manager of the transaction (the “Intermediary”), which may provide us with up to $40,626,065 (the “Funds”), which are recorded as subscription receivable in the Equity section of our balance sheet as of December 31, 2013 since the cash is under control of an intermediary. The following are the terms and conditions of the Account Management Agreement:

1.

The Funds are being held in an account in the name of Omega Commercial Finance Corp. which is controlled by the Intermediary.  Before any of the Funds are released to us, 27,270,000 shares of our common stock issuable upon the exercise of an aggregate of 36 warrants being held by the Intermediary on behalf of the Investors pursuant to the Account Management Agreement must be free trading.

2.

There are 36 milestones, or “Breakouts”.  The first Breakout requires that the average bid price of our common stock shall be $1.00 per share, and that the average monthly volume shall be 8,000,000 shares.  The average bid price requirement for each Breakout increases, so that the 36th Breakout requires that the average bid price be $14.78 per share, and that the average monthly volume be 541,000 shares.  Upon reaching each breakout, we shall receive a sum of cash ranging from $1,000,000.  The Intermediary shall track the average closing bid price of our common stock (the “Bid”) and average daily volume of trading of our common stock (the “Volume”) for each trading day within a specified 30 calendar day period.

3.

Certain fees and expenses shall be deducted from the Breakout payments before being delivered to us.

In addition to the foregoing conditions, upon the release of the Funds to us there are numerous conditions upon our operations and upon our use of the Funds after we receive the Funds, unless we receive approval from the Investors to forgo any, or all, of the following conditions:

1)

We are not permitted to consolidate our common shares without the agreement of the Investors until after the earlier of (i) June 26, 2013 or (ii) after the exercise of certain warrants.

2)

We must make available to the public adequate current information about us within the meaning of Rule 144(c), which was promulgated by the Securities and Exchange Commission pursuant to §4(1) of the Securities Act of 1933, as amended.

3)

We must be publicly traded on an exchange suitable to the Investors.

4)

We are to consolidate our common stock, and restricted from selling, merging or spinning-off more than 5% of our underlying assets for a period of one year following the “completion of capital placement” by the Investors.

5)

We may not utilize any funds we receive for any of the following:

a)

Leasing vehicles for management,

b)

Legal or general and administrative expenses not related to filing all required reports pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934, as amended,, such as registration, SEC compliance and listing requirement,

c)

Repayment of management or shareholder loans except as to be approved by the Investors,

d)

Past due salaries

e)

Settlement of legal liabilities or

f)

Severance packages.

In accordance with the terms of the agreement, we have reserved 28,000,000 shares of common stock for issuance upon conversion of the preferred stock.

In accordance with the agreement, 100,000 shares of Series D Convertible preferred stock were issued to the agent as commissions in lieu of 8% commission on the total amount of funds raised and $500,000, the value of the preferred stock at par value was expensed as Commissions.

In accordance with the agreement, 500,000 shares of Series C Convertible Supervoting stock were issued to our President Jon Cummings IV and is being held by the intermediary as a guarantee. The stock will be returned to the Company at the conclusion of the Agreement, and the Company has recorded it as Preferred stock reserves, a contra equity account.

There were 271,998 shares of Series A Preferred Cumulative Convertible stock, 500,000 shares of Series C Preferred Cumulative stock, and 100,000 shares of Series D Convertible preferred stock issued and outstanding as of December 31, 2013. There were no shares of preferred stock issued or outstanding as of December 31, 2012.

As of October 4, 2013, the funds were received and the offshore Bahamian Restricted cash account held a balance of $43,626,690, monitored by Elco Securities, Ltd. Since the funds are maintained by the intermediary, we have recorded these as subscription receivable in the Equity section of our balance sheet.

OPTIONS

As part of the Standby Purchase Agreement with Lambert (See Note 14), the Company granted to Lambert a 5-year Option to Purchase Shares for 25,641,000 shares of our common stock at an exercise price of the lesser of (i) $0.40 per share or (ii) 110% of the lowest daily VWAP for our common stock as reported by Bloomberg during the thirty trading days prior to the date the option is exercised. The options expire March 7, 2018. The Company did not grant any registration rights with respect to any share of common stock issuable upon exercise of the options. The fair values of the options expense was calculated using the Black-Scholes options pricing model at issue date using the following assumptions:

Issuance Date	Dividend Yield	Fair Value	Term	Assumed Conversion Price	Market Price on Issue Date	Volatility Percentage	Federal 5 year Risk-free Interest Rate
3/8/2013	0%	4,500,950	5 years	$0.1210	$0.1759	729%	.75%

No additional stock options were issued in the years ended December 31, 2013 and 2012.

WARRANTS

As part of the consulting agreement with A.S. Austin Company, Inc., the Company will grant warrants to purchase up to 1,000,000 shares of common stock, to be granted ratably over the term of the agreement on the first day of each calendar month. The Warrants shall be exercisable at any time or from time to time commencing on the grant date at an exercise price of $.40 per share. The Warrants will expire two years from the date of issuance and will be subject to customary stock splits and payable in legal tender.

As of December 31, 2013, the Company issued to A.S. Austin Company 249,995 warrants.

On September 4, 2013, as part of the Unit Exchange Agreement discussed above, 101,258,100 warrants were issued to 9 investors.  These warrants expire in 3 years (36 months) and are exercisable at variable amounts, as per the agreements and accompanying warrant certificates.

Stock Warrants and Options

Stock warrants/options outstanding and exercisable on December 31, 2013 are as follows:

Exercise Price per Share	Shares Under Option/warrant	Remaining Life in Years

Outstanding
$0.40 or 110% lowest daily VWAP 30 (Bloomberg) 30 trading days preceding the sale	25,641,000	5.00
$0.40	249,995	2.00
$0.5000 - $7,3927	101,258,100
Exercisable
$0.40 or 110% lowest daily VWAP 30 (Bloomberg) 30 trading days preceding the sale	0	5.00
$.40	249,995	2.00

As of December 31, 2013, 25,641,000 options and 101,508,095 warrants to purchase our common stock have been issued.  No warrants have been exercised.

DEFERRED EQUITY OFFERING COSTS

In connection with the Standby Purchase Agreement with Lambert (See Note 14), the Company incurred the following costs through December 31, 2013: (1) stock issued to Lambert (See Note 14) as a commitment fee, fair value of $2,357,060; (2) options issued to Lambert as performance incentive, fair value of $4,500,950. These costs will be charged to additional paid-in-capital (“APIC”) as shares are sold to Lambert.

On June 3, 2013, the Company issued 500 shares of its common stock to Lambert under the Standby Purchase Agreement and a cost of $650,000 was charged to APIC, valued at the closing price of the stock on the day of stock issuance.

In the event it is determined no additional shares will be sold under the Standby Purchase Agreement, any deferred equity offering costs will be expensed at such time.

NOTE 7:  INCOME (LOSS) PER SHARE

Income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. Stock options and warrants associated with performance contracts totaling 127,149,095 shares are not considered in the calculation as the impact of the potential common shares would be to decrease loss per share. Therefore no diluted loss per share figures is presented. The Company posted losses of ($839.45) and ($647.41) per basic share for the periods ended December 31, 2013 and 2012, respectively.

NOTE 8. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the periods ending December 31, 2013 and 2012 are summarized as follows:

Cash paid during the periods ending December 31, 2013 and 2012 for interest and income taxes:

	2013	2012
Income Taxes	$--	$--
Interest Paid	$2,256	$--

NOTE 9. SEGMENT REPORTING

The Company follows paragraph 280 of the FASB Accounting Standards Codification for disclosures about segment reporting. This Statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas, and major customers. The Company determined that it did not have any separately reportable operating segments as of December 31, 2013 and 2012.

NOTE 10. GOING CONCERN

The accompanying consolidated financial statements for the periods ended December 31, 2013 and 2012 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As of December 31, 2013, the Company has negative working capital of $2,741,081 and a retained deficit of ($9,380,409). There can be no assurance that the Company will be able to obtain the substantial additional capital resources necessary to implement its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company is pursuing sources of additional financing and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to cease operations.

These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 11. TRADING SECURITIES

As of December 31, 2013, the Company held no securities in its margin account and $818 in money market account, which is included in the cash balance of $28,401. As of December 31, 2012, the Company held in its margin account $333,893 in securities and cash and a liability for purchases on margin of ($193,457), with a net total of $140,436. This includes interest received of $2, interest expense of ($946), a gain from the sale of securities of $5, and unrealized losses of ($8,427) on securities held in the margin account as of December 31, 2012, as valued by Level 1 of the fair value Hierarchy defined by Paragraph 820-10-35-37.

The Company held no investments or securities as of December 31, 2013.

NOTE 12. JUDGMENTS PAYABLE

The Company currently has three judgments against it. Included in the accompanying balance sheets at December 31, 2013 and December 31, 2012 is $2,300,948 stemming from the following lawsuits.

Sebaco Siete, S.A. v. Omega Realty Partners, LLC, et. al. 11th Judicial Circuit in and for Miami-Dade County, Florida. Case No.: 06-11204 CA 13 FJ. A default judgment against impleader defendants in the amount of $1,564,832 was filed in 2009.

Jorge Ramos v. Omega Capital Funding, LLC, et. al. in the circuit court of the 11th Judicial Circuit in and for Miami-Dade County, Florida. Case No.: 07-38288 CA 09. A final summary judgment was filed in 2009 in the amount of $85,000.

Luxury Home LLC v. Omega et. al. Case No.: CV2011-004554. A default judgment in the amount of $651,116 was filed in 2012 for a previous year’s claim.

NOTE 13 RELATED PARTY TRANSACTIONS

During the periods ended December 31, 2013 and 2012, the Company compensated its officer in total amount of $101,320 and $587,314, respectively, of which $101,320 and $77,314 in cash and equivalents, respectively.

NOTE 14. MATERIAL TRANSACTIONS

EQUITY RESTRUCTURING

Effective on January 8, 2013, the Company amended its Articles of Incorporation to increase to unlimited the number of authorized shares of our common stock.

On March 27, 2013, the Company’s Board of Directors amended the designations, terms, powers, preferences and rights of the Series A Redeemable Cumulative Preferred Stock as originally reported in its Form 8-K filed on October 15, 2012.  The amendment decreased the dividend rate to 4.50% and shortened the redemption obligation to 3 years.

TERMINATION OF DUCHESS INVESTMENT AGREEMENT

On March 12, 2012, the Company entered into the Investment Agreement with Duchess Opportunity Fund, II, LP (“Duchess”). Pursuant to the Investment Agreement, Duchess committed to purchase up to $25 million of common stock over the course of 36 months. No sales of our common stock were made under this agreement, and the Company terminated this agreement on February 7, 2013.

TERMINATION OF ACQUISITION OF USA TAX & INSURANCE SERVICES, INC. and AMERICAN INVESTMENT SERVICES LLC

On October 16, 2012, the Company entered into a Definitive Agreement for The Share Exchange & Acquisition of USA Tax & Insurance Services, Inc. (“USTIS”) and American Investment Services LLC (“AIS), (together the “Agreement”), whereby by agreed to purchase all of the outstanding equity and assets of both USTIS and AIS from Stephen Hand for $20 million. In accordance with the Agreement, the Company is required to create and authorize Series B Preferred Stock and conduct a registered offering of these shares to raise funds to pay the purchase price. The initial agreement expired December 15, 2012. The Company entered into amendments to the Agreement, on January 10, 2013 which extended the closing to January 30, 2013, and on January 23, 2013 extending the closing through April 30, 2013. These amendments removed the obligation for creating and selling Series B Preferred Stock in an offering, as well as reduced the purchase price from $20,000,000 to $10,400,000 plus payment of stock compensation as part of a roll-up acquisition strategy. Since the closing did not occur by April 30, 2013, USTIS and AIS can terminate the Agreement and it will become of no further force or effect. This Agreement has been terminated.

TERMINATION OF COMMERCIAL CONTRACT TO PURCHASE PROPERTY

On December 13, 2012, the Company entered into a Commercial Contract to purchase 0.15 acres of real estate including a 12,500 sq. ft. professional service building located at 983 Washington Avenue, Miami Beach, Florida 33139 from Club Investment Group, LLC for $11.5 million. In February, 2013, the Company deposited 300,000 shares of common stock valued at $.10 per share or $30,000, the value of the stock which approximated the value of services, into an escrow account. The closing is required to take place no later than February 11, 2013. The Company is currently negotiating with the seller of this property to extend the closing date and the payment terms under the agreement. As of December 31, 2013, the contract has expired. The Company has expensed the $30,000 deposit, paid with 15 shares of common stock, as loss on deposit.

JOINT VENTURE – GARDENS VE

On February 20, 2012, CCRE, a wholly owned subsidiary of Omega Commercial Finance Corp., entered into the Strategic Alliance Agreement (the “Strategic Alliance”) with Gardens VE Limited (Company No. 07071936), a British Company (“Gardens”), and its management, whereby the parties agreed to form a strategic alliance for the acquisition and refurbishment of the La Posta Golf Club & Luxury Hotel.  Under the Agreement, Gardens has free and clear, unencumbered title to the fixed assets and issues equal to forty-nine (49%) percent of their ownership interests in Gardens to CCRE in exchange for future fundraising for operating capital and related expenses. CCRE is responsible for the arrangement and contribution of up to but no more than fifty-eight million dollars ($58,000,000 US) over the course of the operation as needed per the budgeted projected cost for the Strategic Alliance but not to exceed 10 years. The principal is responsible for the day-to-day operation for the entire duration of the project as it pertains to the future refurbishment phase and he has currently placed the property under contract with a hard deposit.  In addition he is responsible for transferring free and clear with an unencumbered title of fixed assets in order to support future financing for all phases covering the acquisition on through the refurbishment of the property. The termination of the strategic alliance is at the discretion of both parties or upon the completion of the refurbishment and or disposition of the stabilized income-producing asset. Gardens has not completed the acquisition of La Posta and we will continue to work with the principal and general manager to continue our efforts under the Strategic Alliance to raise additional capital to meet our funding obligations to complete this transaction.

As of March 27, 2013, an operating agreement addendum (the “Addendum”) was issued by the Company and Gardens whereby CCRE will now own 95% of Gardens in exchange 1,000,000 shares of our unregistered common stock. The principal will retain a 75% profit participating interest pro rata for all mortgages, liens, operating expenses and or encumbrances on Garden’s development/projects. As of December 31, 2013, the agreements are being restructured.

JOINT VENTURE – TOWERS

On June 27, 2012, CCRE, a wholly owned subsidiary of Omega Commercial Finance Corp., entered into the Strategic Alliance Agreement (the “Strategic Alliance II”) with Towers Real Estate Limited, a British Company (“Towers”), and its management, whereby the parties agreed to form a strategic alliance for the acquisition and construction of the Le Principesse real estate located in Mestre-Venice, Italy.  Under the Agreement, Towers has free and clear, unencumbered title to the fixed assets and issues equal to forty-nine (49%) percent of their ownership interests in Towers to CCRE in exchange for future fundraising for operating capital and related expenses. CCRE is responsible for the arrangement and contribution of up to but no more than three hundred seventy five million dollars ($375,000,000 US) over the course of the operation as needed per the budgeted projected cost for the Strategic Alliance.

On March 27, 2013, an operating agreement addendum (the “Addendum”) was issued by the Company and Towers whereby the principal in the development agreed to transfer an additional 46% interest in Towers to CCRE, giving CCRE a 95% ownership interest in the capital of Towers in exchange for 50 shares of the Company’s unregistered common stock. The principal of Towers will retain a 75% profit participating interest pro rata for all mortgages, liens, operating expenses and or encumbrances on Tower’s development/projects.  As of December 31, 2013, the agreement is being restructured.

ACQUISITION OF VFG SECURITIES INC. AND DISSOLUTION OF AGREEMENT

On January 23, 2013, the Company entered into a Purchase & Option to Purchase Agreement with VFG Securities Incorporated, a California corporation (“VFG Securities”) to acquire 100% of VFG Securities for $750,000 in cash and common stock. Under the terms of this agreement, the Company agreed to pay the shareholders of VFG Securities (1) $125,000 upon the first closing to acquire 17% of the issued and outstanding common stock of VFG (the “First Closing”) and (2) $525,000 in cash (the “Deferred Cash Payment”) plus 50 shares of the Company’s common stock to acquire the remaining 83% of VFG common stock (the “Second Closing:”). The First Closing and initial $130,000 was paid upon VFG’s filing of a Form BD with the Financial Industries Regulatory Authority (“FINRA”) and at such time the Company received a 17% non-controlling minority ownership stake in VFG Securities and VFG Advisors LLC, a subsidiary of VFG Securities. The Second Closing is contingent on obtaining FINRA approval within 90 days of First Closing. In addition, the Purchase Price is subject to VFG Securities achieving gross revenue of at least $3,300,000 during the 12 month period ending on December 31, 2013 (the “Revenue Target”). In the event VFG does not meet its Revenue Target, then the Purchase Price will be reduced pro rata based on a gross revenue target on $3,500,000. In addition, the Second Closing is subject to the Company obtaining errors and omissions insurance for VFG Securities’ operations and other customary conditions of closing. As of the date of this filing, the Company filed an Application for Approval of Change in Ownership with FINRA pursuant to NASD Rule 1017 and a Form BD. As of September 30, 2013, VFG has withdrawn itself from the Purchase & Option to Purchase Agreement, and has halted the application process for FINRA approval. The Company is evaluating its rights under the agreement, if any, to determine if it is entitled to adjust the purchase price for the 17% interest it acquired in VFG Securities or rescind the entire transaction. The Company has recorded the 17% ownership in VFG Securities it acquired at the First Closing in Other Assets as $130,000, the cash price paid.  As of December 31, 2013, VFG has withdrawn from the agreement and agreed to refund the Company $110,000. This amount is shown as VEG-receivable on the balance sheet. The Company received the payment in full in February, 2014.

EQUITY PURCHASE AGREEMENT - LAMBERT PRIVATE EQUITY LLC

On February 8, 2013, the Company entered into a Standby Equity Purchase Agreement (the “Agreement”) with Lambert Private Equity LLC (“Lambert”). The Agreement provides us with an equity line whereby the Company can sell to Lambert, from time to time, our shares of common stock up to an aggregate value of $100 million over a thirty-six month period. Under the terms of the Agreement, once a registration statement becomes effective, the Company will have the right to deliver to Lambert from time to time a “Draw Down Notice” stating the dollar amount of common shares we intend to sell to Lambert, up to a maximum of $100 million. The purchase price of the shares identified in the Draw Down Notice shall be equal to 90% of the lowest daily volume weighted average price of our common stock during the fifteen (15) trading dates following the date of the Draw Down Notice. The Company has the option to specify a floor price for any Draw Down Notice. In the event the shares fall below the floor price, the put will be temporarily suspended. The put will resume if, during the pricing period for that put, the common stock trades above the floor price. The Company has agreed to pay to Lambert a commitment fee of 13,094,014 shares of common stock following execution of the Agreement.  In connection with the Agreement, the Company granted to Lambert a 5-year Option to Purchase Shares for 25,641,000 shares of our common stock at an exercise price of the lesser of (i) $0.40 per share or (ii) 110% of the lowest daily VWAP for our common stock as reported by Bloomberg during the thirty trading days prior to the date the option is exercised. The Company intends to use the proceeds from the sale of common stock pursuant to the Agreement to develop and support operations for our commercial real estate financing subsidiaries, Omega Capital Street LLC and Omega CRE Group LLC as well as for general corporate and working capital purposes. The Agreement will not be effective until the date a registration statement is declared effective by the SEC.  On March 8, 2013, the Company issued to Lambert 670 shares of restricted common stock, valued at $2,357,060 or $3,518 per share, the value of the stock which approximated the value of services. On June 3, 2013, the Company issued to Lambert 500 shares of restricted stock, under this agreement. The Company recorded the value of the stock at the valuation specified in the Standby Purchase Agreement or $650,000 to APIC.

RESCISSION OF LOAN RECEIVABLE PURCHASE AND PROMISSORY NOTE

On March 7, 2013, we borrowed $231,500 from Stephen Hand. The promissory note has a maturity date of April 1, 2014 and a stated interest rate of 3.5%. As collateral for the repayment of the loan and in the event of a default hereon, the Company issued to Mr. Hand 100 shares of common stock and recorded an expense of $351,800 or $3,518 per share, the value of the stock which approximated the value of services. In addition, on March 7, 2013, the Company entered into a repurchase agreement with Mr. Hand whereby he shall purchase from the Company for $4,330,000 a loan receivable which we plan to purchase from TD Bank in the original principle amount of $4,460,000 (the “TD Bank Loan:”). Under the terms of the loan purchase agreement we entered into with TD Bank, we agreed to purchase from TD Bank for $4,330,000 the TD Bank Loan, which purchase required us to deposit $216,500 in an escrow account as a refundable earnest money deposit to be applied to the purchase price after the Company completes a 30-day due diligence review. In the event the Company elects not to close on the purchase after the expiration of the 30-day due diligence period, the above transactions shall be rescinded, ab initio.

On May 13, 2013, the Company terminated the contract with TD Bank and has been released from any performance obligation under said contract. The Company is also released from any and all obligations to repay the promissory note dated March 7, 2013, in the principal amount of $231,500. The repurchase agreement dated March 7, 2013 has been terminated and the Company has been released from any and all obligations to perform under said agreement.  The Company cancelled the 100 shares issued to Mr. Hand effective June 27, 2013.

NOTE 15.  INCOME TAXES

At December 31, 2013, the Company had federal and state net operating loss carry forwards of approximately $3,189,339 that expire in various years through the year 2024.

Due to cumulative operating losses, there is no provision for current federal or state income taxes for the periods ended September 30, 2013 and 2012.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s deferred tax asset at December 31, 2013 and 2012 consists of net operating loss carry forwards calculated using federal and state effective tax rates equating to approximately $3,189,339 less a valuation allowance in the amount of ($3,189,339). Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance.

The Company’s total deferred tax asset as of December 31, 2013 and 2012 is as follows:

	2013	2012
Net operating loss carry forwards	$3,189,339	$2,300,000
Valuation allowance	(3,189,339)	(2,300,000)
Net deferred tax asset	$0	$0

The reconciliation of income taxes computed at the federal and state statutory income tax rate to total income taxes as of December 31, 2013 and 2012 is as follows:

	2013	2012
Income tax computed at the federal statutory rate	34%	34%
Valuation allowance	(34%)	(34%)
Total deferred tax asset	0%	0%

NOTE 16. LEASE COMMITMENTS AND RELATED PARTY TRANSACTIONS

The Company had a month to month lease at $563 per month with an unrelated landlord. The Company also had a month to month lease for an executive office at $95 per month with an unrelated landlord. Therefore, no future minimum lease commitment exists beyond one year. The Company vacated those premises in December 2013. On November 1, 2013, our subsidiary Omega Capital Street LLC entered into a short-term sublease for space in downtown Miami FL at $11,069 per month with an unrelated landlord. The lease expires October 31, 2014 and there is no further commitment beyond that date.

NOTE 17. SUBSEQUENT EVENTS

In January 2014, the Company’s Board of Directors amended its Articles to authorize the following shares and share classes:

Series E Preferred Stock – 25,000 shares authorized, 12.5% interest, $200 par value, convertible at 200,000 shares of common stock for each 100 shares of Series E Preferred Stock

Series G Preferred Stock – 1,000,000 shares authorized, $1 par value, convertible at 25 shares of common stock for each share of Series G Preferred Stock

On January 3, 2014, OMEGA COMMERCIAL FINANCE CORPORATION, a Wyoming corporation (the “Registrant”), and NUQUEST CAPITAL MATCHPOINT 1 LLC, a Georgia limited liability company (“NuQuest”) entered into (and closed thereon) an Asset Purchase Agreement (the “Agreement”) pursuant to which the Registrant acquired from NuQuest certain assets including its fully operational website portal, its operating business services, and other assets as more particularly described in the Agreement, attached as an exhibit to the Form 8-K filed January 3, 2014.

In consideration therefor, the Registrant shall issue to NuQuest one million shares of Series G Convertible Preferred Stock with a Par Value of $1.00 per share and convertible into shares of the Registrant’s common stock at the rate of 25-to-1 (the “Series G Preferred”).

On January 10, 2014, the Company registered 7,500 shares of stock under their ESOP plan filed in an S-8 filing with the SEC January 14, 2014.

On January 10, 2014, the Company issued approximately 214 shares of common stock to convert $21,500 principal and $923.62 interest accrued on the 6/28/13 Convertible Debenture. The Company also expensed the balance of the capitalized loan costs to interest expense.

In January 2014 we entered into an agreement with Iconic Holdings, LLC of Bethesda, MD for an Equity Line of Credit with Bridge Term Sheet. As a commitment fee, we issued Iconic approximately 350 shares on February 14, 2014. An additional shares will be issued within 60 days to complete payment on the commitment fee.

On March 10, 2014: (i) Omega Commercial Finance Corp., a Wyoming corporation (the “Registrant”), by and through its wholly-owned subsidiary, Omega Venture Capital LLC (“OVC”), on the one hand, and (ii) NCM Wireless Inc., a Florida corporation (“NCM”) and Asher Essebag, the majority shareholder of NCM (the “Shareholder”), on the other hand, entered into a Definitive Agreement For A Share Exchange (the “Agreement”)  pursuant to which OVC shall acquire from the Shareholder 49% of the outstanding stock of NCM.  In exchange therefore, the Company issued 100 shares of it restricted common stock (the “Acquired Shares”). The closing of the above share exchange occurred on March 10, 2014.

On March 24, 2014 Omega Commercial Finance Corp. (the “Company”) entered into a Purchase & Option to Purchase Agreement with Geneve International Corporation, a Texas corporation (“Geneve”) to acquire ownership interest in Geneve for a total of $70,000 in cash (the “Purchase Price”).  Under the terms of this agreement, the Company agreed to pay the shareholders of Geneve as follows: $16,800 upon the first closing to acquire 24% of the issued and outstanding common stock of Geneve (the “First Closing”) and $53,200 in cash (the “Deferred Cash Payment”) to acquire the remaining 74% of Geneve common stock (the “Second Closing”).

The First Closing an initial $16,800 was payable and upon Geneve filing a Form BD with the Financial Industries Regulatory Authority (“FINRA”), at such time Omega Commercial Finance Corp received a 24% non-controlling minority ownership stake in Geneve. The Second Closing is contingent on obtaining FINRA approval for change of ownership.

On March 31, 2014: (i) Omega Commercial Finance Corp., a Wyoming corporation (the “Registrant”), by and through its wholly-owned subsidiary, Omega Venture Capital LLC (“OVC”), on the one hand, and (ii) Trackimo LLC., a Delaware limited liability company (“TRACK”) and Shai Bar Lavi, the Majority Owner of Trackimo (the “Shareholder”), on the other hand, entered into a Definitive Agreement For A Share Exchange (the “Agreement”)  pursuant to which OVC acquired from Trackimo twenty percent (20%) of their membership units.  In exchange therefore, the Company issued 2 restricted shares of Series B Redeemable Preferred shares with a par Value of $100.00 per share having a value of Five Million Dollars ($5,000,000) (the “Acquired Shares”). The closing of the above share exchange occurred on March 31, 2014.

Management has determined that there are no further events subsequent to the balance sheet date that should be disclosed in these financial statements.

Part II - Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to
Be Paid
SEC registration fee	$2,905
Legal fees and expenses	_*__
Accounting fees and expenses	_*__
Miscellaneous	_*__
Total	$ _*__
*To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Wyoming Business Corporation Act (“WBCA”).  The WBCA, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The WBCA provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Item 15. Recent Sales of Unregistered Securities

All of the following issuances of securities were made without registration under the Securities Act of 1933 by reason of the exemption from registration afforded by Section 4(2) thereof.. With respect to each issuance, the shares delivered to the Company appropriate investment representations, including an affirmation of “accredited investor” status. Each party being issued shares had an opportunity to ask questions of the Company and acknowledge that such party understood the risks of an investment in the Company.  The value of the shares for accounting purposes were determined by the closing price of the stock on the date the shares were issued. All stock issued to subsidiaries was issued at par value with no expense recorded

On November 1, 2012, we issued to Bentley/Addison Capital Finance LLC 25 shares of our restricted common stock in exchange for commercial real estate advisory services valued at $60,000 ($2,400 per share).

On November 1, 2012, we issued to John Bucassa approximately 4 shares of our restricted common stock in exchange for services rendered as chairman of our executive investment board valued at $9,000 ($2,400 per share).

On November 1, 2012, we issued to Kenneth Bruce Leide and Holly Beth Leide 25 of our restricted common stock in exchange for commercial real estate advisory services valued at $60,000 ($2,400 per share).

On November 1, 2012, we issued to Andrew Barwicki approximately 2 shares of our restricted common stock in exchange for investor relations services valued at $3,030 ($2,400 per share).

On November 1, 2012, we issued to Andres Prieto 25 shares of our restricted common stock in exchange for business development and commercial real estate advisory services valued at $60,000 ($2,400 per share).

On March 27, 2013, the Company’s Board of Directors amended the designations, terms, powers, preferences and rights of the Series A Redeemable Cumulative Preferred Stock as originally reported in its Form 8-K filed on October 15, 2012.  The amendment decreased the dividend rate to 4.50% and shortened the redemption obligation to 3 years.

In February, 2013, the Company issued 15 shares of its common stock as a deposit to secure the purchase of the building and property at 983 Washington, Miami, Florida. The Company recorded as other asset $30,000 or $2,000 per share, the value of the stock which approximated the value of the required deposit. This agreement has expired and the deposit forfeit. The Company has recorded an expense of $30,000 as loss on deposit during the year ended December 31, 2013.

In March 2013, the Company issued approximately 43 shares of common stock to A.S. Austin for marketing services and recorded an expense of $93,500 or $2,200 per share, the value of the stock which approximated the value of services.

In March 2013, the Company issued approximately 8 shares of restricted common stock to NewsUSA for marketing services and recorded an expense of $16,500 or $2,200 per share, the value of the stock which approximated the value of services.

In March, 2013, the Company issued 670 shares of common stock to Lambert as part of the Standby Purchase Agreement (See Note 14) and recorded the cost of $2,357,060 or $3,518 per share to deferred equity offering costs, a contra equity account.

In March, 2013, the Company issued 100 shares of common stock to Stephen Hand as collateral for the TD bank loan repurchase and recorded an expense of $351,800 or $3,518 per share, the value of the stock which approximated the value of services.  These shares were voided and cancelled on June 27, 2013.

In March, 2013, the Company issued 5,000 shares of restricted common stock as a reserve. As of the date of this filing, the shares have been cancelled and retired.

On April 5, 2013, the Company entered into a Research Services Agreement (the “Agreement”) with Grass Roots Research and Distribution, Inc. (“GRRD”) for a 30-day research project.  For these services, the Company issued 25 shares of restricted stock to GRRD with anti-dilution rights which expire at the conclusion of the contract. The Company recorded an expense of $40,000 or $1,600 per share, the value of the stock which approximated the value of services.

On April 22, 2013, the Company issued 25 shares of restricted stock to La Postal for services rendered in furtherance of the agreements in process. The Company recorded an expense of $40,000 or $1,600 per share, the value of the stock which approximated the value of services.

On May 1, 2013, the Company issued 5 shares of restricted stock to Grass Roots, as part of the contract executed in April, 2013.  The Company recorded an expense of $10,000 or $2,000 per share, the value of the stock which approximated the value of services.

On May 1, 2013, the Company issued 150 shares to A. Austin, in compliance with their consulting contract terms.  The number of shares issued was determined by contract. The Company recorded an expense of $300,000 or $2,000 per share.

On May 9, 2013, the Company issued T. Buxton 75 shares of restricted stock for commercial real estate advisory services rendered.  The Company recorded an expense of $150,000 or $2,000 per share, the value of the stock which approximated the value of services.

On May 9, 2013, the Company issued Global Discovery approximately 63 shares of restricted stock for investor relations services rendered.  The Company recorded an expense of $125,000 or $2,000 per share, the value of the stock which approximated the value of services.

On May 31, 2013, the Company issued 7,500 shares to its subsidiary, Omega Capital Street, in anticipation of share exchange agreements to be executed.  The Company recorded the transaction at par value with no expense associated.

On June 3, 2013, the Company issued Lambert 500 shares under the Standby Share Agreement.  The Company recorded $650,000 as Deferred equity offering costs, a contra equity account.

On June 27, 2013, the Company issued its attorneys 25 shares of S-8 unrestricted stock in exchange for legal services.  The Company recorded the stock issuance at the value of the stock which approximated the value of services in the amount of $6,800.

On July 3, 2013, the Company issued 100 shares of common stock to Erika Hasty for commercial real estate lead generation services and 50 shares of common stock to Gail Rosenthal for accounting services.. The Company recorded expenses of $68,000 and $34,000 or $680 per share, the value of the stock which approximated the value of services.

On July 10, 2013, the Company issued 188 shares of common stock to USA Connection International and 188 shares of common stock to PBDC LLC in exchange for business consulting services. The Company recorded an expense of $238,000 or $680 per share, the value of the stock which approximated the value of services.

On July 12, 2013, the Company issued 125 shares of stock to Adrian McKenzie in exchange for business consulting services. The amount of stock was determined by contract. The Company recorded an expense of $92,500 or $740 per share, the value of the stock which approximated the value of services.

On September 4, 2013, the Company sold 1,500 shares of common stock to Lextacan Development Ltd., Orange Investments Ltd., and Ocana Limited under the DPO filing at $2,000 per share or $3,000,000, as per the DPO. The Company has appointed Elco Securities, Ltd. as intermediary to monitor and distribute shares to the investors in accordance with the cash disbursements. The offering was completed and the funds wired into the Company’s offshore restricted Bahamian Cash account.

On September 4, 2013, the Company entered a Unit Subscription Agreement and an Account Management Agreement with nine oversea companies: Britannia Securities International, Agri Technologies International, RND Company Ltd., On Time Investments Ltd., Rooftop Holdings Ltd., Tosca Limited, Anybright Investments Ltd., Sequence Investments Ltd., and Copperbottom Investments Ltd. Under the terms of the Unit Subscription Agreement (the “Agreement”), the Company issued a total of 271,998 shares of Series A preferred stock, which are convertible to common stock totaling 27,199,800 shares pre-split, 1,400 shares post split and 101,258,100 common stock warrants pre-split, 5,063 post split for a total investment of $40,642,069 with an average Price of $1.42. The common stock warrants have an average exercisable price of $1.42 per common share. Under the Account Management Agreement, investors under the Unit Subscription Agreement and Company have appointed Elco Securities, Ltd. as intermediary to monitor and enforce the Use of Proceeds to ensure that it meets the projected Use of Proceeds as follows:

Offering Breakout Detail
Breakout #	Breakout Amount	Preferred Shares	Common Shares	Cash Holdback	Accounting Fee	Account Fee Annual	Cash to Company
1	$1,128,946	20,700	2,070,000	$128,446	$250	$250	$1,000,000
2	$1,128,946	18,900	1,890,000	$128,446	$250	$250	$1,000,000
3	$1,128,946	18,000	1,800,000	$128,446	$250	$250	$1,000,000
4	$1,128,946	16,200	1,620,000	$128,446	$250	$250	$1,000,000
5	$1,128,946	15,300	1,530,000	$128,446	$250	$250	$1,000,000
6	$1,128,946	14,400	1,440,000	$128,446	$250	$250	$1,000,000
7	$1,128,946	13,500	1,350,000	$128,446	$250	$250	$1,000,000
8	$1,128,946	11,700	1,170,000	$128,446	$250	$250	$1,000,000
9	$1,128,946	11,700	1,170,000	$128,446	$250	$250	$1,000,000
10	$1,128,946	10,800	1,080,000	$128,446	$250	$250	$1,000,000
11	$1,128,946	9,900	990,000	$128,446	$250	$250	$1,000,000
12	$1,128,946	9,000	900,000	$128,446	$250	$250	$1,000,000
13	$1,128,946	8,100	810,000	$128,446	$250	$250	$1,000,000
14	$1,128,946	8,100	810,000	$128,446	$250	$250	$1,000,000
15	$1,128,946	7,200	720,000	$128,446	$250	$250	$1,000,000
16	$1,128,946	7,200	720,000	$128,446	$250	$250	$1,000,000
17	$1,128,946	6,300	630,000	$128,446	$250	$250	$1,000,000
18	$1,128,946	6,300	630,000	$128,446	$250	$250	$1,000,000
19	$1,128,946	5,400	540,000	$128,446	$250	$250	$1,000,000
20	$1,128,946	5,400	540,000	$128,446	$250	$250	$1,000,000
21	$1,128,946	4,500	450,000	$128,446	$250	$250	$1,000,000
22	$1,128,946	4,500	450,000	$128,446	$250	$250	$1,000,000
23	$1,128,946	4,500	450,000	$128,446	$250	$250	$1,000,000
24	$1,128,946	3,600	360,000	$128,446	$250	$250	$1,000,000
25	$1,128,946	3,600	360,000	$128,446	$250	$250	$1,000,000
26	$1,128,946	3,600	360,000	$128,446	$250	$250	$1,000,000
27	$1,128,946	3,600	360,000	$128,446	$250	$250	$1,000,000
28	$1,128,946	2,700	270,000	$128,446	$250	$250	$1,000,000
29	$1,128,946	2,700	270,000	$128,446	$250	$250	$1,000,000
30	$1,128,946	2,700	270,000	$128,446	$250	$250	$1,000,000
31	$1,128,946	2,700	270,000	$128,446	$250	$250	$1,000,000
32	$1,128,946	2,700	270,000	$128,446	$250	$250	$1,000,000
33	$1,128,946	1,800	180,000	$128,446	$250	$250	$1,000,000
34	$1,128,946	1,800	180,000	$128,446	$250	$250	$1,000,000
35	$1,128,946	1,800	180,000	$128,446	$250	$250	$1,000,000
36	$1,128,946	1,800	180,000	$128,446	$250	$250	$1,000,000
Total:	$40,642,069	272,700	27,270,000	$4,624,069	$9,000	$9,000	$36,000,000

Subject to and upon the terms and conditions set forth in the Agreement, at the Closing the Company issued and sold individually and not jointly, to the Investor(s), and the Investor(s), severally and not jointly, purchased from the Company that number of Units consisting of (i) shares of Convertible Preferred Stock (the "Shares"), and, (ii) Warrants to purchase additional Common Shares (the "Warrant") at such prices and in such amounts as are set forth opposite their respective Warrant Series name in Figure 1 hereto, and an expiration date of thirty six (36) months following registration or following final disbursement of capital or sixty (60) from this offering whichever is longer.

On October 29, 2013, the Company issued total 75 shares of common stock to Chad Curtis and Joseph Babiak, or approximately 38 shares each, in exchange for business consulting services. The Company recorded an expense of $44,400 or $592 per share, the value of the stock which approximated the value of services.

In December, 2013, the Company accrued an additional approximately 188 shares of common stock to be issued for PBDC LLC for business consulting services and recorded an expense of $127,500 or $.034 per share, the value of the stock which approximated the value of services.

The Company had 14,252 and 2,924 shares of common stock issued and outstanding as of December 31, 2013 and 2012, respectively, including 7,750 shares issued to Omega Capital Street and 250 shares issued to Omega CRE Group, LLC, the subsidiaries of the Company, in anticipation of share exchange business combinations and mergers.

In January 2014, the Company issued approximately 214 shares of restricted common stock to LG Capital Funding LLC in converting their June 2013 debenture of $21,000 and $924 in interest.

On January 22, 2014, the Company issued approximately 338 shares of common stock to Chad Curtis in exchange for business consulting services. The Company recorded an expense of $117,450 or $348 per share, the value of the stock which approximated the value of services.

On January 22, 2014, the Company issued approximately 338 shares of common stock to Joseph Babiak in exchange for business consulting services. The Company recorded an expense of $117,450 or $348 per share, the value of the stock which approximated the value of services.

On January 22, 2014, the Company issued 58 shares of common stock to Robin Trehan in exchange for business consulting services. The Company recorded an expense of $20,184 or $348 per share, the value of the stock which approximated the value of services.

On January 28, 2014, the Company issued 125 shares of common stock to Todd Buxton in exchange for commercial real estate advisory services. The Company recorded an expense of $46,000 or $368 per share, the value of the stock which approximated the value of services.

On January 28, 2014, the Company issued 250 shares of common stock to Bentley-Addison in exchange for commercial real estate advisory services. The Company recorded an expense of $92,000 or $368 per share, the value of the stock which approximated the value of services.

On January 28, 2014, the Company issued 250 shares of common stock to Ken Honeyman in exchange for services as CEO of Capital Match Point. The Company recorded an expense of $92,000 or $368 per share, the value of the stock which approximated the value of services.

On February 7, 2014, the Company issued 1,000,000 shares of Series G Preferred stock to Nuquest Inc.to purchase their web portal, Capital Match Point.800 shares of Series G Preferred stock are convertible to one (1) share of common stock.. The Company valued the purchase at $412,500 or $330 per share, the value of the converted shares of common stock as of the date of the transaction.

On February 12, 2014, the Company issued approximately 33 shares of common stock to Vikram Grover in exchange for Mergers & Acquisitions advisory services. The Company recorded an expense of $11,375 or $350 per share, the value of the stock which approximated the value of services.

On February 12, 2014, the Company issued approximately 350 shares of common stock to Iconic Holdings LLC in exchange for sourcing additional financing services. The Company recorded an expense of $122,480 or $350 per share, the value of the stock which approximated the value of services.

On February 12, 2014, the Company issued 175 shares of common stock to Ken Honeyman in exchange for services as CEO of Capital Match Point. The Company recorded an expense of $61,250 or $350 per share, the value of the stock which approximated the value of services.

On February 12, 2014, the Company issued 100 shares of common stock to Kevin Olson in exchange for services as CFO of Capital Match Point. The Company recorded an expense of $35,000 or $350 per share, the value of the stock which approximated the value of services.

On February 12, 2014, the Company issued approximately 38 shares of common stock to Suzanne Sires in exchange for services as Operations Manager of Capital Match Point. The Company recorded an expense of $13,125 or $350 per share, the value of the stock which approximated the value of services.

On February 28, 2014, the Company issued 375 shares of common stock to Eran Danino in exchange for services as Vice President of Omega Capital Street LLC. The Company recorded an expense of $111,750 or $298 per share, the value of the stock which approximated the value of services.

On March 3, 2014, the Company issued approximately 12 shares of common stock to John Bucassa in exchange for consulting services. Mr. Bucassa specializes in the acquisition of Broker/Dealers.The Company recorded an expense of $2,610 or $232 per share, the value of the stock which approximated the value of services.

On March 17, 2014, the Company sold 50 shares of common stock to Rebecca Mcavoy, 25 shares of common stock to Rick Bolkema, 25 shares of common stock to Scott Bolkema, LLC, 50 shares of stock to Angio Investment Partners and 25 shares of stock to Kenneth Mulder, 4 unrelated investors, for $30,000 under our DPO.

On March 17, 2014, the Company issued 224 shares of common stock to Wakabayashi Fund LLC in exchange for investor relations services. The Company recorded an expense of $36,161 or $162 per share, the value of the stock which approximated the value of services.

On April 15, 2014, the Company sold 25 shares of common stock to Kenneth Mulder for $5,000 under our DPO.

On April 15, 2014, the Company issued approximately 135 shares of common stock to Iconic Holdings LLC upon conversion of their convertible debentures.

On April 15, 2014, the Company issued 80,000 shares of Series F Preferred stock, par value $100 per share, to Flavio Zuanier in exchange for business consulting services. The Company recorded an expense of $8,000,000, the value of the stock which approximated the value of services.

On April 20, 2014, the Company issued 1,000 shares of common stock to Ilan Doron in exchange for Mergers & Acquisitions services focused on the telecommunications sector. The Company recorded an expense of $130,000 or $130 per share, the value of the stock which approximated the value of services.

On April 22, 2014, the Company issued 375 shares of common stock to Kenneth Leide in exchange for commercial real estate advisory services. The Company recorded an expense of $48,750 or $130 per share, the value of the stock which approximated the value of services.

On April 22, 2014, the Company issued 175 shares of common stock to Eran Danino in exchange for services as CEO and President of Omega Capital Street LLC. The Company recorded an expense of $22,750 or $130 per share, the value of the stock which approximated the value of services.

On April 22, 2014, the Company issued 250 shares of S-8 common stock to Todd Buxton in exchange for commercial real estate advisory services. The Company recorded an expense of $32,500 or $130 per share, the value of the stock which approximated the value of services.

On April 25, 2014, the Company issued approximately 244 shares of common stock to LG Capital LLC in exchange for converting their debentures of $16,000 and $961 in interest, or $68 per share.

On May 14, 2014, the Company issued 750 shares of common stock to Eran Danino in exchange for services as CEO and President of Omega Capital Street LLC. The Company recorded an expense of $73,500 or $98 per share, the value of the stock which approximated the value of services.

On May 14, 2014, the Company issued 50 shares of common stock to Todd Buxton in exchange for commercial real estate advisory services. The Company recorded an expense of $49,000 or $98 per share, the value of the stock which approximated the value of services.

On May 28, 2014, the Company issued approximately 589 shares of common stock to LG Capital LLC in exchange for converting their debentures of $51,000 and $3,063 in interest, or $90 per share, the value of the stock which approximated the value of the transaction.

On June 5, 2014, the Company issued 2,500 shares of common stock to Omega Capital Street LLC, our wholly owned subsidiary, in anticipation of mergers and exchanges. The Company recorded the issuance at par value to its equity accounts.

On June 5, 2014, the Company issued 2,500 shares of common stock to its president Jon Cummings IV in exchange for services as President of Omega Commercial Finance Corp. The Company recorded an expense of $250,000 or $100 per share, the value of the stock which approximated the value of services.

On June 17, 2014, the Company issued 200 shares of common stock to JMJ in exchange for converting a portion of their debentures and interest.

On July 2, 2014, the Company executed a 1:20,000 stock rollback of their common stock. As of July 2, 2014 the Company had outstanding 29,843 shares of common stock.

On July 9, 2014, the Company issued 40,000,000 shares of common stock to its president Jon Cummings IV in recapitalizing the Company and positioning the Company to secure future capitalization for growth completed through a resolution by the Board of Directors. The Company recorded an expense of $2.4 billion ($2,400,000,000) or $60 per share, the value of the stock which approximated the value of services.

On July 9, 2014, the Company issued 10,000,000 shares of common stock to its wholly owned subsidiary Omega Capital Street LLC to position the Company to secure future capitalization for growth, completed through a resolution by the Board of Directors.  The Company recorded the issuance to its subsidiary at par value, $.01 in the equity section of their financial statements.

On July 18, 2014, The Company issued 285,714 shares of common stock to AmericaVest in exchange for 51% equity ownership in AmericaVest, which was subsequently reduced to 10% in accordance with the contractual agreement

On July 30, 2014, the Company issued 200,000 shares of common stock to Eran Danino in exchange for services as VP of Omega Capital Street LLC. The Company recorded an expense of $1,510,000 or $7.55 per share, the value of the stock which approximated the value of services.

On July 30, 2014, the Company issued 200,000 shares of S-8 common stock to Todd Buxton in exchange for commercial real estate advisory services. The share amount was determined by contractual agreement. The Company recorded an expense of $1,510,000 or $7.55 per share, the value of the stock which approximated the value of services.

On July 30, 2014, the Company issued 1,000,000 shares of common stock to Von Cummings in exchange for services. The share amount was determined by contractual agreement. The Company recorded an expense of $7,550,000 or $7.55 per share, the value of the stock which approximated the value of services.

On July 30, 2014, the Company issued 50,000 shares of common stock to Nelson Garcia, 50,000 shares of common stock to Robert Damigella and 50,000 shares of common stock to Ilan Doron, a total of 150,000 shares, in exchange for management consultingservices. The Company recorded an expense of $1,132,500 or $7.55 per share.

On July 30, 2014, the Company issued 100,000 shares of common stock to Kenneth Bruce Leide for real estate advisory services in accordance with their agreement. The Company recorded an expense of $755,000 or $7.55 per share.

On July 30, 2014, the Company issued 75,000 shares of common stock to Flavio Zuanier for business consulting services and 25,000 shares of common stock to Gail Rosenthal for accounting services. The Company recorded an expense of $755,000 or $7.55 per share.

On July 30, 2014, the Company issued a total of 97,002 shares of Series A Preferred Stock, 10,778 shares each, to Britannia Securities International, Agri Technologies International, RND Company Ltd., On Time Investments Ltd., Rooftop Holdings Ltd, Tosca Limited, Anybright Investments Ltd., Sequence Investments Ltd., and Copperbottom Investments Ltd., for consideration in modification of terms and deadlines to their original agreement. The Company recorded $485,010 or $5.00 per share, the par value of the preferred stock, to Deferred equity costs under shareholders’ equity.

On August 15, 2014, the Company issued 7,450 shares of common stock to Sojourn Investments LP upon conversion of 2,500 shares of Series D Preferred Stock.

On September 11, 2014, the company issued 285,714 shares of common stock to AmericaVest CRE Mortgage Funding Trust Inc. (“AmericaVest”) to retire a $2,000,000 promissory in conjunction with our acquisition of 51% equity interest or 1,564,079 shares of AmericaVest stock. On October 30, 2014, the Company and AmericaVest mutually agreed to reduce our equity interest in AmericaVest to ten percent (10%) through a transfer of 641,272 shares of AmericaVest (the “Contributed shares”) back by us to AmericaVest, pending completion of required audited financials by AmericaVest, at which time we will have an irrevocable option exercisable at our sole discretion to reacquire the Contributed shares at no additional consideration. The Company reduced its ownership interest pursuant to and based upon a material event, which occurred causing the resignation of one of the AmericaVest’s Co-Founders.  The Company intends to regain the 75% majority ownership as originally executed in the Definitive Share Exchange Agreement upon the Company reassessing its position upon future due diligence and deeming the transaction optimal for the both the company and its shareholders. The pricing of the acquisition was negotiated based on the Company’s shares being valued at @ $7.00 per share. Hence with AmericaVest requesting a purchase price of $2.7 million and with the agreed upon cost basis of $7.00 per share, the Company agreed to issue 285,714 shares per the share exchange agreement for 75% ownership stake.

On September 24, 2014, the Company issued 2,126,588 shares of common stock to Lambert Private Equity LLC to convert debentures.

On September 29, 2014, the Company issued 10,000 shares of common stock to Iconic Holdings LLC to convert debentures and interest.

On October 14, 2014, the Company issued 392,157 shares of common stock to Macallan Partners LLC and 392,157 shares of common stock to Tonaquint Inc. to convert debentures and interest.

On October 23, 2014 the Company issued 270,000 shares of common stock in accordance with the Settlement Agreement with IBC Funds LLC.

On October 23, 2014, the Company issued 300,000 shares of common stock to JMJ Financial to convert debentures and interest.

In October, 2014, the company agreed to issue 15,000,000 shares of common stock to the majority shareholders of VeriTrek, Inc. (“VeriTrek”) in conjunction with our acquisition of a 75% equity interest in VeriTrek.  On October 30, 2014, the Company and the VeriTrek majority shareholders mutually agreed to reduce our equity interest in VeriTrek to fifteen (15%) in exchange for their return to us of 6,750,000 of the 15,000,000 shares of common stock, due to the immediate unavailability of VeriTrek’s financial statements

On November 7, 2014, the Company issued 1,000,000 shares of common stock to IBC Funds LLC in compliance with the settlement agreement.

On November 11, 2014, the Company issued 1,500,000 shares of common stock to Beaufort Capital Partners LLC to convert debentures and interest.

On November 14, 2014, the Company issued 1,000,000 shares of common stock to IBC Funds LLC in compliance with the settlement agreement.

On November 14, 2014, the Company issued 2,000,000 shares of common stock to JMJ Financial to convert debentures and interest.

On November 24, 2014, the Company issued 1,239,669 shares of common stock to Iconic Holdings LLC to convert debentures and interest.

On November 25, 2014, the Company issued 1,980,198 shares of common stock to Tonaquint Inc. to convert debentures and interest.

On November 29, 2014, the Company sold 237 shares of Series 2020 Convertible Redeemable Cumulative Preferred stock, par value $200, to Stephen Wall for $47.235.75.

On November 29, 2014, the Company sold 125 shares of Series 2020 Convertible Redeemable Cumulative Preferred stock, par value $200, to Richard Carlton Wall for $25,000.

On December 2 2014, the Company issued 2,700,000 shares of common stock to IBC Funds LLC in compliance with the settlement agreement.

On December 3, 2014, the Company issued 2,752,525 shares of common stock to Beaufort Capital Partners LLC to convert debentures and interest.

On December 6, 2014, the Company issued 2,757,222 shares of common stock to JMJ Financial to convert debentures and interest.

On December 9, 2014, the Company issued 2,700,000 shares of common stock to IBC Funds LLC in compliance with the settlement agreement.

On December 12, 2014, the Company issued 3,350,000 shares of common stock to Tonaquint Inc. to convert debentures and interest.

On December 15, 2014, the Company issued 1,000,000 shares of common stock to Rodrigo Rappaccioli for $10,000 purchased under the DPO.

On December 15, 2014, the Company issued 3,722,675 shares of common stock to LG Capital Funding LLC to convert debentures and interest.

On December 15, 2014, the Company sold 1,500 shares of Series 2020 Preferred stock, par value $200, to Alison Helm for $375,000 cash.

On December 17, 2014, the Company issued 3,931,818 shares of common stock to Beaufort Capital Partners LLC to convert debentures and interest.

On December 18, 2014, the Company issued 2,700,000 shares of stock to IBC Funds LLC in compliance with the settlement agreement.

On December 19, 2014, the Company issued 5,000,000 shares of stock to VeriTrek Inc. as part of the share exchange agreement signed in October 2014.

On December 19, 2014, the Company issued 5,000,000 shares of stock to HR Hale LLC as part of the share exchange agreement with VeriTrek Inc. signed in October 2014.

On December 19, 2014, the Company issued 3,000,000 shares of stock to Train Systems LLC for sales consulting services on closing deals. The Company recorded an expense of $6,000 or $.002, the closing stock price on the date of issuance.

On December 22, 2014, the Company issued 3,906,575 shares of stock to LG Capital Funding LLC to convert debentures and interest.

On December 30, 2014, the Company issued 2,630,000 shares of stock to IBC Funds LLC in compliance with the settlement agreement.

On December 30, 2014, the Company issued 70,000 shares of stock to IBC Funds LLC in compliance with the settlement agreement.

On December 30, 2014, the Company issued 4,315,657 shares of stock to Beaufort Capital Partners LLC to convert debentures and interest.

On December 30, 2014, the Company issued 1,027,777 shares of stock to Beaufort Capital Partners LLC to convert debentures and interest.

On December 31, 2014, the Company issued 4,121,166 shares of stock to LG Capital Funding LLC to convert debentures and interest.

The value of the shares for accounting purposes were determined by the closing price of the stock on the date the shares were issued. All stock issued to subsidiaries was issued at par value with no expense recorded

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description

3.1	Articles of Incorporation(1)
3.2	Articles of Amendment to the Articles of Incorporation(2)
3.3	Articles of Amendment to the Articles of Incorporation(3)
3.4	Bylaws(4)
3.5	Amended Bylaws(5)
5.1	Legal Opinion*
10.1	Strategic Alliance Agreement with Gardens VE Limited dated February 10, 2012(6)
10.2	Definitive Agreement For The Share Exchange & Acquisition Of USA Tax & Insurance Services & American Investment Services LLC dated October 16, 2012(7)
10.3	Amendment to Definitive Agreement For The Share Exchange & Acquisition Of USA Tax & Insurance Services & American Investment Services LLC (8)
10.4	Second Amendment to Strategic Alliance Agreement with Gardens VE Limited dated March 26, 2013(9)
10.5	First Amendment to Strategial Alliance Agreement with Towers Limited dated March 26, 2013(10)
10.6	Capital Asset Purchase Agreement For the Purchase of a fully operational website portal, its operating business services managed by NuQuest Capital MatchPoint I dated January 3, 2014(11).
10.7	Definitive Agreement for the Stock Purchase of AmericaVest CRE Funding Trust Inc. dated June 3, 2014(12)
10.8	Amendment to Definitive Agreement for the Stock Purchase of AmericaVest CRE Funding Trust Inc. dated November 11, 2014(13)
10.9	Definitive Agreement For The Share Exchange Merger & Acquisition Of SRG Holdings Inc. dated October 17, 2014(14).
10.10	Amendment to Definitive Agreement For The Share Exchange Merger & Acquisition Of SRG Holdings Inc. dated October 30, 2014(15).
10.11	Settlement Agreement and Stipulation by and between IBP Funds LLC and Omega Commercial Finance Corp. dated October 14, 2014(16).
10.12	Employment Agreement with Eran Danino dated February 22, 2014
10.13	Amended Employment Agreement with Eran Danino dated March 4, 2014
21.1	List of Subsidiaries
23.1	Consent of Independent Registered Accounting Firm**
23.2	Consent of Gutierrez Bergman Boulris, LLC (Included in exhibit 5.1)*
24.1	Power of Attorney (included on signature page)

* To be filed by Amendment.

** Filed herewith.

(1)

Incorporated by reference to Exhibit 3.1 to the Report on Form S-1 filed on March 29, 2012.

(2)

Incorporated by reference to Exhibit 3.2 to the Report on Form S-1 filed on March 29, 2012.

(3)

Incorporated by reference to Exhibit to the Report on Form 8-K filed on January 10, 2013.

(4)

Incorporated by reference to Exhibit 3.3 to the Report on Form S-1 filed on March 29, 2012.

(5)

Incorporated by reference to Exhibit 3.4 to the Report on Form S-1 filed on March 29, 2012.

(6)

Incorporated by reference to Exhibit 10.3 to the Report on Form S-1 filed on March 29, 2012.

(7)

Incorporated by reference to Exhibit to the Report on Form 8-K filed on October 23, 2012.

(8)

Incorporated by reference to Exhibit to the Report on Form 8-K filed on January 11, 2013.

(9)

Incorporated by reference to Exhibit 10.3(a) to the Report on Form 8-K filed on March 28, 2013

(10)

Incorporated by reference to Exhibit 10.3(b) to the Report on Form 8-K filed on March 28, 2013.

(11)

Incorporated by reference to Exhibit 10.1 to the Report on Form 8-K filed on January 9, 2014.

(12)

Incorporated by reference to Exhibit 10.1 to the Report on Form 8-K filed on June 4, 2014.

(13)

Incorporated by reference to Exhibit 21.1 to the Report on Form 8-K/A filed on November 12, 2014.

 (14)

Incorporated by reference to Exhibit 10.1 to the Report on Form 8-K filed on October 22, 2014.

 (15)

Incorporated by reference to Exhibit 10.1 to the Report on Form 8-K/A filed on November 3, 2014.

(16)

Incorporated by reference to Exhibit 10.1 to the Report on Form 8-K/A filed on November 6, 2014.

Item 17. Undertakings

1.  The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.  The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.  The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i)  If the registrant is relying on Rule 430B:

(A)  For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Miami Beach, Florida, on November 24, 2014.

OMEGA COMMERCIAL FINANCE CORP.

By:	/s/ Jon S. Cummings, IV
Name: Jon S. Cummings, IV
Title: Chief Executive Officer (Principal Executive Officer)
Date: February 11, 2015

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jon S. Cummings, IV as is a true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for each of them and in each name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.  In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following person in the capacities and on the dates stated.

By:	/s/ Jon S. Cummings, IV
Name: Jon S. Cummings, IV
Title: Chief Executive Officer, (Principal Executive Officer), Chief Financial Officer (Principal Financial and Accounting Officer) and Director
Date: February 11, 2015

By:	/s/ Clarence Williams
Name: Clarence Williams
Title: Director
Date: February 11, 2015